EXHIBIT 99.1

Dated May 12, 2004	Last day of Tender Period June 11, 2004, 3:00 p.m. (CET) (subject to extension)

Offering Memorandum Regarding the public firm offer by

EPICOR SOFTWARE CORPORATION

(a company incorporated and existing under the laws of the state of Delaware, United States of America, with its principal executive offices as of April 19, 2004 at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, United States of America)

for all issued and outstanding ordinary shares in the share capital of

SCALA BUSINESS SOLUTIONS N.V.

(a public company with limited liability incorporated and existing under the laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands)

The information in this Offering Memorandum relates to the public offer in cash and shares by Epicor for all outstanding ordinary shares in the share capital of Scala. The capitalized terms used in this Offering Memorandum (including this front page) have the meaning set out in Chapter 2 (‘Definitions’).

The Offer Price for each Scala Share tendered under the Offer is US$ 1.8230 in cash, subject to the Offer Price Adjustment (if any), plus 0.1795 shares of Common Stock of Epicor. For more information on the Offer, see the description in Chapter 4 (‘The Offer’). The Offer is subject to certain conditions and restrictions; see Chapter 4 (‘The Offer’) and Chapter 1 (‘Important Information and Restrictions’).

The Scala Supervisory Board and the Scala Managing Board each unanimously recommends Scala Shareholders to accept the Offer. See Chapter 5 (‘Recommendation to Scala Shareholders’).

The Tender Period will start on May 13, 2004 at 9:00 a.m. (CET) and will end on June 11, 2004 at 3:00 p.m. (CET), unless extended. If the Tender Period is extended, Epicor will make a public announcement to that effect by way of an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List, no later than on the third Euronext Trading Day after the end of the initial Tender Period, with due observance of the provisions of section 9o subsection 5 of the Decree.

Epicor shall, in light of the Offer Price Adjustment (if any), announce the final Offer Price by way of a press release to be issued immediately after the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days before the Tender Closing Date and through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List.

Starting at the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days before the Tender Closing Date Scala Shareholders can also call (800) 999-1809 extension 3993 toll free in the United States or (949) 585-3993 outside the United States to obtain the final Offer Price. These telephone numbers will also be available beginning on May 13, 2004 and throughout the Tender Period to provide callers with the final Offer Price on each day during the Tender Period as if it had been determined on that date. Scala Shareholders can also direct their questions to their bank or stockbroker through whom they hold their Scala Shares.

Epicor will announce as soon as possible after the Tender Closing Date, but no later than on the fifth Euronext Trading Day thereafter, whether or not it declares the Offer unconditional (het bod al dan niet gestand doet). Such announcement will be published in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List; see paragraph 4.1 (‘Invitation to Scala Shareholders’) and paragraph 4.2 (‘Terms and Conditions of the Offer’).

If the Offer is declared unconditional (gestand gedaan), payment of the Offer Price to the Scala Shareholders who have tendered and delivered their Scala Shares during the Tender Period will take place on the Settlement Date; see paragraph 4.1 (‘Invitation to Scala Shareholders’).

On June 1, 2004, 2:00 p.m. (CET), the AGM of Scala will be held at Hotel de l’Europe, Nieuwe Doelenstraat 2-8, Amsterdam, the Netherlands, during which meeting, inter alia, the Offer will be discussed; see paragraph 4.8 (‘AGM’).

A summary of this Offering Memorandum in the Dutch language is included in Chapter 12 (‘Dutch Summary (Nederlandse Samenvatting)’).

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TABLE OF CONTENTS

(continued)

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CHAPTER 1.    IMPORTANT INFORMATION AND RESTRICTIONS

Scala Shareholders are advised to read this Offering Memorandum and the Prospectus, which document is hereby in its entirety incorporated by reference into this Offering Memorandum, carefully and to seek independent advice where necessary, so as to be able to make a balanced judgment of the Offer and all that is discussed and described in this Offering Memorandum and the Prospectus.

1.1    Important Information

The information included in paragraph 1.2 (‘Restrictions’), Chapter 4 (‘The Offer’), with the exception of paragraph 4.7 (‘Other Statements Required pursuant to the Decree’) and paragraph 4.8 (‘AGM’), Chapter 9 (‘Information on Epicor’), Chapter 10 (‘Financial Information Concerning Epicor’), with the exception of paragraph 10.3 (‘Independent Auditors’ Report’), and Chapter 12 (‘Dutch summary (Nederlandse samenvatting)’), with the exception of paragraph 12.4 (‘Belangrijke Informatie’), has been provided by Epicor. The information included in paragraph 4.8 (‘AGM’), Chapter 5 (‘Recommendation to Scala Shareholders’), Chapter 7 (‘Information on Scala’) and Chapter 8 (‘Financial Information Concerning Scala’), with the exception of paragraph 8.3 (‘Auditors’ Report’), has been provided by Scala. The fairness opinion in Chapter 6 (‘Fairness Opinion’) has been provided by Fortis Bank (Nederland) N.V. The auditors’ report as provided in paragraph 8.3 (‘Auditors’ Report’) has been issued by KPMG Accountants N.V. The auditors’ report as provided in paragraph 10.3 (‘Independent Auditors’ Report’) has been issued by Deloitte & Touche LLP. With respect to Chapter 3 (‘Summary and Timetable’), Epicor and Scala have each provided summaries of the information that they provided for the other sections of this Offering Memorandum, provided that Epicor and Scala have jointly provided the timetable included in that chapter. With respect to paragraph 4.7 (‘Other Statements Required pursuant to the Decree’), Chapter 2 (‘Definitions’), Chapter 11 (‘Press Releases’) and Chapter 13 (‘Advisors’), Epicor and Scala have each provided information in respect of themselves. Epicor and Scala have jointly provided the information in this paragraph 1.1 (‘Important Information’) and paragraph 12.4 (‘Belangrijke Informatie’). Epicor has provided all other information included in this Offering Memorandum.

Epicor and Scala are responsible for the accuracy of the information they have provided in this Offering Memorandum, each with respect to such information provided by it, and together with respect to the information provided jointly. Each of Epicor and Scala confirms, with respect to the information provided by it, that on the date of publication of this Offering Memorandum, this information is, to the best of its knowledge, true and accurate and that there are no other facts, the omission of which would make any statement in this Offering Memorandum misleading in any material respect.

Epicor and Scala shall each comply with the on-going disclosure requirements pursuant to section 9b of the Decree.

The information included in this Offering Memorandum reflects the circumstances at the date of this Offering Memorandum or at any other date indicated. Under no circumstances should the issue and distribution of this Offering Memorandum after the date of its publication be interpreted as implying that the information included therein will continue to be correct and complete at any later date. The foregoing does not affect the obligation of both Epicor and Scala to make a public announcement pursuant to the Decree, if applicable.

With the exception of Epicor and Scala (and without prejudice to the auditors’ reports issued by KPMG Accountants N.V. and Deloitte & Touche LLP and the fairness opinion of Fortis Bank (Nederland) N.V.), no person is entitled or authorized to provide any information or make any representations in connection with the Offer that have not been included in this Offering Memorandum. If any such information or representation is provided or made by parties other than Epicor or Scala, such information or representation should not be relied upon as having been provided by or on behalf of either Epicor or Scala.

This Offering Memorandum includes forward-looking statements that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Epicor and its consolidated subsidiaries, on the one hand, or Scala and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. By their nature, forward-looking statements are inherently predictive, speculative and involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the acquisition of Scala or other planned acquisitions; any statements concerning the de-listing or buy-out procedure or the post-closing restructurings of Scala; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include retention of customers, continuation of strategic relationships, the actions of competitors, the development of new products, the difficulty of keeping expense growth at modest levels while increasing revenues; the challenges of integration and restructuring associated with the acquisition of Scala or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that the acquisition of Scala or other planned acquisitions may not close; the assumption of maintaining revenues on a combined company basis following the completion of the Offer; and other risks.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Epicor and Scala could differ materially from the expectations in these statements. Epicor and Scala are not under any obligation and do not intend to update or revise their respective forward-looking statements, except as required by applicable laws or regulations.

Figures referred to in this Offering Memorandum may be rounded up or down and should therefore not be regarded as definitive.

This Offering Memorandum and the Offer are governed by Dutch law. This Offering Memorandum is issued in the English language. A summary of the Offering Memorandum in the Dutch language is included in Chapter 12 (‘Dutch summary (Nederlandse Samenvatting)’). In the event of any inconsistency between this Offering Memorandum and the Dutch summary, the (English text of the) Offering Memorandum (including all documents incorporated therein by reference) shall prevail.

ABN AMRO has been appointed as exchange and paying agent in the context of the Offer.

Copies of this Offering Memorandum and the Prospectus are available on the SEC website, www.sec.gov and the Euronext website, www.euronext.com (Dutch residents only) and will be sent to you, free of charge, by Scala or ABN AMRO, upon written or oral request to:

Scala Business Solutions N.V.

Prinsengracht 739-741

1017 JX Amsterdam

The Netherlands

Telephone number:	+31 20 427 4361
Facsimile:	+31 20 423 3100
Email:	epicoroffer@scala.net

or

ABN AMRO Bank N.V.

Department Equity Capital Markets HQ 7006

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

Telephone number:	+31 20 383 6707
Facsimile:	+31 20 628 0004
Email:	prospectus@nl.abnamro.com

Copies of (i) Scala’s annual reports with respect to the financial years ended on December 31, 2001, December 31, 2002 and December 31, 2003, which reports are hereby incorporated by reference into this Offering Memorandum to the extent the information contained therein is not already provided herein, and (ii) the Articles of Association, will be sent to you, free of charge up to a limited number per individual request, upon written or oral request to Scala or ABN AMRO at their respective offices mentioned above and these documents can also be obtained from Scala’s investor relations website, http://www.scala.net/investors/epicor/, or by sending an email to jesse.martijnse@scala.net.

Copies of (i) Epicor’s annual reports with respect to the financial years ended on December 31, 2001, December 31, 2002 and December 31, 2003 on Form 10-K and (ii) the Prospectus can be obtained from Epicor’s investor relations website, http://www.epicor.com/company/investor, or by sending an e-mail to vbrodie@epicor.com.

1.2    Restrictions

General

The Offer and the distribution of this Offering Memorandum and any other materials relating to the Offer may in certain jurisdictions other than the Netherlands and the United States of America, including but not limited to, the United Kingdom, Canada, Australia and Japan, be restricted by law. This Offering Memorandum does not constitute an offer, directly or indirectly, in or into, and may not be accepted within, jurisdictions in which such offer would not be in compliance with the laws of that jurisdiction. Persons into whose possession this Offering Memorandum and/or any other materials relating to the Offer come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. None of Epicor, Scala or any of their advisers accepts or assumes any responsibility or liability for any violation by any person of any such restrictions. Any person who is in any doubt as to his position in this respect should obtain the appropriate professional advice without delay.

Scala Shareholders are urged to read this Offering Memorandum, the Prospectus and the other documents Epicor files with the SEC because they contain important information about Epicor, Scala and the Offer. Scala Shareholders may obtain free copies of these documents (when they are available) and other documents filed by Epicor with the SEC at the SEC’s web site at www.sec.gov. In addition, Scala Shareholders may obtain free copies of the documents filed with the SEC by Epicor by going to Epicor’s investor relations page on its corporate website at www.epicor.com/company/investor/.

United Kingdom

The Financial Services and Markets Act 2000 (‘FSMA’) of the United Kingdom may require this Offering Memorandum to be approved by an unauthorized person unless an exemption is available under the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 (the ‘Order’). This Offering Memorandum has not been approved by an unauthorized person for the purposes of the FSMA in reliance in the exemptions set out in the Order. This Offering Memorandum is directed only at persons falling within such exemptions and must not be issued or passed to any other person in the United Kingdom. No Scala Shareholder in the United Kingdom who does not fall within these exemptions should respond to or act on this Offering Memorandum. Tender and delivery of Scala Shares constitutes a warranty that the person tendering the Scala Shares, if in the United Kingdom, falls within one of the exemptions set out in the Order, Scala Shareholders who have any doubt as to whether or not they qualify under such exemptions should consult their own professional advisors.

Canada, Australia and Japan

The Offer is not being made, directly or indirectly, in or into, and may not be accepted within, Canada, Australia or Japan, or by use of the mails, or by any means or instrumentality of interstate or foreign commerce, or any facilities of a national securities exchange in Canada, Australia or Japan. This includes, but is not limited to, post, facsimile transmission, telex or any other electronic form of transmission and telephone. Accordingly, copies of this Offering Memorandum and any related press announcements, acceptance forms and other documents are not being sent and must not be mailed or otherwise distributed or sent in, into or from Canada, Australia or Japan, or their capacities as such, to custodians, nominees or trustees holding Scala Shares for Canadian, Australian or Japanese persons. Persons receiving this Offering Memorandum and/or such other documents must not distribute or send them in, into or from Canada, Australia or Japan, or use such mails or any such means, instrumentality or facilities for any purpose directly or indirectly in connection with the Offer and so doing will invalidate any purported acceptance of the Offer. Epicor will not accept any tender by any such use, means, instrumentality or facility or from within Canada, Australia or Japan.

Tender and delivery of Scala Shares constitutes a representation and warranty that the person tendering the Scala Shares (i) has not received or sent copies of this Offering Memorandum or any related documents in, into or from Canada, Australia or Japan; (ii) has not otherwise utilized in connection with the Offer, directly or indirectly, the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce, or any facility of a national securities exchange of, Canada, Australia or Japan; (iii) in respect of the Scala Shares, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Canada, Australia or Japan; and (iv) is accepting the Offer from outside Canada, Australia and Japan. Epicor reserves the right to refuse to accept any purported acceptance that, in its sole discretion, does not comply with the foregoing restrictions, and any such purported acceptance will be null, void and without effect.

CHAPTER 2.     DEFINITIONS

The capitalized terms used in this Offering Memorandum (including its front page) have the following meanings (notwithstanding terms defined in the other chapters of this Offering Memorandum):

ABN AMRO	ABN AMRO Bank N.V.;

Additional Cash Amount

The amount equal to the lesser of (x) US$ 0.3665 and (y) the amount by which US$ 1.8327 exceeds the product of (i) the average closing price on Nasdaq of the Common Stock during the ten trading day period ending two full Nasdaq Trading Days prior to the Tender Closing Date and (ii) 0.1795;

Admitted Institutions	The securities institutions admitted to Euronext;

AFM	The Netherlands Authority for the Financial Markets (de Autoriteit Financiële Markten);

AGM	The annual general meeting of Scala Shareholders during which, inter alia, the Offer will be discussed in accordance with section 9q of the Decree;

Articles of Association	The articles of association of Scala as in force from time to time;

Boards	The Scala Managing Board, the Scala Supervisory Board and the Epicor Board;

CET	Central European Time;

CIS	Commonwealth of Independent States;

Collaborative ERP

Collaborative ERP is the next generation of ERP systems known as ERP II, the key enabler of collaborative commerce (c-commerce) with deep application functionality and architectures that embrace openness and componentisation, enabling the information contained within an enterprise to be seamlessly shared with other enterprises within a community of interest;

Commencement Date	The first day of the Tender Period, being May 13, 2004;

Common Stock	The issued shares of common stock of Epicor with par value US$ 0.001 per share (and accompanying preferred stock purchase rights);

CRM

Customer Relationship Management: customer relationship management systems are a framework for all aspects of interaction an organization has with its customers, whether they be administration, sales or service related;

Decree	The 1995 Decree on the Supervision of the Securities Trade (Besluit toezicht effectenverkeer 1995), as amended from time to time;

DTC	The Depositary Trust Company;

Dutch Civil Code	Nederlands Burgerlijk Wetboek;

Dutch GAAP	The Dutch Generally Accepted Accounting Principles;

Epicor

Epicor Software Corporation, a corporation incorporated under the laws of Delaware, United States of America, with its principal corporate headquarters as of April 19, 2004 at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, United States of America;

Epicor Board	The board of directors of Epicor comprising of George L. Klaus, Donald R. Dixon, Thomas Kelly, Harry Copperman and Robert Smith;

Epicor Executive Officers	George L. Klaus (who is also on the Epicor Board), Michael Piraino, Mark Duffell and Rick Borg, being Epicor’s officers as referred to in Section 16 of the US Securities Exchange Act of 1934;

Epicor Stock Option Plans	The 1993 Plan, the 1996 Plan, the 1997 Plan, the 1998 Plan, the 1999 Plan, the Transition Plan and the CFO Plan;

Epicor Stock Options	The issued and outstanding rights pursuant to the Epicor Stock Option Plans to subscribe for the issue and delivery by Epicor of shares of Common Stock;

Epicor’s Stockholders Rights Plan	The Amended and Restated Preferred Stock Rights Agreement dated as of November 13, 2001 between Epicor and Mellon Investor Services LLC, as rights agent;

ERP

Enterprise Resource Planning: An integrated information system comprising business management software and services that serves all departments within an enterprise, combining all business processes including planning, manufacturing, human resources, finance, sales, and marketing;

ERP II	See Collaborative ERP;

EUR or €	Euro, the current lawful currency of the European Economic and Monetary Union;

Euronext	Euronext Amsterdam N.V. or the Official Segment of the stock market of Euronext Amsterdam N.V., as the context requires;

Euronext Amsterdam Daily Official List	The Daily Official List (Officiële Prijscourant) of Euronext;

Euronext Trading Day	Any day on which Euronext is open for trading;

Group Company	A group company (groepsmaatschappij) as meant in section 2:24b of the Dutch Civil Code;

Merger Protocol	The merger protocol among Epicor and Scala dated November 14, 2003 as amended and restated on April 14, 2004, which is attached as Annex A to the Prospectus;

Nasdaq	The Nasdaq National Market of the Nasdaq Stock Market Inc.;

Nasdaq Trading Day	Any day on which the Nasdaq is open for trading;

Offer	The public firm offer made by Epicor for all Scala Shares as described in this Offering Memorandum;

Offer Price	The Offered Cash and the Offered Common Stock that Epicor offers for each Scala Share tendered and delivered for acceptance under the terms of the Offer;

Offer Price Adjustment

The Additional Cash Amount that Scala Shareholders receive for each Scala Share that they tender and deliver for acceptance under the terms of the Offer, if the product of (x) the average closing price of the Common Stock on Nasdaq during the ten Nasdaq Trading Day period ending two full Nasdaq Trading Days prior to the Tender Closing Date and (y) 0.1795, is less than US$ 1.8327;

Offered Cash	The cash amount of US$ 1.8230, possibly increased with the Additional Cash Amount;

Offered Common Stock	0.1795 shares of Common Stock;

Offering Memorandum	This offer document describing the Offer;

Preferred Stock	The Series C Preferred Stock, Series D Preferred Stock and the Series A Junior Participating Preferred Stock;

Prospectus	The prospectus, including all annexes thereto, which forms part of the Registration Statement;

Registration Statement	The registration statement on Form S-4 filed by Epicor with the SEC on April 14, 2004, and declared effective on May 10, 2004, of which the Prospectus forms a part;

Scala

Scala Business Solutions N.V., a public company with limited liability (naamloze vennootschap) incorporated and existing under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands and its registered office at Prinsengracht 739-741, 1017 JX Amsterdam, the Netherlands;

Scala Managing Board	The board of directors (bestuur) of Scala;

Scala Share Option Scheme Rules	The Scala Share Option Scheme Rules dated 1997 as adopted by the general meeting of shareholders of Scala on June 23, 1997 and by resolution of the Scala Managing Board on June 23, 1997 as amended;

Scala Share Options

The issued and outstanding rights to subscribe for the issue and delivery by Scala of any of its shares under the Scala Share Option Scheme Rules and the Scala US Share Option Plan, as referred to in paragraph 7.10 (‘Scala Share Option Schemes’);

Scala Shareholders	The holders of Scala Shares;

Scala Shares	The issued and outstanding ordinary shares in the share capital of Scala with a nominal value of EUR 0.45 each, which shares are listed on Euronext;

Scala Supervisory Board	The supervisory board (raad van commissarissen) of Scala;

Scala US Share Option Plan	The share option plan (U.S.) as approved by the general meeting of shareholders of Scala on March 5, 1998 and adopted by the Scala Managing Board on March 5, 1998;

SCM

Supply Chain Management: the oversight of materials, information and finances as they move in a process from supplier to manufacturer to wholesaler to retailer to consumer. Supply chain management involves coordinating and integrating these flows both within and among companies;

SEC	The United States Securities and Exchange Commission;

Securities Act	The 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995), as amended from time to time;

Series C Preferred Stock	The series C preferred stock of Epicor with a par value of US$ 0.001 per share;

Series D Preferred Stock	The series D preferred stock of Epicor with a par value of US$ 0.001 per share;

Series A Junior Participating Preferred Stock	The series A junior participating preferred stock of Epicor with a par value of US$ 0.001 per share;

Settlement

The delivery of the tendered Scala Shares to Epicor and the payment of the Offered Cash and the delivery of the Offered Common Stock to the Scala Shareholders who have tendered and delivered their Scala Shares to Epicor under the terms of the Offer;

Settlement Date	The date on which Settlement takes place, being at the latest the third Euronext Trading Day after the date upon which the public announcement is made that the Offer is declared unconditional;

SFAS	Statement of Financial Accounting Standards;

Subsequent Tender Period

The period after the expiration of the Tender Period of no fewer than three U.S. business days nor more than fifteen Euronext Trading Days during which Scala Shareholders can still tender their Scala Shares under the terms and conditions of the Offer;

Tender Closing Date

The last day of the Tender Period, being June 11, 2004 (3:00 p.m. CET), unless such period is extended by Epicor in accordance with section 9o subsection 5 of the Decree in which case the Tender Closing Date shall be the last day of the extended Tender Period;

Tender Period

The period during which Scala Shareholders can tender their Scala Shares to Epicor under the terms and conditions of the Offer, beginning on May 13, 2004 at 9:00 a.m. (CET) and ending on June 11, 2004 at 3:00 p.m. (CET), unless extended by Epicor in accordance with section 9o subsection 5 of the Decree, in which case the Tender Period will end on such later date;

The CFO Plan	Epicor’s 2003 CFO Option Plan;

The ESPP	Epicor’s 2002 Employee Stock Purchase Plan;

The 1993 Plan	Epicor’s 1993 Nonqualified Stock Option Plan;

The 1996 Plan	Epicor’s 1996 Nonqualified Stock Option Plan;

The 1997 Plan	Epicor’s 1997 Nonqualified Stock Option Plan;

The 1998 Plan	Epicor’s 1998 Nonqualified Stock Option Plan;

The 1999 Plan	Epicor’s 1999 Nonstatutory Stock Option Plan;

The Transition Plan	Epicor’s 1999 Merger Transition Nonqualified Stock Option Plan;

Trustees	The trustees under the Scala Share Option Scheme Rules as defined in the Trust Deed related to the Scala Share Option Scheme dated August 19, 1997;

US GAAP	The United States Generally Accepted Accounting Principles; and

US$ or $	United States dollar.

The singular form of these definitions includes the plural form and vice versa.

CHAPTER 3.     SUMMARY AND TIMETABLE

This chapter contains a summary of the main characteristics of the Offer and a timetable. It is expressly pointed out that this summary is not exhaustive and does not contain all information which is of importance to the reader. Reading this summary should not be considered a substitute for reading this Offering Memorandum in its entirety.

Important Information

The information included in paragraph 1.2 (‘Restrictions’), Chapter 4 (‘The Offer’), with the exception of paragraph 4.7 (‘Other Statements Required pursuant to the Decree’) and paragraph 4.8 (‘AGM’), Chapter 9 (‘Information on Epicor’), Chapter 10 (‘Financial Information Concerning Epicor’), with the exception of paragraph 10.3 (‘Independent Auditors’ Report’), and Chapter 12 (‘Dutch summary (Nederlandse samenvatting)’), with the exception of paragraph 12.4 (‘Belangrijke Informatie’), has been provided by Epicor. The information included in paragraph 4.8 (‘AGM’), Chapter 5 (‘Recommendation to Scala Shareholders’), Chapter 7 (‘Information on Scala’) and Chapter 8 (‘Financial Information Concerning Scala’), with the exception of paragraph 8.3 (‘Auditors’ Report’), has been provided by Scala. The fairness opinion in Chapter 6 (‘Fairness Opinion’) has been provided by Fortis Bank (Nederland) N.V. The auditors’ report as provided in paragraph 8.3 (‘Auditors’ Report’) has been issued by KPMG Accountants N.V. The auditors’ report as provided in paragraph 10.3 (‘Independent Auditors’ Report’) has been issued by Deloitte & Touche LLP. With respect to Chapter 3 (‘Summary and Timetable’), Epicor and Scala have each provided summaries of the information that they provided for the other sections of this Offering Memorandum, provided that Epicor and Scala have jointly provided the timetable included in that chapter. With respect to paragraph 4.7 (‘Other Statements Required pursuant to the Decree’), Chapter 2 (‘Definitions’), Chapter 11 (‘Press Releases’) and Chapter 13 (‘Advisors’), Epicor and Scala have each provided information in respect of themselves. Epicor and Scala have jointly provided the information in paragraph 1.1 (‘Important Information’) and paragraph 12.4 (‘Belangrijke Informatie’). Epicor has provided all other information included in this Offering Memorandum.

Epicor and Scala shall comply with the on-going disclosure requirements pursuant to section 9b of the Decree.

The Offer

On Friday, November 14, 2003 at 8:00 a.m. (CET) Scala and Epicor jointly announced by way of a press release that the expectation was justified that they would reach agreement on a merger to be effected by way of Epicor making a public offer for all Scala Shares. On Friday, December 12, 2003 at 8:00 a.m. (CET) Scala and Epicor publicly announced the Offer Price, the conditions for declaring the Offer unconditional and the expected date of availability of the Offering Memorandum. On Friday, January 23, 2004 at 8:00 a.m. (CET), Monday, March 1, 2004 at 8:00 a.m. (CET) and Wednesday, March 31, 2004 at 8:00 a.m. (CET) Scala and Epicor issued press releases which provided updates of the anticipated timing of the Offer. See in this respect Chapter 11 (‘Press Releases’).

With due observance of, and without prejudice to the restrictions referred to in paragraph 1.2 (‘Restrictions’), the Offer applies to all outstanding Scala Shares and applies equally to all Scala Shareholders.

Subject to the conditions set out in paragraph 4.2.1 (‘Conditions to declaring the Offer unconditional’) Epicor reserves the right to accept any tender, even if it has not been effectuated entirely in such manner as set out in paragraph 4.1 (‘Invitations to Scala Shareholders’).

Offer Price and Offer Price Adjustment

The Offer Price for each Scala Share tendered into the Offer is US$ 1.8230 in cash, subject to the Offer Price Adjustment (if any), plus 0.1795 shares of Common Stock of Epicor.

Epicor shall announce the final Offer Price by way of a press release to be issued immediately after the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days prior to the Tender Closing Date and through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List.

Starting at the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days before the Tender Closing Date Scala Shareholders can also call (800) 999-1809 extension 3993 toll free in the United States or

(949) 585-3993 outside the United States to obtain the final Offer Price. These telephone numbers will also be available throughout the Tender Period to provide callers with the final Offer Price on each day during the Tender Period as if it had been determined on that date.

Epicor shall also file a report on Form 8-K with the SEC containing the final Offer Price on the Nasdaq Trading Day that is one full Nasdaq Trading Day prior to the Tender Closing Date. Scala Shareholders can also direct their questions to their bank or stockbroker through whom they hold their Scala Shares.

Tender Period

Scala Shareholders may tender their Scala Shares from the Commencement Date until the Tender Closing Date. If the Tender Period is extended, Epicor will make a public announcement to that effect by way of an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List, no later than the third Euronext Trading Day after the end of the initial Tender Period, with due observance of the provisions of section 9o subsection 5 of the Decree.

Epicor will announce as soon as possible after the Tender Closing Date, but no later than on the fifth Euronext Trading Day thereafter, whether or not it declares the Offer unconditional (het Bod al dan niet gestand doet). See in this respect also paragraph 4.2 (‘Terms and Conditions of the Offer’).

Procedure for tendering

Scala Shareholders are requested to tender their Scala Shares for acceptance through the bank or stockbroker, that either is an Admitted Institution or holds the shares through a bank or stockbroker that is an Admitted Institution, where their shares are administered, to ABN AMRO, which has been appointed as exchange and paying agent for the Offer. Unless the Tender Period is extended, such shares must be tendered by no later than 3:00 p.m. (CET) on June 11, 2004. The bank or stockbroker may set an earlier deadline for tendering into the Offer to enable such bank or stockbroker to communicate these tenders to ABN AMRO in a timely manner. Scala Shareholders will, if requested, have to make customary representations to their bank or stockbroker if they wish to tender their Scala Shares into the Offer.

The Admitted Institutions, which include banks and stockbrokers, may tender Scala Shares for acceptance only to ABN AMRO and only in writing by duly completing and signing the application form provided by ABN AMRO. In submitting their tenders, the Admitted Institutions will have to declare that (i) the holders of the Scala Shares that are tendered represent and warrant that they fully comply with the restrictions outlined in this Offering Memorandum and the Prospectus, (ii) they have the tendered Scala Shares in their administration, and (iii) that they bind themselves, subject to the Offer being declared unconditional (gestand gedaan), to deliver these Scala Shares no later than 10:00 a.m. (CET) on the Settlement Date.

Subsequent Tender Period

If and when Epicor has declared the Offer unconditional, it reserves the right to offer Scala Shareholders who have not tendered their Scala Shares into the Offer during the Tender Period the opportunity to tender their Scala Shares during the Subsequent Tender Period (na-aanmeldingstermijn). The terms and conditions of the Offer apply mutatis mutandis to any tender of Scala Shares during the Subsequent Tender Period, provided that the Settlement by ABN AMRO, in cooperation with the banks and stockbrokers, with respect to any Scala Shares tendered in the Subsequent Tender Period, shall occur within three Euronext Trading Days after the end of the Subsequent Tender Period. The opportunity to tender Scala Shares during the Subsequent Tender Period, if any, the duration of this period and the approximate percentage and number of Scala Shares tendered during the Tender Period, will be publicly announced by Epicor by way of an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List at the latest together with the public announcement as to whether or not the Offer is declared unconditional. Scala Shareholders cannot withdraw Scala Shares tendered during the Subsequent Tender Period.

Settlement

Admitted Institutions who have tendered Scala Shares on behalf of their clients ensure delivery of the Scala Shares on the Settlement Date. If Epicor declares the Offer unconditional, the Offered Common Stock will be delivered and the Offered Cash will be paid to the Admitted Institutions who have tendered the Scala Shares on behalf of their clients into the Offer on the Settlement Date. See in this respect also paragraph 4.1 (‘Invitation to Scala Shareholders’).

Scala Shareholders should note that if they tender their Scala Shares into the Offer they will receive on the Settlement Date the Offered Cash in US$, which amount will in general be automatically converted into Euros, in accordance with the customary procedures of their bank or stockbroker, if they only have an Euro-account with such bank or stockbroker. Scala Shareholders who only have a Euro-account should therefore consult with their bank or stockbroker to determine the applicable exchange rate and whether any charges will apply.

No fractions

No fractional shares of Common Stock will be issued to the Scala Shareholders who validly tender their Scala Shares into the Offer. The Settlement per individual Scala Shareholder who has validly tendered Scala Shares into the Offer will be done in accordance with the usual practice of the banks and stockbrokers in the Netherlands, which involves a maximum exchange of the tendered Scala Shares into shares of Common Stock, whereby, in general, (i) the entitlement to 0.5 or more share of Common Stock will be rounded upwards (with additional charge, without interest, to the former Scala Shareholder) and (ii) the entitlement to less than 0.5 share of Common Stock will be rounded downwards (with additional payment in cash, without interest, to the former Scala Shareholder in lieu of the fractional entitlement). Fractional entitlements to shares of Common Stock will be settled in US$ using the opening price of shares of Common Stock on Nasdaq on the Settlement Date.

Assignment

Epicor reserves the right to assign its rights to delivery of the Scala Shares tendered into the Offer to its subsidiary Epicor Software Nederland B.V. or any other of its other subsidiaries if and when Epicor has declared the Offer unconditional. If Epicor decides to assign these rights, it shall announce such assignment through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and through an advertisement in the Euronext Amsterdam Daily Official List. Scala Shareholders who tender their Scala Shares into the Offer will be deemed to have been validly notified of this assignment in accordance with Dutch law by way of these advertisements if and when published by Epicor.

Conditions

Notwithstanding any other provisions of this Offering Memorandum, Epicor will accept all Scala Shares tendered to Epicor under the terms of the Offer and will declare the Offer unconditional if the following conditions have been satisfied on the Tender Closing Date:

(1)	such number of Scala Shares are tendered as, together with Scala Shares, directly or indirectly, held by Epicor for its own account at the Tender Closing Date, represent at least 95% of the issued and outstanding Scala Shares at the Tender Closing Date;

(2)	no third party has obtained the right to acquire or has agreed to acquire or take up Scala Shares to be issued by Scala or agreed to acquire a substantial part of the assets or business of Scala or Scala’s Group Companies;

(3)	the Scala Managing Board and the Scala Supervisory Board have not resolved to revoke their unanimous favorable recommendations of the Offer;

(4)	all regulatory approvals necessary for the Offer have been obtained prior to the Tender Closing Date;

(5)	the Offer has not been rendered impossible in part or in whole or materially adversely affected by any decisions of competent courts or authorities;

(6)	prior to the Tender Closing Date, there have been no material facts or circumstances that were not known to Epicor as of December 12, 2003 (including, but not limited to, national and/or international extraordinary developments in financial, political and/or economic circumstances) and that would be of such a very significant impact on the value of the business of Scala that Epicor could not reasonably be expected to declare the Offer unconditional;

(7)	nothing has occurred and is continuing that (i) makes it illegal or otherwise prohibits Epicor from declaring the Offer unconditional in accordance with the terms of the Merger Protocol or from accepting the Scala Shares tendered under the Offer, (ii) imposes material limitations on Epicor’s ability to acquire, hold or exercise full rights of ownership of the Scala Shares tendered under the Offer, or (iii) requires divestiture by Epicor or any of its subsidiaries of any Scala Shares or of any part of Epicor’s business or the business of Scala;

(8)	Scala has not breached the Merger Protocol in a material respect relevant to Epicor’s determination to declare the Offer unconditional;

(9)	prior to the Tender Closing Date, no notification has been received from the AFM that the Offer has been made in conflict with Chapter IIa of the Securities Act in which case the securities institutions, pursuant to section 32a of the Decree, would not be allowed to co-operate with the Settlement and Euronext has not suspended and continued to suspend the listing of the Scala Shares on Euronext; and

(10)	the Registration Statement to register the shares of Common Stock to be issued pursuant to the Offer shall not be the subject of any stop order or proceedings seeking a stop order.

Other than the 1st, the 9th and the 10th conditions and the part under (i) of the 7th condition, Epicor may unilaterally, in its sole discretion, waive in whole or in part any of the above conditions to the extent such conditions are not satisfied on or before the Tender Closing Date.

With respect to the 1st condition, Epicor may waive such condition provided that the number of Scala Shares tendered under the Offer represents at least 80% of the outstanding Scala Shares at the Tender Closing Date. If such condition cannot be waived by Epicor because the number of tendered Scala Shares is less than such amount, Epicor will consult with Scala and may mutually agree with Scala to decrease the number of Scala Shares required to be tendered to satisfy such condition and/or extend the Tender Period for a mutually agreed number of days.

If the 4th condition and the 10th condition are the only conditions to declaring the Offer unconditional that on the Tender Closing Date have not been satisfied or waived, then the Tender Period will be extended by Epicor for 60 days. If on the Tender Closing Date the aforementioned two conditions are not satisfied, and one or more other conditions are not satisfied or waived either, then the Tender Period may be unilaterally extended by Epicor for up to 60 days. Other than as provided above with respect to the 1st condition, if on the Tender Closing Date any conditions other than the 4th condition and the 10th condition have not been satisfied or waived then the Tender Period may only be extended by Epicor with Scala’s consent.

Background to and Rationale for the Offer

Prior to the first joint press release issued on November 14, 2003, there had been consultations between the Boards with respect to the Offer, which resulted in an agreement. Epicor and Scala had identified considerable cultural affinity between their organizations that they believed would form the foundation of an effective combined organization. See in this respect also paragraph 4.3 (‘Background to and Rationale for the Offer’) and paragraph 4.6.2 (‘Outlook and strategy’), Chapter 5 (‘Recommendation to Scala Shareholders’) and Chapter 6 (‘Fairness Opinion’).

Rationale for the Offer Price

The Offer Price – based on the closing price of US$12.20 of the Common Stock on Nasdaq on May 7, 2004 – represents:

1.	a 49% premium over the closing price of EUR 2.26 per Scala Share on November 13, 2003, the last Euronext Trading Day prior to the first jointly issued press release dated November 14, 2004 by Scala and Epicor that the expectation was justified that they would reach agreement on a merger to be effected by way of a public offer by Epicor for all Scala Shares;

2.	a 73% premium over the average closing price of EUR 1.95 per Scala Share over the 12 months prior to November 14, 2003;

3.	a 89% premium over the average closing price of EUR 1.78 per Scala Share over the 6 months prior to November 14, 2003; and

4.	a 68% premium over the average closing price of EUR 2.00 per Scala Share over the 3 months prior to November 14, 2003.

If the average closing price of the Common Stock on Nasdaq during a ten trading day period ending two full Nasdaq Trading Days before the Tender Closing Date will be less than US$ 10.21, the Offer Price Adjustment will compensate the Scala Shareholders in cash up to an amount of US$ 0.3665 per Scala Share.

Reference is made to paragraph 4.4 (‘Rationale for the Offer Price’).

Listing Offered Common Stock on Nasdaq

The Offered Common Stock will be listed on Nasdaq. Epicor will prepare and file with Nasdaq a notification form for the change in the number of shares of Common Stock outstanding following the completion of the Offer.

De-listing Scala Shares from Euronext

Depending on, inter alia, the number of Scala Shares held by Epicor after the Settlement Date, Epicor intends to seek de-listing of the Scala Shares from Euronext and to liaise with Euronext about this. See in this respect also paragraph 4.6.6 (‘De-listing Scala Shares from Euronext’).

Other Post-closing restructuring

After the Settlement Date Epicor may initiate a buy-out procedure (uitkoopprocedure) against the remaining minority shareholders in accordance with the applicable provisions of the Dutch Civil Code. A majority shareholder can only initiate a buy-out procedure against minority shareholders if it holds for its own account at least 95% of the issued and outstanding share capital of the company (excluding shares held by the company itself). Two or more Group Companies jointly holding such percentage of the issued share capital may jointly initiate the same buy-out procedure. Epicor may also take other post-closing restructuring measures, including without limitation, effecting a legal merger (juridische fusie) involving Scala and a Dutch subsidiary of Epicor. See in this respect also paragraph 4.6.7 (‘Other Post-closing restructuring’).

Recommendation of the Scala Managing Board and the Scala Supervisory Board

The Scala Managing Board and the Scala Supervisory Board each unanimously recommends that Scala Shareholders accept the Offer. See also Chapter 5 (‘Recommendation to Scala Shareholders’).

AGM

The AGM of Scala will be held in Amsterdam on June 1, 2004 at 2:00 p.m. (CET). At this meeting, inter alia, the Offer will be discussed, as required by section 9q of the Decree. The AGM will be convened in the usual manner and in accordance with the Articles of Association. See in this respect also paragraph 4.8 (‘AGM’).

Timetable

• May 12, 2004	Announcement that the Offering Memorandum is available and that the Tender Period will commence on May 13, 2004

• May 13, 2004 (9:00 a.m. CET)	Commencement Date

• June 1, 2004 (2:00 p.m. CET)	AGM

• Immediately after the close of the Nasdaq Trading Day that is two Nasdaq Trading Days before the end of the Tender Period	Announcement of the final Offer Price

• June 11, 2004 (3:00 p.m. CET)	End of the Tender Period (unless extended)

•      Ultimately on June 18, 2004 (unless the Tender Period is extended, in which case this date will be no later than the fifth Euronext Trading Day after the date on which the extended Tender Period ends

Announcement whether or not the Offer is declared unconditional; if such is decided upon by Epicor: a public announcement concerning the Subsequent Tender Period

•      Ultimately on June 23, 2004 (unless the Tender Period is extended, in which case this date will be no later than the third Euronext Trading Day after the date Epicor declared the Offer unconditional)

Settlement

• Ultimately on the third Euronext Trading Day after the end of the Subsequent Tender Period (if applicable)	Settlement of the Scala Shares tendered and delivered in the Subsequent Tender Period (if applicable)

• Ultimately on the fifth Euronext Trading Day after the end of the Subsequent Tender Period (if applicable)	Announcement of the total number and percentage of Scala Shares tendered and accepted during the Subsequent Tender Period (if applicable)

CHAPTER 4.    THE OFFER

4.1    Invitation to Scala Shareholders

With due reference to all statements, terms, conditions and restrictions included in this Offering Memorandum, Scala Shareholders are hereby invited to tender their Scala Shares to Epicor into the Offer for acceptance in the manner and subject to the terms and conditions set out below.

(a)	Epicor makes a public firm offer for all Scala Shares. The Offer Price for each Scala Share tendered and accepted under the Offer is US$ 1.8230 in cash, subject to the Offer Price Adjustment (if any), plus 0.1795 shares of Common Stock.

(b)	Scala Shareholders are requested to tender their Scala Shares for acceptance through the bank or stockbroker, that either is an Admitted Institution or holds the shares through a bank or stockbroker that is an Admitted Institution, where their shares are administered, to ABN AMRO, which has been appointed as exchange and paying agent for the Offer. Unless the Tender Period is extended, such shares must be tendered by no later than 3:00 p.m. (CET) on June 11, 2004. The bank or stockbroker may set an earlier deadline for tendering into the Offer to enable such bank or stockbroker to communicate these tenders to ABN AMRO in a timely manner. Scala Shareholders will, if requested, have to make customary representations to their bank or stockbroker if they wish to tender their Scala Shares into the Offer.

The Admitted Institutions, which include banks and stockbrokers, may tender Scala Shares for acceptance only to ABN AMRO and only in writing by duly completing and signing the application form provided by ABN AMRO. In submitting their tenders, the Admitted Institutions will have to declare that (i) the holders of the Scala Shares that are tendered represent and warrant that they fully comply with the restrictions outlined in this Offering Memorandum and the Prospectus, (ii) they have the tendered Scala Shares in their administration, and (iii) that they bind themselves, subject to the Offer being declared unconditional (gestand gedaan), to deliver these Scala Shares no later than 10:00 a.m. (CET) on the Settlement Date.

(c)	A tender of Scala Shares into the Offer is irrevocable, unless Epicor extends the Tender Period. If Epicor extends the Tender Period, Scala Shareholders may withdraw Scala Shares tendered before the expiration of the initial Tender Period at any time during the extended Tender Period.

(d)	Declaring the Offer unconditional is subject to fulfillment or waiver of the conditions as set forth in paragraph 4.2.1 (‘Conditions to declaring the Offer unconditional’) of this Offering Memorandum.

(e)	If the initial Tender Period is extended so that the obligation to announce whether or not the Offer will be declared unconditional is postponed, Epicor shall make a public announcement to that effect within three Euronext Trading Days after the end of the initial Tender Period in accordance with section 9o subsection 5 of the Decree. Epicor shall subsequently within five Euronext Trading Days after the expiration of the extended Tender Period publicly announce whether or not the Offer is declared unconditional.

(f)	On the Settlement Date, the tendered Scala Shares will be delivered to Epicor and the Offered Cash will be paid and the Offered Common Stock will be delivered to the Scala Shareholders who have tendered and delivered their Scala Shares to Epicor in accordance with the terms and conditions set out in this Offering Memorandum, via the securities accounts of the banks and stockbrokers that are participants of DTC or via the securities accounts of the banks and stockbrokers which have a corresponding bank or institution that is a participant of DTC. Once the Offer has been declared unconditional, the agreement or the commitment underpinning the tender and/or the delivery of the Scala Shares cannot be revoked, dissolved or annulled.

(g)	Scala Shareholders should note that if they tender their Scala Shares into the Offer they will receive on the Settlement Date the Offered Cash in US$, which amount will in general be automatically converted into Euros, in accordance with the customary procedures of their bank or stockbroker, if they only have an Euro-account with such bank or stockbroker. Scala Shareholders who only have a Euro-account should therefore consult with their bank or stockbroker to determine the applicable exchange rate and whether any charges will apply.

(h)

No fractional shares of Common Stock will be issued to the Scala Shareholders who validly tender their Scala Shares into the Offer. The Settlement per individual Scala Shareholder who has validly tendered Scala Shares into the Offer will be done in accordance with the usual practice of the banks and stockbrokers in the Netherlands, which involves a maximum exchange of the tendered Scala

Shares into shares of Common Stock, whereby, in general, (i) the entitlement to 0.5 or more share of Common Stock will be rounded upwards (with additional charge, without interest, to the former Scala Shareholder) and (ii) the entitlement to less than 0.5 share of Common Stock will be rounded downwards (with additional payment in cash, without interest, to the former Scala Shareholder in lieu of the fractional entitlement). Fractional entitlements to shares of Common Stock will be settled in US$ using the opening price of shares of Common Stock on Nasdaq on the Settlement Date.

(i)	The Admitted Institutions will receive from Epicor a commission amounting to US$ 0.0948 per share of Common Stock, with a maximum of US$ 10,000 per account, as well as an additional compensation of US$ 2.50 per client for settlement and rounding off fractions. The tendering and delivery of the Scala Shares will also be for the account of Epicor. The Settlement will therefore in principle be without cost to the Scala Shareholders who have accepted the Offer.

(j)	Epicor reserves the right to assign its rights to delivery of the Scala Shares tendered into the Offer to its subsidiary Epicor Software Nederland B.V. or any other of its subsidiaries if and when Epicor has declared the Offer unconditional. If Epicor decides to assign these rights it shall announce such assignment through an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and through an advertisement in the Euronext Amsterdam Daily Official List. Scala Shareholders who tender their Scala Shares into the Offer will be deemed to have been validly notified of this assignment in accordance with Dutch law by way of these advertisements if and when published by Epicor.

(k)	If and when Epicor has declared the Offer unconditional, it reserves the right to offer Scala Shareholders who have not tendered their Scala Shares into the Offer during the Tender Period the opportunity to tender their Scala Shares during the Subsequent Tender Period (na-aanmeldingstermijn). The terms and conditions of the Offer apply mutatis mutandis to any tender of Scala Shares during the Subsequent Tender Period, provided that the Settlement by ABN AMRO, in cooperation with the banks and stockbrokers, with respect to any Scala Shares tendered in the Subsequent Tender Period, shall occur within three Euronext Trading Days after the end of the Subsequent Tender Period. The opportunity to tender Scala Shares during the Subsequent Tender Period, if any, the duration of this period and the approximate percentage and number of Scala Shares tendered during the Tender Period, will be publicly announced by Epicor by way of an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List at the latest together with the public announcement as to whether or not the Offer is declared unconditional. Scala Shareholders cannot withdraw Scala Shares tendered during the Subsequent Tender Period.

(l)	Subject to the conditions set out in paragraph 4.2.1 (‘Conditions to declaring the Offer unconditional’) Epicor reserves the right to accept any tender, even if it has not been effectuated entirely in such manner as set out in this paragraph 4.1.

4.2    Terms and Conditions of the Offer

4.2.1	Conditions to declaring the Offer unconditional

Notwithstanding any other provisions of this Offering Memorandum, Epicor will accept all Scala Shares tendered to Epicor under the terms of the Offer and will declare the Offer unconditional if the following conditions have been satisfied on the Tender Closing Date:

(1)	such number of Scala Shares are tendered as, together with Scala Shares, directly or indirectly, held by Epicor for its own account at the Tender Closing Date, represents at least 95% of the issued and outstanding Scala Shares at the Tender Closing Date;

(2)	no third party has obtained the right to acquire or has agreed to acquire or take up Scala Shares to be issued by Scala or agreed to acquire a substantial part of the assets or business of Scala or Scala’s Group Companies;

(3)	the Scala Managing Board and the Scala Supervisory Board have not resolved to revoke their unanimous favorable recommendations of the Offer;

(4)	all regulatory approvals necessary for the Offer have been obtained prior to the Tender Closing Date;

(5)	the Offer has not been rendered impossible in part or in whole or materially adversely affected by any decisions of competent courts or authorities;

(6)	prior to the Tender Closing Date, there have been no material facts or circumstances that were not known to Epicor as of December 12, 2003 (including, but not limited to, national and/or international extraordinary developments in financial, political and/or economic circumstances) and that would be of such a very significant impact on the value of the business of Scala that Epicor could not reasonably be expected to declare the Offer unconditional;

(7)	nothing has occurred and is continuing that (i) makes it illegal or otherwise prohibits Epicor from declaring the Offer unconditional in accordance with the terms of the Merger Protocol or from accepting the Scala Shares tendered under the Offer, (ii) imposes material limitations on Epicor’s ability to acquire, hold or exercise full rights of ownership of the Scala Shares tendered under the Offer, or (iii) requires divestiture by Epicor or any of its subsidiaries of any Scala Shares or of any part of Epicor’s business or the business of Scala;

(8)	Scala has not breached the Merger Protocol in a material respect relevant to Epicor’s determination to declare the Offer unconditional;

(9)	prior to the Tender Closing Date, no notification has been received from the AFM that the Offer has been made in conflict with Chapter IIa of the Securities Act in which case the securities institutions, pursuant to section 32a of the Decree, would not be allowed to co-operate with the Settlement and Euronext has not suspended and continued to suspend the listing of the Scala Shares on Euronext; and

(10)	the Registration Statement to register the shares of Common Stock to be issued pursuant to the Offer shall not be the subject of any stop order or proceedings seeking a stop order.

Other than the 1st, the 9th and the 10th conditions and the part under (i) of the 7th condition, Epicor may unilaterally, in its sole discretion, waive in whole or in part any of the above conditions to the extent such conditions are not satisfied on or before the Tender Closing Date.

With respect to the 1st condition, Epicor may waive such condition provided that the number of Scala Shares tendered under the Offer represents at least 80% of the Scala Shares at the Tender Closing Date. If such condition cannot be waived by Epicor because the number of tendered Scala Shares is less than such amount, Epicor will consult with Scala and may mutually agree with Scala to decrease the number of Scala Shares required to be tendered to satisfy such condition and/or extend the Tender Period for a mutually agreed number of days.

If the 4th condition and the 10th condition are the only conditions to declaring the Offer unconditional that on the Tender Closing Date have not been satisfied or waived, then the Tender Period will be extended by Epicor for 60 days. If on the Tender Closing Date the aforementioned two conditions are not satisfied, and one or more other conditions are not satisfied or waived either, then the Tender Period may be unilaterally extended by Epicor for up to 60 days. Other than as provided above with respect to the 1st condition, if on the Tender Closing Date any conditions other than the 4th condition and the 10th condition have not been satisfied or waived then the Tender Period may only be extended by Epicor with Scala’s consent.

4.2.2	Offer Price and Offer Price Adjustment

The Offer Price for each Scala Share is US$ 1.8230 in cash, subject to the Offer Price Adjustment (if any) described below, and 0.1795 shares of Common Stock.

The Offer Price is inclusive of any dividends to be paid or declared by Scala (if any).

If the product of (x) the average closing price of the Common Stock on Nasdaq during the ten Nasdaq Trading Day period ending two full Nasdaq Trading Days prior to the Tender Closing Date and (y) 0.1795 is less than US$ 1.8327, then the Offered Cash per Scala Share shall be increased by the Additional Cash Amount, i.e. the amount equal to the lesser of (x) US$ 0.3665 and (y) the amount by which US$ 1.8327 exceeds the product of (i) the average closing price on Nasdaq of the Common Stock during the ten trading day period ending two full Nasdaq Trading Days prior to the Tender Closing Date and (ii) 0.1795.

On December 10, 2003, the AFM, on the basis of section 6a subsection 5 of the Securities Act, granted Epicor a dispensation (ontheffing) from the requirement pursuant to section 9i(b) of the Decree to mention in the Offering Memorandum a specified price or exchange ratio.

Epicor shall announce the final Offer Price by way of a press release immediately after the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days prior to the Tender Closing Date and an advertisement in one or more daily newspapers with nation-wide distribution in the Netherlands and in the Euronext Amsterdam Daily Official List.

Starting at the close of the Nasdaq Trading Day that is two full Nasdaq Trading Days before Tender Closing Date Scala Shareholders can also call (800) 999-1809 extension 3993 toll free in the United States or (949) 585-3993 outside the United States to obtain the final Offer Price. These telephone numbers will also be available beginning on May 13, 2004 and throughout the Tender Period to provide callers with the final Offer Price on each day during the Tender Period as if it had been determined on that date.

Epicor shall also file a report on Form 8-K with the SEC containing the final Offer Price on the Nasdaq Trading Day that is one full Nasdaq Trading Day prior to the Tender Closing Date. Scala Shareholders can also direct their questions to their bank or stockbroker through whom they hold their Scala Shares.

The following table illustrates the adjustment to the Offered Cash per Scala Share, rounded to the fourth decimal place, at different average closing prices of the Common Stock on Nasdaq during the ten trading-day period ending two full Nasdaq Trading Days prior to the Tender Closing Date:

Average Closing Price per Share of Epicor Common Stock	Average Closing Price per 0.1795 of a Share of Epicor Common Stock	Shares of Epicor Common Stock Offered per Scala Share	Original Cash Offered per Scala Share before Adjustment	Additional Amount of Cash Offered per Scala Share	Adjusted Total Cash Offered per Scala Share
$10.50	$1.8848	0.1795	$1.8230	$0.0000	$1.8230
$10.21	$1.8327	0.1795	$1.8230	$0.0000	$1.8230
$9.78	$1.7555	0.1795	$1.8230	$0.0772	$1.9002
$8.56	$1.5365	0.1795	$1.8230	$0.2962	$2.1192
$8.17	$1.4665	0.1795	$1.8230	$0.3662	$2.1892
$7.55	$1.3552	0.1795	$1.8230	$0.3665	$2.1895
$6.75	$1.2116	0.1795	$1.8230	$0.3665	$2.1895

4.2.3	Listing Offered Common Stock on Nasdaq

The Offered Common Stock will be listed on Nasdaq. Epicor will prepare and file with Nasdaq a notification form for the change in the number of shares of Common Stock outstanding following the completion of the Offer.

4.2.4	Transferability Offered Common Stock

The Offered Common Stock will be freely tradable, except that any Offered Common Stock issued to ‘affiliates’ of Scala shall be subject to Rule 145 of the US Securities Act of 1933.

If a Scala Shareholder is an affiliate of Scala, such shareholder will be required to comply with the applicable restrictions of Rule 145 of the US Securities Act of 1933, as amended in order to resell shares of Common Stock received by such Scala Shareholder in the Offer. Persons who may be deemed to be ‘affiliates’ of Scala prior to the Offer include individuals or entities that control, are controlled by, or are under common control of Scala, prior to the Offer, and may include members of the Scala Managing Board and the Scala Supervisory Board, as well as principal shareholders of Scala, prior to the Offer. Affiliates of Scala will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Scala prior to the Offer may not sell any of the Offered Common Stock received by them in connection with the Offer except pursuant to:

•	an effective registration statement under the US Securities Act of 1933 covering the resale of the Offered Common Stock;

•	an exemption under paragraph (d) of Rule 145 under the US Securities Act of 1933; or

•	any other applicable exemption under the US Securities Act of 1933.

4.3    Background to and Rationale for the Offer

Before issuing their joint press release on November 14, 2003 announcing that the expectation was justified that they would reach agreement on a merger between the two companies by way of a public offer by Epicor, Epicor and Scala had identified considerable cultural affinity between their organizations which they believed would form the foundation of an effective combined organization.

In the spirit of supporting a combined organization, Epicor intends to:

•	create a strong international player in the ERP and ERP II mid-market sector;

•	identify future product development for the Epicor ‘E-Division’ to be based around the product suite of Scala;

•	further strengthen the adoption by Scala’s presence in its core market areas, including CIS, China, Nordic and Eastern Europe; and

•	strive to create a centralized research and development function for the Epicor ‘E-Division’ based around existing Scala facilities.

See in this respect also paragraph 4.6.2 (‘Outlook and strategy’) of this Chapter, Chapter 5 (‘Recommendation to Scala Shareholders’) and Chapter 6 (‘Fairness Opinion’).

4.4    Rationale for the Offer Price

In arriving at its views on valuating Scala, Epicor considered Scala’s historical and current business operations, financial condition, expected synergies in a combination and the combined prospects of Epicor and Scala. In addition, Epicor considered the financial performance of Scala and the prices and trading activity of the Scala Shares in comparison with those of other comparable public companies. Epicor also considered historical precedent transactions and the consideration paid by other acquirors of similar software companies.

The Offer Price – based on the closing price of US$12.20 of the Common Stock on Nasdaq on May 7, 2004 – represents:

1.	a 49% premium over the closing price of EUR 2.26 per Scala Share on November 13, 2003, the last Euronext Trading Day prior to the first jointly issued press release dated November 14, 2004 by Scala and Epicor that the expectation was justified that they would reach agreement on a merger to be effected by way of a public offer by Epicor for all Scala Shares;

2.	a 73% premium over the average closing price of EUR 1.95 per Scala Share over the 12 months prior to November 14, 2003;

3.	a 89% premium over the average closing price of EUR 1.78 per Scala Share over the 6 months prior to November 14, 2003; and

4.	a 68% premium over the average closing price of EUR 2.00 per Scala Share over the 3 months prior to November 14, 2003.

If the average closing price of the Common Stock on Nasdaq during a ten trading day period ending two full Nasdaq Trading Days before the Tender Closing Date will be less than US$ 10.21, the Offer Price Adjustment will compensate the Scala Shareholders in cash up to an amount of US$ 0.3665 per Scala Share.

The development of the closing price per Scala Share and share of Common Stock (in EUR and US$) on Euronext and Nasdaq since November 13, 2003—the day before the first press release announcing that the expectation was justified that Epicor and Scala would reach agreement on a merger by way of a public offer of Epicor for all Scala Shares (see Chapter 11 (‘Press Releases’))—has been as follows:

Furthermore, Fortis Bank (Nederland) N.V. has provided an opinion on the fairness of the Offer, see Chapter 6 (‘Fairness Opinion’).

4.5    Financing of the Offer

Epicor will finance the Offered Cash from cash resources and its current credit facilities.

4.6    Consequences of the Offer

4.6.1	Tax consequences

The Settlement may have tax consequences for the Scala Shareholders who have validly tendered and delivered their Scala Shares into the Offer.

Under certain circumstances (for example, where a non-U.S. holder of Scala Shares receives payment from a U.S. paying agent) U.S. backup withholding may apply to payments made to Scala Shareholders, who have tendered and delivered their Scala Shares pursuant to the Offer. Should circumstances warrant the imposition of backup withholding, a non-U.S. holder may supply the withholding agent (via his bank or stockbroker) with a properly executed IRS Form W-8BEN or other versions of Form W-8 as appropriate, certifying that the Scala Shareholder is not a U.S. person. Payments to U.S. holders will be subject to backup withholding if an IRS Form W-9 has not been provided to the withholding agent at the time of the payment.

An overview of certain other U.S. tax consequences and certain Dutch tax consequences has been provided on pages 42 through 46 of the Prospectus. Scala Shareholders are advised to carefully review this information and to seek independent tax law advice if appropriate.

4.6.2	Outlook and strategy

Epicor believes that there are a number of potential benefits to the proposed acquisition of Scala, including, among others:

•	The strong global organization of the combined company, which will be able to deliver software and services to customers in major developed markets in North America, Western Europe, Australia and New Zealand as well as key emerging markets, such as Central and Eastern Europe, Russia, China and Latin America.

•	The combined company will be able to offer a range of Microsoft technology-based products that are broader and deeper in functionality and delivered to market faster than either Epicor or Scala could offer independently.

•	As a result of the merger, the combined company will have a global infrastructure in place to continually monitor and rapidly respond to customer needs, providing enhanced development, sales, service and support of leading-edge software technology and solutions.

•	The combined company will enable Epicor to bolster and diversify its revenues by combining the complementary strengths of Epicor and Scala across markets and product lines.

•	Relative to Epicor or Scala independently, the combined company will be better positioned for growth due to an expanded presence in key growing vertical markets, including financial services, consumer packaged goods, professional services automotive, industrial machinery, light engineering, electronics, hospitality, pharmaceuticals and non-profit.

•	Relative to Epicor or Scala independently, the combined company will be able to realize greater operational efficiency by putting unused capacity to work and eliminating duplicative expenses, including general and administrative, research and development, facilities, and technical support.

•	The two companies have collaborative expertise and share a strategic vision of providing their customers with comprehensive software solutions across business processes.

•	The combined company will present a solid platform and infrastructure for future strategic and tactical acquisitions in a consolidating market.

See in this respect also paragraph 4.3 (‘Background to and Rationale for the Offer), Chapter 5 (‘Recommendation to Scala Shareholders’) and Chapter 6 (‘Fairness Opinion’).

4.6.3	Dividend prospects

Epicor has not paid dividends to date. After the acquisition of Scala, Epicor intends to continue to retain any earnings for use in the business for the foreseeable future.

4.6.4	Social

If Epicor declares the Offer unconditional, it intends to carry out a reorganization and rationalization of Scala in order to streamline capacity and make full use of economies of scale. As of the date of this Offering Memorandum, Epicor has not yet decided on the exact content and scope of such reorganization and rationalization plans. Epicor has agreed with Scala that it will facilitate and encourage full consultation with Scala over forms of such rationalization or reorganization plans involving staff or facilities of Scala.

Scala does not have a works council. In the Netherlands, none of Scala’s employees are represented by a trade union or are subject to a collective bargaining agreement.

4.6.5	Composition of the Boards

4.6.5.1	Scala Managing and Supervisory Board

Scala Managing Board

All current members of the Scala Managing Board will continue to serve on the Scala Managing Board after the Tender Closing Date. Mr. J. Brims, Mr. R. Borg, Mr. M. Duffell, Mr. J. Ireland, Mr. A.F. Kemi and Mr. M. Piraino will be appointed as additional members of the Scala Managing Board with effect as of the Settlement Date and conditional upon the Offer being declared unconditional.

All current members of the Scala Managing Board have entered into separate agreements with Scala and Epicor in connection with the Merger Protocol and the Offer. Pursuant to these agreements, each of these individuals is entitled to receive a US$ 25,000 cash payment as consideration for their willingness (i) to continue to be employed by Scala under their existing employment agreements for a period of six months following the Tender Closing Date in the case of Messrs. S. Shvedov and J.A. Palmquist, and for a period of five months following the Tender Closing Date in the case of Ms. B.J. Moorhouse and (ii) to waive all existing ‘change of control’ benefits under their existing employment agreements during such limited employment periods.

Five months after the Tender Closing Date, upon the giving of a twelve-month notice, Ms. Moorhouse, member of the Scala Managing Board, will be entitled to receive a lump sum payment equal to the sum of (i) her annual base salary of £150,000, (ii) her annual bonus payment for 2003, not to be less than a guaranteed minimum of £85,000, and (iii) the value of other benefits available to her over a twelve-month period in accordance with the terms of her employment agreement. In addition, Ms. Moorhouse will be entitled to all other salary and benefits payable to her under her employment agreement for the remaining term of her employment and any additional payments for early termination thereof available to her in accordance with the terms of her employment agreement.

Scala Supervisory Board

All current members of the Scala Supervisory Board will resign as of the Settlement Date. Mr. L.G. Klaus will be appointed as the sole member of the Scala Supervisory Board with effect as of the Settlement Date, conditional upon the Offer being declared unconditional.

Mr. Kemi has entered into a separate agreement with Scala and Epicor in connection with the Offer. Pursuant to this agreement, he is entitled to receive a US$ 25,000 cash payment as consideration for his willingness (i) to continue to be employed by Scala under his existing employment agreement for a period of six months following the Tender Closing Date and (ii) to waive all existing ‘change of control’ benefits under his existing employment agreement during such limited employment period. Mr. Kemi will also be entitled to receive the EUR 25,000 cash payment as compensation for loss of office described below. These payments are conditional upon the Offer being declared unconditional.

The members of the Scala Supervisory Board will receive an additional full annual payment of EUR 25,000 and Mr. J.E. Lundberg, as the chairman of the Scala Supervisory Board, will receive an additional full annual payment of EUR 50,000, as compensation for loss of office. These payments are conditional upon the Offer being declared unconditional.

In the event that the condition requiring the number of Scala Shares tendered under the Offer together with the Scala Shares held by Epicor or its Group Companies to represent at least 95% of the Scala Shares (see paragraph 4.2.1 (‘Conditions to declaring the Offer unconditional’)), is waived or lowered in accordance with the conditions of the Offer and the Offer is declared unconditional, promptly upon the purchase by Epicor of Scala Shares representing not less than 51% of the outstanding Scala Shares, Scala will, if necessary, convene an extraordinary general meeting of its shareholders in accordance with the Articles of Association for the election of such number of new members of the Scala Managing Board and the Scala Supervisory Board, rounded up to the next whole number, as will give Epicor representation on each of such Scala boards equal to (i) the total number of members of each such Scala board (after giving effect to the election of any additional members as described in this sentence) and (ii) the percentage that the number of Scala Shares held by Epicor (including Scala Shares tendered under the Offer) bears to the outstanding Scala Shares. Scala has also agreed to use its reasonable best efforts to secure the resignations of such number of members of each of the Scala Managing Board and the Scala Supervisory Board as is necessary to enable Epicor designees to be elected and Scala will cause Epicor’s designees to be elected.

4.6.5.2    Epicor Board and Epicor Executive Officers

All current members of the Epicor Board and all Epicor Executive Officers will retain their positions as members of the Epicor Board if and when the Offer has become unconditional.

Mr. A.F. Kemi, currently member of the Scala Supervisory Board and Interim Chief Executive Officer of Scala, will be appointed to the Epicor Board, which appointment will be effective as of the Settlement Date. There will be no other appointments to the Epicor Board as a result of the Offer being declared unconditional.

4.6.6	De-listing Scala Shares from Euronext

Epicor makes the Offer with the intention to acquire all of the issued and outstanding Scala Shares. If Epicor declares the Offer unconditional, it will seek, as soon as possible after the Settlement Date, the de-listing of the Scala Shares from Euronext and it will liaise with Euronext about this. Based on the current policy of Euronext, Epicor can commence such a de-listing procedure once it has obtained 95% or more of the issued and outstanding Scala Shares.

In the event of a de-listing of the Scala Shares from Euronext, the value of the Scala Shares not tendered into the Offer may decline and the holders thereof may not be able to sell their Scala Shares readily or at all.

4.6.7	Other Post-closing restructuring

Epicor makes the Offer with the intention to acquire all of the issued and outstanding Scala Shares. If Epicor declares the Offer unconditional, it intends to integrate Scala into the Epicor group as soon as possible after the Settlement Date. In order to acquire 100% of the issued and outstanding share capital of Scala, Epicor may initiate a buy-out procedure (uitkoopprocedure) against such minority Scala Shareholders in accordance with article 2:92a of the Dutch Civil Code after the Settlement Date. A majority shareholder can only initiate a buy-

out procedure against one or more minority shareholders if it holds for its own account at least 95% of the issued and outstanding share capital of the company (excluding shares held by the company itself). Two or more Group Companies jointly holding such percentage of the issued and outstanding share capital may jointly initiate the same buy-out procedure. Epicor may also consider a legal merger (juridische fusie) of Scala with a Group Company of Epicor.

In addition to a de-listing, a buy-out procedure and a legal merger, Epicor may consider taking one or more of the following other post-closing restructuring measures:

•	the sale and transfer by Scala, or any of its subsidiaries, to Epicor, or any of Epicor’s affiliates, of all or a portion of the assets of Scala (including shares in a subsidiary) or its subsidiaries;

•	the transfer of employees from Scala or any of its subsidiaries to Epicor or any of Epicor’s affiliates, and the transfer of employees from Epicor or any of its affiliates to Scala or a Scala subsidiary;

•	the merger of a Scala subsidiary into Scala or Epicor or any of Epicor’s affiliates;

•	an amendment of the Articles of Association, for instance, in order to make them more in accordance with the articles of association and by-laws customarily used for Epicor and its affiliates, which could, for example, entail an elimination of the Scala Supervisory Board;

•	the transformation (omzetting) of Scala into a private company with limited liability (which is only possible once Scala has been de-listed from Euronext); or

•	any one or more combinations of the foregoing actions.

At the date of this Offering Memorandum, Epicor has not made a decision to amend the Articles of Association in case it declares the Offer unconditional.

Epicor does not intend to amend its by-laws or its certificate of incorporation if it declares the Offer unconditional.

4.7    Other Statements Required pursuant to the Decree

Epicor and Scala declare, each in respect of the information provided by them, that

(a)	there have been consultations between the Boards with respect to the Offer, which have resulted in an agreement;

(b)	with due observance of, and without prejudice to the restrictions referred to in paragraph 1.2 (‘Restrictions’), the Offer applies to all outstanding Scala Shares and applies equally to all Scala Shareholders;

(c)	on the date of this Offering Memorandum, Epicor, does not hold, directly or indirectly, any Scala Shares, without prejudice to its rights as described in section (g) below;

(d)	on the date of this Offering Memorandum, Scala does not hold, directly or indirectly, any Common Stock;

(e)	there have been no transactions within the meaning of section 9i subsections (s), (t) and/or (u) of the Decree, without prejudice to the transactions described in section (g) below;

(f)	the personal disclosures as referred to in section 9p subsections 1 and 2 of the Decree have been provided to the AFM.

(g)	the members of the Scala Managing Board and the Scala Supervisory Board have irrevocably agreed to tender the following Scala Shares into the Offer conditional upon the Offer being declared unconditional (gestand gedaan):

	Total number of Scala Shares and aggregate nominal value:
Scala Managing Board members:
Mr. S. Shvedov	25,656	EUR 11,545.20
Mr. J.A. Palmquist	8,535	EUR 3,840.75

Scala Supervisory Board members:
Mr. J.E. Lundberg	25,230	EUR 11,353.50
Mr. A.F. Kemi	35,121	EUR 15,804.45
Mr. F. Ewald	200,000	EUR 90,000

Furthermore, all members of the Scala Managing Board and the Scala Supervisory Board have agreed with Epicor that they will also tender all Scala Shares acquired as a result of the exercise of Scala Share Options during the Tender Period. See in this respect also paragraph 7.11 (‘Scala Shares and Scala Share Options held by members of the Scala Managing Board and the Scala Supervisory Board’).

(h)	save as referred to in section (g), no Scala Shareholders have already declared that they will accept the Offer;

(i)	the AFM and Euronext have been informed about the Offer. In the Netherlands, none of Scala’s employees are represented by a trade union. Scala does not have a works council;

(j)	On January 22, 2004 and on March 30, 2004, the AFM granted Epicor a dispensation (ontheffing) from the requirement to make an offering memorandum publicly available within six weeks after December 12, 2003; and

(k)	the information that is required to be included in this Offering Memorandum pursuant to the Decree, in as far as it is not contained in this paragraph 4.7, is included in the other parts of this Offering Memorandum.

4.8    AGM

An AGM of Scala will be held on June 1, 2004 at 2:00 p.m. (CET) at Hotel de l’Europe, Nieuwe Doelenstraat 2-8, Amsterdam, the Netherlands.

In addition to the usual matters on the agenda of the AGM (such as the adoption of the 2003 annual accounts), the agenda for the AGM will include the following matters specifically related to the Offer:

•	discussion of the Offer in accordance with section 9q of the Decree;

•	resignation of the current members of the Scala Supervisory Board, conditional upon the Offer being declared unconditional and effective upon the Settlement Date, and discharge for the performance by the current members of the Scala Supervisory Board of their duties as members of the Scala Supervisory Board for the period from January 1, 2004 through the date of the AGM;

•	appointment of L. George Klaus as the sole member of the Scala Supervisory Board, conditional upon the Offer being declared unconditional and effective upon the Settlement Date; and

•	appointment of Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi and Michael Piraino as members of the Scala Managing Board, conditional upon the Offer being declared unconditional and effective upon the Settlement Date.

The AGM will be convened in the usual manner and in accordance with the Articles of Association.

4.9    Break Up Fee

Pursuant to the Merger Protocol, if the Offer is not consummated due to any breach of obligations under the Merger Protocol, the party that caused the breach will be required to pay the other party a EUR 3 million termination fee for fixed damages.

In addition, Scala will pay Epicor a break up fee of EUR 1.5 million immediately upon written and documented request to it for the costs incurred by Epicor related to the Offer (including internal costs, advisory fees and other out-of-pocket expenses, loss of profits and opportunity costs) if:

•	a public announcement indicating that a third party is preparing, has prepared or made a public offer for the Scala Shares or an indication that a third party has obtained the right to acquire or has agreed to acquire or take up shares to be issued by Scala in an amount of more than 51% of the outstanding Scala Shares or a substantial part of the assets or business of Scala or Scala’s Group Companies, and such third party transaction has been approved or recommended by the Scala Managing Board or the Scala Supervisory Board or submitted for approval by the shareholders of Scala;

•	the Merger Protocol is terminated, not due to certain breaches by Epicor, at a point in time when less than 95% of the outstanding Scala Shares have been tendered into the Offer, because such a transaction with a third party has been announced, has not been withdrawn, is superior in value to the Offer and a transaction with such third party is consummated within six months of terminating the Merger Protocol; or

•	either of the Scala Managing Board or the Scala Supervisory Board has resolved to revoke its unanimous recommendation in favor of the Offer.

However, in the event that Scala is required to pay the EUR 3 million termination fee because the revocation by either of the Scala Managing Board or the Scala Supervisory Board of its unanimous recommendation supporting the Offer constitutes a breach of the Merger Protocol, the additional EUR 1.5 million reimbursement payment for Epicor’s costs due to such revocation shall be credited against the EUR 3 million payment.

CHAPTER 5.    RECOMMENDATION TO SCALA SHAREHOLDERS

After careful consideration, the Scala Managing Board and the Scala Supervisory Board determined on December 11, 2003 and reconfirmed on April 8, 2004 that the Offer is at a price and on terms that are reasonable and fair to and in the best interest of Scala, its shareholders and its other stakeholders, and unanimously resolved to recommend that the Scala Shareholders accept the Offer.

This decision was based upon a number of potential benefits of the transaction that the Scala Managing Board and Scala Supervisory Board believe will contribute to the success of the combined company compared to Scala continuing to operate as an independent business, including, among others, the judgment of the Scala Managing Board and the Scala Supervisory Board that:

•	the two companies have significant complementary products, services, solutions, geographical strengths and customer bases, and that the combined company will have a significantly stronger presence in key growing vertical industries than Scala would have independently;

•	important advantages will accrue to the combined company as the largest independent midmarket provider of ERP, CRM and SCM applications based on Microsoft’s .NET platform and web services;

•	the combined company has the potential to be a market leader as a provider of a more complete product solution of ERP, CRM and SCM products in the rapidly-developing and highly competitive business software market by offering a full line of such software and services that can be delivered to market faster than Scala could have done independently;

•	the combined company has the potential to leverage global presence in sales, support and alliances;

•	the combined company has the potential to achieve cost cutting and other synergies (including effectively utilizing the skills and resources of Epicor’s and Scala’s respective management teams);

•	there is the potential that Epicor’s larger market capitalization, third-party system integrators and broad suite of collaborative enterprise resource management and customer relationship management products will provide the combined company with resources to grow and gain market share more rapidly than Scala can grow as an independent company in the rapidly-evolving business software market, which has been characterized by the consolidation of smaller, independent providers with larger, integrated competitors.

•	the offer is expected to improve the financial stability of Scala compared with Scala continuing as a stand-alone entity, in particular its cash position;

•	the other possible strategic alternatives the Scala Managing Board and the Scala Supervisory Board examined, including Scala continuing to execute its stand-alone business plan, were less attractive to Scala, its shareholders and its stakeholders;

•	the opinion of Scala’s financial advisor, Fortis Bank (Nederland) N.V. (which is set forth in Chapter 6 of this Offering Memorandum) supports the Scala Managing Board and the Scala Supervisory Board recommending the Offer, to the effect that, as of November 11, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate consideration to be received by all holders of Scala ordinary shares who tender their shares into the exchange offer is, according to Fortis Bank (Nederland) N.V., fair, from a financial point of view, to the holders of Scala ordinary shares;

•	the premium represented by the per share consideration to be paid by Epicor compared to the premiums paid in other recent and comparable transactions is a supportive element to the Scala Managing Board and the Scala Supervisory Board recommending the Offer; and

•	various other considerations associated with the business of the combined company and the transaction described in the Prospectus section entitled “Scala’s Reasons for the Exchange Offer” beginning on page 51.

The Scala Managing Board and the Scala Supervisory Board also identified and considered a number of risks and uncertainties in its deliberations concerning the transaction, including the following:

•	although the Merger Protocol provides for an adjustment of the cash portion of the exchange offer price in certain circumstances (see paragraph 4.2.2 of this Offering Memorandum), the fact that the share portion of the consideration is based on a fixed number of Epicor shares means that the aggregate value of the transaction may decrease as a result of significant negative changes in the market price of Epicor common stock;

•	the possibility that the transaction may not be consummated, in light of the need to obtain acceptance by at least 95% of the Scala Shareholders, and the effects of the public announcement of the transaction on Scala’s sales, customer relations and operating results, and Scala’s ability to attract and retain key management, marketing and technical personnel;

•	the risk that the internal cultures of Epicor and Scala may not be as compatible as anticipated, which may delay or undermine the integration;

•	the risk that the market value at closing of Epicor’s common shares plus cash to be received by Scala Shareholders tendering their Scala Shares into the Offer might be less than the implied value of Scala;

•	the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

•	the risk that the potential benefits and synergies sought in the transaction may not be fully realized, if at all;

•	the risk of customer hesitation about the impact of the transaction on Scala’s product design and potential delay or reduction in orders;

•	various other risks associated with the business of the combined company and the transaction described in the section entitled “Risk Factors” of the Prospectus, beginning on page 24.

The Scala Managing Board and the Scala Supervisory Board concluded, however, that many of these risks could be managed or mitigated by Scala or by the combined company or were unlikely to have a material impact on the transaction or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction.

The foregoing discussion of information and factors considered and given weight by the Scala Managing Board and the Scala Supervisory Board is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the transaction, the Scala Managing Board and the Scala Supervisory Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Managing Board	Supervisory Board
Mr. S. Shvedov	Mr. J.E. Lundberg
Mr. J.A. Palmquist	Mr. A.F. Kemi
Ms. B.J. Moorhouse	Mr. W.M. Steenstra Toussaint
Mr. F. Ewald
Mr. G. Auer
Mr. E.A.J. van de Merwe

CHAPTER 6. FAIRNESS OPINION
PERSONAL AND CONFIDENTIAL
To the Supervisory Board and Management Board of Scala Business Solutions N.V. Prinsengracht 739-741 1017 JX Amsterdam The Netherlands

Date Our Ref Subject	11 December 2003 CFCM/NA Fairness Opinion	Corporate & Investment Banking Corporate Finance & Capital Markets

	Dear Sirs,	Rokin 55 P.O. Box 243 1000 AE Amsterdam The Netherlands www.fortisbank.com

You have requested Fortis Bank (Nederland) N.V. (“Fortis Bank”) to provide you, from a financial perspective, an opinion regarding the fairness (the “Fairness Opinion” or the “Opinion”) to the shareholders of Scala Business Solutions N.V. (“Scala”) of the intended public offer on all issued and outstanding ordinary shares of Scala (the “Shares”) by Epicor Software Corporation (the “Offer” and “Epicor”).

The Offer will be an offer in cash for the Shares at an expected price of $1.823 per Share, subject to the offer price adjustment, (the “Cash Offer Price”) tendered pursuant to the Offer (a “Tendered Share”) plus 0.1795 shares of common stock in Epicor (“Offered Common Stock”) per Tendered Share (the Offered Common Stock, together with the Cash Offer Price, being the “Offer Price”); provided, however, that if the product of the average closing price of the shares in Epicor during the 10 trading day period ended two full trading days prior to the tender closing date and the Offered Common Stock (“Closing Value”) is less than $1.8327 (“Signing Value”), then the Cash Offer Price will be increased by an amount equal to the lesser of (x) 20% of the Signing Value set forth above and (y) the amount by which the Signing Value exceeds the Closing Value.

Fortis Bank (Nederland) N.V. Commercial Register Rotterdam number 30064791

Date	11 December 2003
Page	2
Subject	Fairness Opinion

In arriving at the Opinion, Fortis Bank has considered the following information (the “Information”):

i)	publicly available information with respect to Scala and Epicor, including the annual reports of Scala and Epicor with respect to the financial years 2000, 2001, 2002 and third quarter 2003 reports of Scala and Epicor, and other publicly available information, including press and other interim releases;

ii)	certain internal financial reports and documents relating to the operations of Scala and Epicor;

iii)	to the extent available, external analyst reports relating to Scala and Epicor;

iv)	certain publicly available information regarding listed companies with business activities comparable with the Scala and Epicor business activities;

v)	certain publicly available information regarding comparable transactions deemed relevant by Fortis Bank;

vi)	historical share price developments and trading volumes of shares in Scala and Epicor;

vii)	and other information and analyses to the extent deemed relevant by Fortis Bank. In addition, Fortis Bank has conducted discussions with members of senior management and representatives of the Management Boards of Scala and Epicor concerning their view on their respective businesses and prospects.

Furthermore, Fortis Bank has considered general economic, monetary, market- and other conditions that may have an impact on this Opinion. Fortis Bank does not accept any responsibility for these general conditions or any changes thereof.

Scala confirmed to Fortis Bank that Scala has provided Fortis Bank with all information relevant for this Opinion and has not omitted to provide to Fortis Bank any information that may have an impact on the contents or purpose of the Opinion and that after the delivery of aforementioned information no events have occurred that may have a material impact on the contents or purpose of this Opinion; and that all financial and other information provided by Scala is complete, true and not misleading, and has been carefully prepared and reflects the best available estimates and views of Scala management regarding the present and future results of Scala.

Date	11 December 2003
Page	3
Subject	Fairness Opinion

Epicor confirmed to Fortis Bank that it has provided, to the best of its knowledge, all information Fortis Bank has requested for purpose of the fairness opinion and has not omitted, to the best of its knowledge, to provide to Fortis Bank any information that it has requested and that the financial and other information provided by Epicor to Fortis Bank is, to the best of its knowledge, complete and not inaccurate.

In arriving at the Opinion, Fortis Bank has used the following methods of analysis:

•	A discounted cash flow valuation of both Scala and Epicor on a stand alone basis

•	A peer group valuation of both Scala and Epicor on a stand alone basis

•	A comparable transaction analysis/bid premium analysis

•	A comparison of the Offer Price with the Scala share price

Based upon the foregoing and taking into account the qualifications set out hereunder, we are of the opinion that, as per the date of this Fairness Opinion, from a financial point of view the Offer Price can be considered fair to the holders of ordinary shares in Scala.

This Opinion is subject to the following qualifications:

(i)	the Opinion is solely intended as an assessment of the Offer Price from a financial perspective and is not intended to have any implications on any other, particularly legal or tax, areas;

(ii)	in arriving at this Opinion, Fortis Bank has not performed an independent investigation as to tax, accounting, actuarial or legal aspects;

(iii)	Fortis Bank has not performed any investigation with the sole purpose of verification of the accuracy and completeness of the Information.

Date	11 December 2003
Page	4
Subject	Fairness Opinion

Fortis Bank is acting as advisor to Scala in connection with the Offer and will receive (i) a fee upon the issue of the Fairness Opinion, irrespective of the content of the Opinion and/or the Offer being declared unconditional and (ii) an additional fee contingent upon the consummation of the Offer. Furthermore, Fortis Bank performed certain merchant banking services to Scala. In addition, certain departments within the Fortis group and affiliated entities may maintain business relations with Scala and may have performed transactions in ordinary shares in Scala for their own account or for the account of third parties.

Fortis Bank has issued this Fairness Opinion, for the sole use by and benefit of the Supervisory Board and the Management Board of Scala in connection with the Offer. The Fairness Opinion does not provide any opinion with respect to the underlying business decisions regarding the Offer. The Fairness Opinion is not and must not be considered to be a recommendation to the shareholders of Scala whether or not to accept the Offer. At the request of Scala, this fairness Opinion, for information purposes only, will be incorporated in full in the offer memorandum in connection with the Offer.

The English text of this Opinion is the only binding text and prevails over any translation.

Yours sincerely,

Fortis Bank (Nederland) N.V.

L.H. Siertsema	W.L. Sodderland

CHAPTER 7.    INFORMATION ON SCALA

7.1    Profile

Incorporation

Scala was incorporated as a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands on June 13, 1997. Scala has been listed on Euronext since July 16, 1998. The Articles of Association were last amended by notarial deed on June 10, 2002.

The Registered Office and Chamber of Commerce

Scala has its registered seat in Amsterdam, the Netherlands, and is registered with the commercial register of the chamber of commerce for Amsterdam under no. 33293187.

Scala Managing Board

The members of the Scala Managing Board are:

•	Mr. S. Shvedov;

•	Mr. J.A. Palmquist; and

•	Ms. B.J. Moorhouse.

As of May 31, 2003 Mr. A.F. Kemi has been delegated by the Scala Supervisory Board as supervisory director responsible for the daily supervision of management and the business affairs of Scala. Mr. Kemi is not a member of the Scala Managing Board.

Scala Supervisory Board

The members of the Scala Supervisory Board are:

•	Mr. J.E. Lundberg (chairman);

•	Mr. A.F. Kemi;

•	Mr. W.M. Steenstra Toussaint;

•	Mr. F. Ewald;

•	Mr. G. Auer; and

•	Mr. E.A.J. van de Merwe.

Address

Prinsengracht 739-741, 1017 JX Amsterdam, the Netherlands

Telephone:     +31 20 427 4361

Facsimile:      +31 20 423 3100

Website:         www.scala.net

7.2    Activities

Introduction

Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by the small- and medium-size divisions and subsidiaries of large multinational corporations, as well as by independent stand-alone companies, in developed and emerging markets. Scala’s solutions enable these companies to better manage resources and information throughout their enterprise through integrating backoffice applications for manufacturing, distribution and accounting with front-office applications for sales, marketing and customer service and support, helping them increase their business efficiency and productivity.

Scala provides companies with an open, flexible, easy-to-deploy and cost effective ERP system. Scala’s solutions are based on a web services platform and utilize Microsoft® technologies. Scala designs its products to be compatible with current and emerging industry standards, and customizes its products to meet the individual needs of its customers worldwide. Approximately half of Scala’s customers are mid-sized companies and subsidiaries or divisions of large multinational corporations, with the remaining half being smaller, local companies.

Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages, and are used by customers in over 140 countries. Scala’s local presence and its multi-language and multi-currency software, together with local know-how and expertise gained from over 25 years of working with multinational corporations and their subsidiaries and divisions across a wide variety of industries, allow Scala to serve customers who do business globally. Scala’s software and services also enable its customers to integrate all of their ERP systems in multiple locations throughout the world, whether in a subsidiary, division or headquarters—and whether they are Scala systems or other vendors’ systems.

Scala has had a close relationship with Microsoft since 1993, and works together with Microsoft to develop Scala’s products utilizing Microsoft technologies. All of Scala’s products are designed for the Microsoft platform.

Scala is a public company with limited liability incorporated under the laws of the Netherlands. Scala was founded in Sweden in 1978 under the name Beslutsmodeller. In 1996, the company renamed itself Scala, and in 1997 Scala Business Solutions N.V. was incorporated in the Netherlands. Scala has been listed on Euronext since July 16, 1998.

Products

Substantially all of Scala’s revenue is derived from the licensing of software products and providing related consulting, maintenance, support and training services.

Scala’s success is to a large extent based on the history of its standard Scala ERP product, and in particular versions 5.0 and 5.1 developed to run on Microsoft Windows. This product formed the basis for Scala’s growth throughout the 1990s, with upgrade versions and enhancements released during this period. In 1999, Scala won the grand prize in a competition organized by Gartner, information technology industry analysts, for its web-enabled connectivity features. In 2001, Scala 5.1 was awarded the accolade ‘ERP Solution of the Year’ by Microsoft in recognition of Scala’s commitment to delivering global ERP applications based on Microsoft’s latest technology.

Scala offers its customers the iScala® Collaborative ERP system—an integrated ERP, customer relationship management (CRM) and supply chain management (SCM) solution on a web services platform—that helps midmarket companies increase their business efficiency and productivity.

iScala is the successor product to Scala 5.1. Launched as one of the world’s first purpose-built, packaged ERP solutions in the market, iScala utilizes XML (extensible markup language), an industry-standard method of creating common information formats and sharing both the format and the data on the web, intranets, and elsewhere.

Scala commercially-released the first version of iScala in May 2002, building on the knowledge and experience it had gained over the years in delivering the ERP system in Scala 5.1, and its established user base across the world. In September 2003, Scala commercially-released iScala 2.2, a new version of iScala containing over 500 enhancements and new features.

A key feature of the iScala system is its connectivity solutions. These are built to support specific collaborative processes, connecting different business entities, applications or users. All iScala connectivity solutions are open industry standards and technology, enabling businesses to readily deploy these solutions. iScala connectivity solutions utilize XML, electronic message transfer and transaction-based processing technologies, which are highly reliable and easy to use.

iScala is available in two packages:

•	The iScala Business Server is Scala’s entry-level product, targeted at single-site midmarket companies. The iScala Business Server is designed to provide a comprehensive collaborative ERP package that offers full ERP functionality, providing a first step towards automating business processes across applications and with customers’ or suppliers’ systems.

•	The iScala Enterprise Server is targeted at medium-size multinational companies and the subsidiaries and divisions of global enterprises. The iScala Enterprise Server includes all the functionality of the iScala Business Server with additional integration and administration functionality to support larger, multi-site business environments, providing a scalable collaborative ERP package for business centralization. It also gives users the ability to centrally-manage all their iScala installations.

Both the iScala Business Server and the iScala Enterprise Server integrate a broad set of ERP, customer relationship management and supply chain management business processes and services, in over 30 languages.

Each package in the iScala Collaborative ERP system includes the following modules:

•	iScala Core Business Processes. Comprising financials and asset management, this core set of business processes provides automatic internal accounting to consolidate single and multiple locations, helping customers improve their business efficiency. Key differentiating features include multi-currency and multi-legislative financial functionality, asset management and a set of packaged integration solutions to allow the exchange of data electronically between headquarters ERP systems and those in subsidiaries. The iScala Enterprise Server includes an option for the ERP systems in headquarters, regional centers and subsidiaries to collaborate electronically by exchanging both transaction and master data.

•	iScala CRM. Powered by Microsoft Business Solutions CRM software, iScala customer relationship management software is a front-office product designed for use by sales and customer service staff to enable companies to better manage, from one place, all information related to their customers, such as history, orders and activities. iScala is integrated with the iScala ERP product (and with other business systems) and is accessible from both Microsoft Outlook® and the web. iScala CRM is easy to use, customize and maintain, and scales to grow in line with a company’s business.

•	iScala SCM. iScala supply chain management software addresses the typical operational needs of distribution and manufacturing organizations, comprising materials management (purchase and inventory management), warehouse management (including quality control), manufacturing (planning, configuration, shop floor control), tools (such as lead time management, delivery and shipment) and integration.

•	iScala Service Management, Contract Management, Project Management. This software provides customers with a solution to manage their service management, contract management and project management business processes. The iScala solution allows customers to improve financial and operational management and control, and, in the case of the service management module, extends the customer’s product and customer lifecycle management capability. This set of business processes was significantly improved and extended in the latest version of iScala to provide additional automation.

•	iScala Human Resource Management. iScala human resource management software includes a global payroll module that customers can use to improve their personnel management globally. This module also incorporates software that allows a company to meet local legislative requirements relating to human resource management.

•	iScala Business Intelligence (BI) Server. Gives users access to information they need to make decisions quickly. Designed to make operational and management reporting easier, iScala BI Server enables users to quickly perform inquiries and comparative analysis to find out how a business is performing and where improvements are needed.

•	iScala Developer. The iScala Developer is a sophisticated development tool typically used by a customer’s own software development staff for creating vertical and unique company-specific processes inside and outside the iScala system using Microsoft Visual Basic® for Applications. An advanced version of iScala Developer enables developers to customize the user interface and supports Microsoft .NET in order for programming to be done in the preferred language.

Services

As part of its comprehensive solutions, Scala offers its customers the following services:

•	Software implementation. Scala provides certified consultants globally, both its own employees as well as highly-skilled third-party consultants, who have been trained extensively and certified in their respective specialties to use Scala’s Signature implementation methodology. Many customers “go live” in as little as four weeks from the date they receive their iScala software.

•	Software maintenance and support. iScala systems are sold with maintenance support services. Customers are provided with support, repairs and upgrades to the iScala product. A key element in customer support is a multi-language telephone hotline with trained support staff, directly supporting customers from centers in Europe, Asia and the United States. Customers generally enter into one year maintenance agreements with Scala, and may renew their maintenance agreements for additional one-year periods.

•	Training and education. Scala has its own corporate training facility (Scala University) dedicated to increasing the productivity of iScala software users, employees, and VARs through training and education. Scala University is integrated with Scala’s research and development organization and plays a key part in rolling out new products more effectively.

For a more detailed description of Scala’s activities, see the section entitled “Scala Business Description” beginning on page 76 of the Prospectus.

7.3    Key Figures

All amounts in millions of US$ except share and per share data, unless otherwise stated

	Year Ended December 31,
	2001	2002	2003
Combined license and maintenance revenue	51.9	55.9	52.3
Total revenue	70.6	73.4	68.2
Operating result	5.2	6.6	(8.9)
As a % of total revenue	7.4%	9.0%	13.1%
Net result	4.0	4.2	(12.9)
US$ per common share—basic	0.18	0.18	(0.56)
—diluted	0.18	0.18	(0.56)
Cash generated from/(used in) operations	8.8	10.1	(1.1)
Stockholders’ equity	15.6	19.0	5.8
$ per common share	0.68	0.83	0.25
Average number of employees	583	635	632

Source: Scala Dutch GAAP Annual Report 2001, 2002, 2003

7.4    Investment and Financing

Since December 31, 2002, Scala has acquired from Scala Australia Pty Limited the rights to directly manage its indirect channel and the sale and support of its software in the South Pacific market.

As at the date of this Offering Memorandum, Scala has no long-term debt. As at December 31, 2003, bank institutions have granted Scala $2.7 million in overdraft facilities ($0.9 million committed) all of which may be drawn from the current account.

7.5    Employees

As of December 31, 2003, Scala had 589 full-time employees, including 119 in sales and marketing, 187 in services and support, 177 in research and development and 106 in general and administrative functions. Scala does not have a works council. In the Netherlands, none of Scala’s employees are represented by a trade union or are subject to collective bargaining agreements. Scala has never experienced a work stoppage and believes that its employee relations are good. Scala believes its future success will depend in large part upon its ability to attract and retain highly skilled managerial, product development, sales and marketing personnel.

7.6    Litigation

Scala is, from time to time, involved as plaintiff or defendant in litigation arising in the ordinary course of its business. While Scala believes that the ultimate outcome of these matters will not have a material adverse effect on its consolidated financial condition or the results of its operations, the outcome of these matters is not currently determinable and negative outcomes may adversely affect business, results of operations and Scala’s financial condition.

At the end of March 2004, Scala received a letter from a former distributor whose contract was terminated during 2000. The former distributor is threatening to commence arbitration proceedings against Scala in respect of damages for the alleged loss of profits and certain other matters. The letter from the former distributor sets out proposals for damages of up to approximately US$10 million. Scala believes the claim does not have any substance and considers that the likelihood of any arbitration tribunal awarding damages to the former distributor to be remote. If arbitration is commenced, Scala intends to defend itself vigorously; however, arbitration is subject to many uncertainties and the favorable outcome of an arbitration cannot be assured.

7.7    Capital and Shares

At the date of this Offering Memorandum, the authorized share capital of Scala amounts to EUR 45,000,000 divided into 100,000,000 shares each with a nominal value of EUR 0.45.

As of April 27, 2004, 23,231,825 Scala Shares were issued and fully paid up. Scala itself does not own Scala Shares.

7.8    Scala Share Price Development on Euronext

The development of the price per Scala Share (in EUR) on Euronext since January 2003 has been as follows.

	Highest Closing Price	Lowest Closing Price
2003
January	2.90	2.45
February	2.50	1.53
March	1.57	1.25
April	1.65	1.40
May	1.63	1.35
June	1.65	1.44
July	1.66	1.46
August	2.15	1.60
September	2.08	1.92
October	2.10	1.90
November	3.10	1.98
December	3.20	2.90

2004
January	3.70	3.09
February	3.60	3.26
March	3.40	3.09
April	3.66	3.20

Source: Datastream—based on daily closing prices

Source: Datastream—based on daily closing prices updated to the close of trading on April 30, 2004. AEX has been rebased to the Scala Share price

7.9    Dividends

Scala has not paid dividends in any financial year since listing on Euronext on July 16, 1998.

7.10    Scala Share Option Schemes

The Scala Share Option Scheme Rules were introduced in August 1997 and the Scala US Share Option Plan was established in March 1998. Pursuant to both schemes, eligible directors and employees of Scala may be offered options over Scala Shares (each option representing the right to acquire one Scala Share). The Share Option Scheme Rules provide for six different tiers of options.

Pursuant to each of the Scala Share Option Scheme Rules and the Scala US Share Option Plan, the Trustees shall give written notice of the Offer to each holder of Scala Share Options as soon as practicable but in any event not less than fourteen calendar days prior to the Tender Closing Date. Holders of options over Scala Shares will generally be entitled, within fourteen calendar days of receipt of such written notice and subject to certain limitations, to exercise their Scala Share Options (whether or not such options would otherwise have vested at such time) conditional upon Settlement.

Any outstanding Scala Share Options that have not been exercised will expire upon the Settlement Date.

As at April 27, 2004 there are in total 1,443,600 outstanding Scala Share Options, as shown in the following table:

Date of Issue	Total number of Scala Shares Options Outstanding	Exercise Price	Exercise Period Until
November 1, 1999	133,000	EUR 3.25	October 31, 2004
May 16, 2000	6,700	EUR 5.07	May 15, 2004
July 31, 2000	178,300	EUR 2.48	July 30, 2005
September 9, 2000	7,600	EUR 2.63	September 8, 2004
November 13, 2000	4,900	EUR 1.81	November 12, 2004
December 29, 2000	60,600	EUR 1.79	December 28, 2004
March 1, 2001	302,000	EUR 2.09	February 28, 2006
May 23, 2001	45,000	EUR 2.35	May 22, 2006
September 13, 2001	240,500	EUR 1.50	September 12, 2006
March 1, 2002	435,000	EUR 3.93	February 28, 2007
March 5, 2003	30,000	EUR 1.55	March 4, 2008

Total	1,443,600

7.11    Scala Shares and Scala Share Options held by members of the Scala Managing Board and the Scala Supervisory Board

As of the date of this Offering Memorandum the total number of Scala Shares held by the Scala Managing Board and the Scala Supervisory Board are 34,191 and 260,351, respectively. The individual members of the Scala Managing Board and the Scala Supervisory Board hold the following Scala Shares:

Number of Scala Shares:
Scala Managing Board members:
Mr. S. Shvedov	25,656
Mr. J.A. Palmquist	8,535
Scala Supervisory Board members:
Mr. J.E. Lundberg	25,230
Mr. A.F. Kemi	35,121
Mr. F. Ewald	200,000

As at the date of this Offering Memorandum, the total number of Scala Share Options held by the Scala Managing Board and the Scala Supervisory Board are 184,900 and 92,300, respectively. The individual members of the Scala Managing Board and the Scala Supervisory Board hold the following Scala Share Options:

	Number of Scala Share Options	Weighted Average Exercise Price (EUR)	Last Year of Expiration
Scala Managing Board members
Mr. S. Shvedov	116,900	2.63	2007
Mr. J.A. Palmquist	38,000	2.78	2007
Ms. B.J. Moorhouse	30,000	1.55	2008
Scala Supervisory Board members:
Mr. J.E. Lundberg	46,600	2.60	2007
Mr. A.F. Kemi	45,700	2.67	2007

7.12    Common Stock and Epicor Stock Options held by members of the Scala Managing Board and the Scala Supervisory Board

As at the date of this Offering Memorandum, no member of the Scala Managing Board or Scala Supervisory Board holds any Common Stock or Epicor Stock Options.

7.13    Disclosure of Major Shareholdings

As at May 5, 2004 three shareholders, Great Plains Software Solutions, Inc., P.O. Myren and Loeb Holding Corporation are registered in the official register for notifications pursuant to the 1996 Disclosure of Major Holdings in Listed Companies Act (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) as having direct or indirect capital or voting interest of 5% or more in Scala’s share capital. To Scala’s knowledge, the shareholdings of Great Plains Software Solutions, Inc. and P.O. Myren are less than 5% and should therefore not be registered in the official register for notifications pursuant to the 1996 Disclosure of Major Holdings in Listed Companies Act (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996). Scala has notified the AFM in this respect.

7.14    Other Information

As Scala publicly announced on April 1, 2004, Scala has reviewed its historic US GAAP consolidated financial statements, as part of the preparation for the Offer. Following this review and in consultation with its auditors, Scala recognized the need to restate its US GAAP consolidated financial statements for the periods prior to 2003. In total, the restatements affecting 2002 have resulted in a $0.3 million increase in net income to $5.0 million in 2002 from the previously reported $4.7 million and a decrease in shareholders’ equity of $3.9 million to $11.7 million and a decrease in shareholders’ equity of $2.9 million to $16.5 million as at December 31, 2001 and 2002 respectively from the previously reported $15.6 million and $19.5 million. The matters giving rise to the restatements are historic accounting transactions, which are not expected to have a material on-going impact on the business. For a more detailed description of the US GAAP restatements, see the section entitled “2002 Restatements” beginning on page 85 of the Prospectus.

Unless otherwise noted in this Offering Memorandum, there have been no material changes in the results and financial position of Scala since December 31, 2003.

CHAPTER 8.     FINANCIAL INFORMATION CONCERNING SCALA

The reference to the notes in the tables Consolidated Statements of Operations and Consolidated Balance Sheets refer to the Explanatory Notes to the Consolidated Statements of Operations and Consolidated Balance Sheets as included in paragraph 8.2.

8.1    Consolidated Financial Statements for the Years 2001, 2002 and 2003

Consolidated Statements of Operations

(in thousands US$, except share and per share data)

	Year Ended December 31,
	2001	2002	2003	Notes:
Revenue
License revenue	26,563	24,823	18,456
Maintenance contract revenue	25,326	31,085	33,858
Consulting revenue	17,514	16,988	14,928
Other revenue	1,159	507	974

Total revenue	70,562	73,403	68,216	21

Cost of revenue
Cost of license revenue*	9,136	8,524	9,281	2(d)
Cost of maintenance contract revenue	4,184	4,843	5,703
Cost of consulting revenue	11,506	10,869	10,522

Total cost of revenue	24,826	24,236	25,506

Gross margin	45,736	49,167	42,710

Operating expenses
Sales and marketing*	8,234	9,785	8,100	2(d)
Research and development	8,021	9,829	12,815
General and administrative*	24,278	22,954	30,722	2(d)

Total operating expenses	40,533	42,568	51,637

Operating result	5,203	6,599	(8,927)	3,4

Financial results
Foreign currency transaction income/(loss)	182	(253)	361
Interest expense	(441)	(328)	(31)
Interest income	154	201	137

Total financial results	(105)	(380)	467

Result before taxes	5,098	6,219	(8,460)
Income tax provision	(1,070)	(2,038)	(4,436)	5

Net result	4,028	4,181	(12,896)	6,21

Basic net result per ordinary share	$0.18	$0.18	$(0.56)
Weighted average number of ordinary shares outstanding	22,746,542	22,880,215	22,893,888
Diluted net result per ordinary share	$0.18	$0.18	$(0.56)
Weighted average number of ordinary shares and potential ordinary shares	22,889,946	23,294,494	22,893,888

(Source: Scala Dutch GAAP Annual Report 2001, 2002, 2003)

*	Certain reclassifications have been made in the Consolidated Statements of Operations for the year ended December 31, 2001 and 2002 to conform to our 2003 presentation. Refer to note 2(d).

Consolidated Balance Sheets

(in thousands US$, before appropriation of the result for the year)

	December 31,
	2001	2002	2003	Notes:
Assets
Non-current assets
Intangible fixed assets
Goodwill	310	—	—	7
Software development costs	6,708	4,916	1,966	7
Licensing rights	3,098	2,754	3,275	7

Total intangible fixed assets	10,116	7,670	5,241

Tangible fixed assets
Property and equipment, net of depreciation	1,296	1,560	2,005	8

Non-current financial assets
Investment in associated companies	72	72	72	9
Deferred taxation	4,534	3,876	1,313	5,9
Other assets	440	468	268	9

Total non-current financial assets	5,046	4,416	1,653

Total non-current assets	16,458	13,646	8,899

Current assets
Receivables
Accounts receivable	13,671	14,480	17,558	10
Deferred taxation	1,970	1,737	1,700	5
Vat taxes receivable*	1,636	4,428	1,079	2(d)
Prepaid expenses and other current assets*	3,907	3,465	3,394	11, 2(d)

Total receivables	21,184	24,110	23,731
Cash and cash equivalents	13,725	13,937	10,185	12

Total current assets	34,909	38,047	33,916

Total assets	51,367	51,693	42,815	21

Liabilities and shareholders’ equity
Group equity
Share capital	10,947	11,027	11,122	13
Additional paid-in capital	156,955	157,319	157,656	13
Statutory non-distributable reserve	—	4,916	1,966	13
Other statutory reserve	—	3,049	—	13
Accumulated deficit	(153,075)	(157,012)	(146,832)	13
Cumulative translation adjustment	(3,300)	(4,488)	(5,214)	13
Result for the year	4,028	4,181	(12,896)	13

Total group equity	15,555	18,992	5,802

Long-term liabilities	549	192	23	14

Current liabilities
Accounts payable	2,270	2,374	2,817
Payroll and Vat taxes payable*	3,117	6,630	4,587	2(d)
Accrued expenses*	7,727	7,638	10,248	15, 2(d)
Deferred revenue	12,439	12,710	16,000	16
Other current liabilities	9,710	3,157	3,338	17

Total current liabilities	35,263	32,509	36,990

Total liabilities and shareholders’ equity	51,367	51,693	42,815

(Source: Scala Dutch GAAP Annual Report 2001, 2002, 2003)

*	Certain reclassifications have been made in the Consolidated Balance Sheets for the year ended December 31, 2001 and 2002 to conform to our 2003 presentation. Refer to note 2(d).

Consolidated Statement of Changes in Shareholders’ Equity

(in thousands US$, except share data)

	Number of ordinary shares*	Common shares	Additional paid-in capital	Statutory non- distributable reserves	Other statutory reserve	Accumulated deficit	Cumulative translation adjustment	Net result	Total
Balance at December 31, 2000	22,746,542	10,947	156,955	—	—	(116,498)	(3,477)	(36,577)	11,350

Prior year appropriation of net result	—	—	—	—	—	(36,577)	—	36,577	—
Translation adjustment	—	—	—	—	—	—	177	—	177
Net result	—	—	—	—	—	—	—	4,028	4,028

Balance at December 31, 2001	22,746,542	10,947	156,955	—	—	(153,075)	(3,300)	4,028	15,555

Prior year appropriation of net result	—	—	—	—	—	4,028	—	(4,028)	—
Employee share options exercised	197,883	80	364	—	—	—	—	—	444
Transfers	—	—	—	4,916	3,049	(7,965)	—	—	—
Other adjustment	(101,850)	—	—	—	—	—	—	—	—
Translation adjustment	—	—	—	—	—	—	(1,188)	—	(1,188)
Net result	—	—	—	—	—	—	—	4,181	4,181

Balance at December 31, 2002	22,842,575	11,027	157,319	4,916	3,049	(157,012)	(4,488)	4,181	18,992

Prior year appropriation of net result	—	—	—	—	—	4,181	—	(4,181)	—
Employee share options exercised	174,200	95	337	—	—	—	—	—	432
Transfers	—	—	—	(2,950)	(3,049)	5,999	—	—	—
Translation adjustment	—	—	—	—	—	—	(726)	—	(726)
Net result	—	—	—	—	—	—	—	(12,896)	(12,896)

Balance at December 31, 2003	23,016,775	11,122	157,656	1,966	—	(146,832)	(5,214)	(12,896)	5,802

(Source: Scala Dutch GAAP Annual Report 2000, 2001, 2002 and 2003)

*	100,000,000 authorised ordinary shares converted from par value NLG1 to par value EUR 0.45

(See Note 13 for further information on shareholders’ equity)

Consolidated Statements of Cash Flows

(in thousands US$)

	Year Ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net result	4,028	4,181	(12,896)

Adjustments to reconcile Net result to net cash generated from/(used in) operating activities:
Depreciation and assets written off	2,110	939	916
(Profit)/loss on sale of fixed assets	—	15	(11)
Amortization of software development costs	2,196	2,266	2,950
Amortization of goodwill	245	470	—
Amortization of licensing rights	906	344	391
Convertible loan interest	435	311	—

Changes in current assets and liabilities:
Accounts receivable, net	1,041	(809)	(3,078)
Deferred taxation	—	891	2,600
Prepaid expenses and other assets	935	(2,378)	3,620
Accounts payable	(2,475)	104	443
Accrued expenses and other current liabilities	(1,926)	3,879	748
Deferred revenue	1,304	(86)	3,182

Net cash generated from/(used in) operating activities	8,799	10,127	(1,135)

Cash flows from investing activities:
Software development costs capitalized	(1,010)	(474)	—
Purchase of licensing rights	(1,250)	(1,250)	(912)
Additions/sales of property and equipment, net	(385)	(1,218)	(1,350)
Deferred consideration for acquisition	—	(160)	—

Net cash used in investing activities	(2,645)	(3,102)	(2,262)

Cash flows from financing activities:
Net proceeds from issuance of ordinary shares	—	444	432
Loans/capital lease repayments	(1,000)	(6,069)	(61)

Net cash (used in)/provided by financing activities	(1,000)	(5,625)	371

Effect of exchange rate changes on cash	325	(1,188)	(726)

Increase/(Decrease) in cash	5,479	212	(3,752)
Cash & cash equivalents at beginning of year	8,246	13,725	13,937

Cash & cash equivalents at end of year	13,725	13,937	10,185

Supplementary disclosure:
Income taxes paid	1,318	632	874
Interest paid	326	1,397	31

(Source: Scala Dutch GAAP Annual Report 2001, 2002, 2003)

8.2    Explanatory notes to the Consolidated Financial Statements for the year ended December 31, 2003

(in thousands US$, except share and per share data unless otherwise stated)

The following explanatory notes have been extracted from Scala’s Annual Report 2003. All references to “the Company” or “SBS” in this paragraph 8.2 should be read as references to Scala. All references to “the Management Board” and “the Supervisory Board” in this paragraph 8.2 should be read as references to “the Scala Managing Board” and “the Scala Supervisory Board”, respectively.

1.    Nature of business

Scala Business Solutions N.V. (the “Company” or “Scala” or “SBS”) designs, develops, markets and supports collaborative enterprise resource planning (“ERP”) software systems that are used by companies to manage resources and information throughout an organization. The Company delivers software that supports local currencies and accounting regulations, is available in more than 30 languages and installed in over 140 countries. Approximately half of the Company’s customers are small- and mid-sized subsidiaries or divisions of large multinational corporations. The Company also markets its products to independent, regional and local companies who account for the remaining half of license sales. The Company’s products and services are sold worldwide by its direct sales force and through a network of exclusive third party distributors and non-exclusive dealers.

As part of the acquisition process the Company has reviewed its prior year financial statements. From this review, an additional write-down in respect of intellectual property rights has resulted under Dutch GAAP (see note 3 (j)).

2.    Significant accounting policies

a. Basis of presentation

The consolidated financial statements comprise the accounts of the Company and all of its majority owned and controlled subsidiaries after elimination of all inter-company balances and transactions.

Historical cost is used as the basis of measurement.

Cash flow statements have been prepared using the indirect method.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch-GAAP).

b. Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

c. Foreign currency translation

The Company has adopted the U.S. dollar as its reporting currency. The functional currency of the parent company is the U.S. dollar. The functional currency of the Company’s subsidiaries is generally the local currency however, some subsidiaries that are not U.S. based have the U.S. dollar as their functional currency. Revenues and expenses of the Company’s subsidiaries whose functional currency is not the U.S. dollar are translated at average rates in effect for the periods presented. The balance sheets of the Company’s subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars using the exchange rates on the respective balance sheet dates. The cumulative translation adjustment is reflected as a component of shareholders’ equity in the Consolidated Balance Sheets.

Foreign currency transaction gains and losses arising from the settlement of foreign currency denominated assets and liabilities are recognized in the Consolidated Statements of Operations in the period in which they arise.

d. Reclassifications

From January 1, 2003 the Company changed the way it determines Cost of license revenue. Some categories previously allocated to Cost of license revenue are now allocated to Sales and marketing. These reclassifications amounted to $4,495 thousand and $5,801 thousand for the years ended December 31, 2001 and 2002 respectively. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total expenses or Net result for the year ended December 31, 2001 and 2002.

For the years ended December 31, 2001 and 2002 the amortization and depreciation expense $5,457 thousand and $4,019 thousand respectively, has been allocated to General and administrative expenses in the Consolidated Statements of Operations. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total expenses or Net result for the year ended December 31, 2001 and 2002.

As at December 31, 2003 Vat tax receivable and Vat tax payable have been disclosed gross for each tax jurisdiction. In previous years disclosure was on a net basis. This reclassification has increased both the Total current assets and Total current liabilities by $4,428 thousand for the year ended December 31, 2002. All comparative information has been drawn up in line with this change. It should be noted that this change did not impact total shareholders’ equity as at December 31, 2002.

e. Revenue recognition

The Company licenses software under non-cancelable license agreements and provides related services including consulting and maintenance.

Under the residual method, revenue is recognized on delivered elements of a multiple-element arrangement when evidence of fair value exists for all of the undelivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of any undelivered elements (typically maintenance services) and recognizes the remainder of the arrangement fee, attributable to those elements that have been delivered (typically the software license), when the following criteria have been met.

The criteria, which must be met before revenue attributable to a delivered element in a customer arrangement is recognized, are that persuasive evidence of an arrangement exists, that delivery has occurred, that the fee is fixed or determinable, that collectibility is probable and that the arrangement does not require significant customization of the software.

Where the arrangement requires significant customization of the software, the associated revenue is recognized using the percentage-of-completion method as work progresses on the contract or, where appropriate, the Company recognizes the associated revenue on a stage payment basis in line with milestones agreed with customers and reflected in contracts.

In certain contracts, the customer has software reproduction rights under a non-cancelable license arrangement, in which case revenue is recognized upon delivery of the first master copy.

The Company also enters into license arrangements with distribution partners whereby revenue is recognized only upon sell-through to the end user by the distribution partner. Payments made to or on behalf of distribution partners by the Company for cooperative advertising, buydowns and similar arrangements are classified as reductions to net revenue.

Maintenance contract revenue arises from the provision of support and periodic upgrades. The fair value of the maintenance is initially deferred and subsequently recognized as revenue ratably over the contractual term of the maintenance arrangement, which in most cases is one year. When applicable the total maintenance period over which the maintenance revenue is recognized includes any free maintenance periods granted.

Revenue for consulting services is recognized as the consulting services are performed. Reimbursements received for out-of-pocket expenses incurred are classified as revenue in the Consolidated Statements of Operations.

When recognition of revenue has been deferred, this deferred revenue is recorded as a liability in the Consolidated Balance Sheets.

f. Advertising costs

Advertising costs are expensed when incurred. Advertising expense totaled $684 thousand, $512 thousand and $515 thousand for the years ended December 31, 2001, 2002 and 2003 respectively.

g. Income taxes

The Company accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable profit in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the assets will be realized.

h. Net result per ordinary share

Basic Net result per ordinary share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted Net result per ordinary share is computed using the weighted average number of ordinary shares and potential ordinary shares (when dilutive) outstanding during the period. Potential ordinary shares are shares that are issuable upon the exercise of share options where the options have vested and the exercise price is greater than the closing market price per share on the last day of the period.

i. Share based compensation

The Company generally recognizes no compensation expense with respect to the grant of share options since the exercise price of the share options awarded are equal to the fair market value of the underlying security on the grant date. Exercise dates are generally between 1 and 5 years from the date of grant. A total of up to 10% of the current issued number of shares may be issued as options. The compensation cost charged against the result for the year ended December 31, 2003 in respect of options granted was $nil (2002: $nil, 2001: $nil). Had the compensation cost, based on fair value (calculated using the Black-Scholes method), been considered as compensation expenses, the Company’s Net result and per share data for the years ended December 31, 2001, 2002 and 2003 would have been the pro-forma amounts indicated below:

	December 31,
	2001	2002	2003
Net result—reported	4,028	4,181	(12,896)
Fair value cost of outstanding options	(1,148)	(1,299)	(817)

Net result—pro-forma	2,880	2,882	(13,713)

Net result per ordinary share—reported	$0.18	$0.18	$(0.56)
Diluted Net result per ordinary share—reported	$0.18	$0.18	$(0.56)
Net result per ordinary share—pro-forma	$0.13	$0.13	$(0.60)
Diluted Net result per ordinary share—pro-forma	$0.13	$0.12	$(0.60)

Weighted average shares outstanding—basic	22,746,542	22,880,215	22,893,888

Weighted average shares outstanding—diluted	22,889,946	23,294,494	22,893,888

The Company has restated its computation of the fair value of share options issued to employees following a review of the discount rates and volatility assumptions used in the model in prior periods. This has resulted in an increase in the fair value of outstanding options of $441 thousand in 2002 from that previously reported.

	December 31,
	2001	2002	2003
Option pricing model assumptions
Risk free interest rate	4.55%	5.17%	4.65%
Expected life (years)	1-5 years	1-5 years	1-5 years
Volatility	80.37%	85.09%	87.11%

Weighted average fair value of options granted in year:	$1.72	$1.87	$2.23

j. Fair value of financial instruments

The fair value of the Company’s cash and cash equivalents, trade accounts receivable, accounts payable, certain other short-term liabilities and debt payable approximate their carrying value.

k. Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost less accumulated amortization.

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Should pre-acquisition contingencies relating to the valuation of such assets and liabilities crystallize within one year from the purchase date, the Company records such items against goodwill. Goodwill is amortized on a straight-line basis over a three to five year period. Additionally, goodwill is tested for impairment annually or whenever impairment indicators require, however goodwill was fully amortized at the balance sheet date.

Licensing rights represent the repurchase of the marketing and licensing rights to develop and localize the Scala software in South America, Central America, and the islands in the Western Atlantic Ocean. The Company reassessed the useful economic life of the licensing rights as at January 1, 2002. Based on its analysis, from January 1, 2002 onwards, the acquired licensing rights are being amortized over a remaining estimated useful economic life of nine years, from January 1, 2002. Formerly these rights were amortized on a straight-line basis over an estimated useful life of five years. The effect of this change was to reduce the amortization charge from $900 thousand per annum to $344 thousand per annum.

Software development costs are capitalized from the point that the technological and commercially feasibility is established, including third-party developed products and the cost of software localization and language translation. Costs that do not qualify for capitalization are charged to the Research and development expense line in the Consolidated Statements of Operations as incurred. Capitalized software development costs includes third party development costs related to the localization and translation of Company’s products and the cost of certain components acquired from third parties for integration into Company’s products. Capitalized amounts are amortized, using the straight-line method, over the estimated useful lives of the products, which range from three to five years. The Company believes that technological feasibility of its internally developed products can only be confirmed close to the time of commercial availability.

The Company has formed a non-distributable legal reserve amounting to $1,966 thousand relating to the non amortized portion of the capitalized software development costs.

l. Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment purchased under capital lease agreements is stated at the present value of minimum lease payments calculated at the inception of the lease, less accumulated depreciation up to the balance sheet date. The Company provides for depreciation of machinery and equipment using the straight-line method over the shorter of the estimated useful lives of the respective assets, which range from three to five years or the lease term if this is shorter. Leasehold improvements are amortized over three to five years, or the remaining lease term if this is shorter.

Equipment used in relation to research and development is written off as purchased except where significant alternative use exists, in which case it is capitalized as above. Recurring maintenance on property and equipment is expensed as incurred.

When assets are retired or otherwise disposed, the related cost and accumulated depreciation are eliminated from the respective accounts and any gains or losses on disposals are included in the result from operations.

m. Impairment of intangible and tangible fixed assets

The Company periodically evaluates long-lived assets for impairment. Additionally, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, that asset is reviewed for impairment. Recoverability of assets is measured by a comparison of the carrying amount of an asset to the recoverable amount being the higher of the selling price and the value in use. If the carrying amount of an asset exceeds the recoverable amount, an impairment charge is recognized.

n. Associated interests

Associated interests are accounted for under the equity method on the basis that significant interest is presumed.

o. Allowance for doubtful debts

The Company sells its products directly to end users on payment terms appropriate to the credit worthiness of the customer. The Company also sells its products through exclusive third party distributors and non-exclusive dealers under terms appropriate to the credit worthiness of the distributor or dealer. To the extent that emerging markets represent a greater vulnerability to recoverability and to bad debts, The Company takes all appropriate steps to verify the credit worthiness of customers and recoverability of amounts due before revenue is recognized. Receivable from customers are generally unsecured. The Company continuously monitors its customer account balances and actively pursues collections on past due balances.

p. Cash and cash equivalents

Highly liquid investments that have an original maturity of three months or less are treated as cash and cash equivalents.

3.    Operating result

Analysis of certain of the cost components of the operating result are set out below:

a. Operating lease costs

Total rental expense for operating leases for the years ended 31 December 2001, 2002 and 2003 amounted to approximately, $719 thousand, $710 thousand and $762 thousand respectively.

b. Salaries and wages

	Year ended December 31,
	2001	2002	2003
Wages and salaries	26,032	27,873	28,003
Social security costs	3,438	4,159	4,595
Pension costs	560	716	666

	30,030	32,748	33,264

The Company makes various pension payments to commercially available defined contribution pension plans or various state pension schemes for employees. Such payments are generally made each month along with the employee’s salary payments, on which the payments are based. Other than the obligation to make these payments, the Company has no other obligations in respect of pension liabilities for employees.

Salary and wage costs are allocated to expense captions in the Consolidated Statements of Operations based on the headcount.

c. Employees

The average number of employees during 2003 was 632 (2002: 635, 2001: 583), on a full-time equivalent basis. The number of employees by category is summarized as follows:

	Year ended December 31,
	2001	2002	2003
	Average	Average	Beginning of year	End of year	Average
Sales	93	105	104	105	106
Consulting	149	125	124	113	118
Maintenance & hotline	82	86	84	74	80
Research & development	106	172	206	177	197
Finance & administration	128	125	122	106	114
Marketing & Academy	25	22	21	14	17

	583	635	661	589	632

d. Remuneration of the Management Board and the Supervisory Board

Management Board compensation and philosophy

The Company operates in a sector that comprises a worldwide, mobile, highly motivated and highly skilled workforce. As competitive pressures grow ever stronger, it becomes of paramount importance for the Company to retain and attract the most talented individuals across all of our business units. This is especially important at the most senior levels of the Company, as competition for the leaders in our industry is unusually intense.

To this end, it is the Company’s philosophy to remunerate the Management Board, in common with other staff, through compensation packages lying above the median of the industry averages for companies with similar size and growth objectives and in recognition of their local labor markets. Additional incentives are in the form of challenging, formally-targeted variable bonus and commission schemes, and share options which vest annually during a three year period. The Company also provides tangible benefits, such as pension contributions and private health coverage, where this is the norm in the local labor market.

The Supervisory Board monitors and regularly reviews the remuneration policies of the Company.

Remuneration and related costs, including pension costs, of the current and former Management Board amounted to:

	Year ended December 31, 2003
	Salary	Bonus	Pension Costs	Payments on resignation	Total
S. Shvedov	158	30	—	—	188
B. Moorhouse*	184	95	18	—	297
J. Palmquist*	131	25	—	—	156

	473	150	18	—	641
Former members:
M. Burdett**	218	18	198	398	832
N. Lindsay	428	—	—	—	428
B. Nicoson	94	31	—	39	164
C. Houle	639	—	—	—	639
M. Longman	26	—	—	—	26
A. Kemi	26	—	—	—	26

	1,904	199	216	437	2,756

*	Joined Management Board May 15, 2003
**	M. Burdett left the Company May 31, 2003 and the Management Board on the September 12, 2003. An amount of $179 thousand included in his Pension Costs relate to his payments received on resignation.
***	Included in Salary costs is $900 thousand in relation to commitments entered into prior to 2003.

	Year ended December 31, 2002
	Salary	Bonus	Pension Costs	Payments on resignation	Total
M. Burdett	355	110	3	—	468
N. Lindsay *	312	45	45	428	830
B. Nicoson	233	56	—	—	289
S. Shvedov	118	15	—	—	133

	1,018	226	48	428	1,720
Former member:
C. Houle	253	—	—	20	273

	1,271	226	48	448	1,993

*	N. Lindsay left the Company on December 31, 2002 and the Management Board on May 15, 2003.

For part of the years ended December 31, 2002 and 2003, David Cairns held the role as acting Chief Financial Officer. His remuneration amounted to $59 thousand and $105 thousand for the two years respectively.

The Company share options are granted, at the then-ruling market price, on an ad-hoc but formalized basis. Before each granting cycle (March 1st and September 1st each year) the Management Board draws up the distribution criteria, which in all cases will relate to staff that the Management Board believes are fundamental to the continuing success of the business and those that have a direct impact of the overall performance of the Company. The following is a list of the scenarios that will most likely merit the award of the Company share options: new hires of strategic staff, significant promotions of strategic staff, rewards for successful project completions and key staff retention. Unlike many other companies in our sector, at the Company there is no guarantee of share options on joining the Company, as well as there being no guarantee of future options should an individual already have been granted options. In March 2003 there was a limited issue of options and there were no option grants for the September 2003 cycle.

The Company adheres to the relevant Insider Trading legislation regarding the exercise of share options. Generally, members of the Management Board with share options, terminating his or her employment with the Company, will retain his or her share options, with the vesting periods remaining the same. Such options would also be exercisable for two years after vesting date, and would then lapse.

The Company believes that this compensation policy is in the best interests of the Company and the Company’s stakeholders, providing as it does a long-term underlying foundation to enhance shareholder value through the accumulated knowledge of the Management Board.

The table below gives an overview of the share options held by current and former members of the Board of Management:

	Number of options						Amount in €
	As at December 31, 2002		Granted	Exercised	Lapsed	As at December 31, 2003	Weighted average exercise price**	Year of expiry
B. Moorhouse	—		10,000	—	—	10,000	1.55	2006
	—		10,000	—	—	10,000	1.55	2007
	—		10,000	—	—	10,000	1.55	2008

	—		30,000	—	—	30,000	1.55

J. Palmquist	10,100	*	—	—	10,100	—	3.44	2003
	14,500	*	—	—	—	14,500	2.49	2004
	13,100	*	—	—	—	13,100	2.69	2005
	9,800	*	—	—	—	9,800	2.69	2006
	4,000	*	—	—	—	4,000	3.93	2007

	51,500		—	—	10,100	41,400	2.72

S. Shvedov	12,500	*	—	—	12,500	—	3.45	2003
	13,600	*	—	—	—	13,600	2.61	2004
	8,300	*	—	—	—	8,300	2.25	2005
	5,000	*	—	—	—	5,000	2.09	2006

	39,400	*	—	—	12,500	26,900	1.70
	21,700		—	—	—	21,700	2.09	2004
	31,700		—	—	—	31,700	2.67	2005
	31,600		—	—	—	31,600	2.67	2006
	10,000		—	—	—	10,000	3.93	2007

	134,400		—	—	12,500	121,900	2.46

Former members:
M. Burdett	19,425	*	—	—	19,425	—	3.79	2003
	19,325	*	—	—	—	19,325	3.79	2004

	38,750	*	—	—	19,425	19,325	3.79
	6,700		—	—	6,700	—	2.48	2003
	33,700		—	33,500	—	200	2.05	2004
	73,300		—	33,300	—	40,000	3.08	2005
	66,600		—	—	—	66,600	3.14	2006
	40,000		—	—	—	40,000	3.93	2007

	259,050		—	66,800	26,125	166,125	3.06

C. Houle	43,400		—	—	43,400	—	3.07	2003
	77,000		—	33,400	—	43,600	3.06	2004
	53,300		—	—	—	53,300	2.51	2005
	63,300		—	—	—	63,300	2.19	2006
	10,000		—	—	—	10,000	3.93	2007

	247,000		—	33,400	43,400	170,200	2.63

	Number of options						Amount in €
	As at December 31, 2002		Granted	Exercised	Lapsed	As at December 31, 2003	Weighted average exercise price**	Year of expiry
N. Lindsay	25,000	*	—	—	25,000	—	3.25	2003
	25,000	*			—	25,000	3.25	2004

	50,000		—	—	25,000	25,000	3.25
	6,700		—	—	6,700	—	2.48	2003
	33,600		—	—	—	33,600	2.05	2004
	43,300		—	—	—	43,300	2.48	2005
	36,600		—	—	—	36,600	2.49	2006
	10,000		—	—	—	10,000	3.93	2007

	180,200		—	—	31,700	148,500	2.70

B. Nicoson	7,500	*	—	—	7,500	—	3.25	2003
	7,500	*	—	—	—	7,500	3.25	2004

	15,000	*	—	—	7,500	7,500	3.25
	13,700		—	—	—	13,700	1.99	2004
	43,300		—	—	—	43,300	2.48	2005
	36,600		—	—	—	36,600	2.49	2006
	10,000		—	—	—	10,000	3.93	2007

	118,600		—	—	7,500	111,100	2.60

	990,750		30,000	100,200	131,325	789,225	2.85

*	Options granted before date of appointment as a member of the Management Board
**	Weighted average except for details of options exercised, which are shown by actual exercise price

Supervisory Board

Current and former members of the Supervisory Board received the following remuneration, by virtue of the positions they held:

	Year ended December 31, 2002			Year ended December 31, 2003
	Membership	Committees and other service	Total	Membership	Committees and other service **	Total
J.E. Lundberg	28	26	54	42	86	128
F. Ewald	5	11	16	25	57	82
A. Kemi *	58	117	175	36	114	150
W.S. Toussaint	5	13	18	25	27	52
G. Auer	—	—	—	16	11	27
E. van de Merwe	—	—	—	16	22	38

	96	167	263	160	317	477
Former members:
E. Dyson	21	3	24	—	9	9
P. Myren	—	—	—	—	34	34

	117	170	287	160	360	520

*	A Kemi’s compensation to act temporarily as interim CEO, as designated by the Supervisory Board, amounted to $370 thousand for the 2003.
*	Included in the committee and other service costs is $98 thousand in relation to commitments entered into prior to 2003.

The table below gives an overview of the share options held by current and former members of the Supervisory Board:

	Number of options				Amount in €
	As at December 31, 2002		Exercised	Lapsed	As at December 31, 2003	Weighted average exercise price	Expiry date
J.E. Lundberg	2,500		—	2,500	—	2.48	2003
	14,300		—	—	14,300	2.02	2004
	19,100		—	—	19,100	2.52	2005
	16,600		—	—	16,600	2.53	2006
	5,000		—	—	5,000	3.93	2007

	57,500		—	2,500	55,000	2.52

A. Kemi	4,300	*	—	4,300	—	3.32	2003
	4,100	*	—		4,100	3.25	2004

	8,400	*	—	4,300	4,100	3.29
	11,800		—	—	11,800	1.92	2004
	16,600		—	—	16,600	2.53	2005
	16,600		—	—	16,600	2.53	2006
	5,000		—	—	5,000	3.93	2007

	58,400		—	4,300	54,100	2.58

Former members:
E. Dyson	2,500		—	2,500	—	2.48	2003
	14,300		—	—	14,300	2.02	2004
	19,100		—	—	19,100	2.52	2005
	16,600		—	—	16,600	2.53	2006
	5,000		—	—	5,000	3.93	2007

	57,500		—	2,500	55,000	2.58

P. Rawlins	2,500		—	2,500	—	2.48	2003
	2,500		2,500	—	—	2.48	2004
	2,500		2,500	—	—	2.48	2005

	7,500		5,000	2,500	—	2.58

	180,900		5,000	11,800	164,100	2.55

*	Options granted as a member of the Management Board

From 2003, as a part of the Company’s adoption of the recommendations of The Dutch Social Economic Council (The Netherlands, 2001), members of the Supervisory Board will no longer be compensated in the form of share options. Instead, members of the Supervisory Board will be remunerated in cash, with remuneration in line with comparable board members in our sector.

It should be noted that the share options currently held by members of the Supervisory Board will still be held by those members until they vest, at which time these shall be exercised and sold at the current market value (if above the ‘strike’ price of the options) or expire (if the ‘strike’ price is below the current market value at that time). Restrictions on exercise are the same as discussed under Management Board share options. In all cases, the reason for the grant of these options to members of the Supervisory Board was in line with the share option—allocation policy discussed under Management Board share options.

e. Management Board and Supervisory Board members’ interests in the Company’s shares

Members of the Management Board and of the Supervisory Board held the following interests in the Company’s shares:

	Number of shares (‘000)
	As at
	December 31, 2002	December 31, 2003
Management Board
S. Shvedov	21	21
J. Palmquist*	5	5

	26	26

Supervisory Board
J.E. Lundberg	17	17
F. Ewald	200	200
A. Kemi	27	27

	244	244

	270	270

*	acquired before joining the Management Board

f. Auditors’ fees

Auditors’ fees amounted to:

	Year ended December 31,
	2001	2002	2003
Audit fees	330	435	540
Underprovision for prior year audit fee	—	85	63

	330	520	603
Fees for non-audit services	169	59	85
Fee relating to proposed merger (note 3 (i))	—	—	700

	499	579	1,388

g. Restructuring costs

In the second quarter of 2003, the Company adopted a restructuring plan, incurring a restructuring charge of $2,568 thousand. The restructuring charges consisted primarily of the termination of 74 positions, mainly in the administration, sales and consulting areas and write-offs of facilities and services. $203 thousand remained as an accrual at December 31, 2003.

The table below presents the changes in the restructuring accrual, from December 31, 2002 to December 31, 2003. The restructuring cost accrual is included in “Accrued expenses” on the Consolidated Balance Sheets.

	Balance December 31, 2002	Charge during period	Utilized during period	Balance December 31, 2003
Employee severance and other termination benefits	—	2,368	(2,235)	133
Facilities and services	—	200	(130)	70

	—	2,568	(2,365)	203

The accrual is expected to be used in full in 2004.

h. Other employee taxes

From the time of listing on the Amsterdam Stock Exchange in 1998, the Company has operated in a number of locations. In keeping with the nature of the Company’s operations, directors, senior management and other staff have been required to work flexibly and to change their professional and personal locations in response to business changes. This has given rise to considerable complexity in employment and compensation arrangements, which have in some cases been compounded by the termination of individual’s employment contracts.

Actions were taken in 2001 and 2002 to regularize these complex historic employee compensation arrangements.

Provisions for certain of these liabilities were made in the 2002 statutory accounts. However, in the third quarter of 2003, the formalization of the associated settlements highlighted potential additional settlement costs amounting to $2.1 million. $0.9 million of this amount related to Financial Year 2002 and has been accrued in the current year. The balance reflects exchange rate movements and further increases in these liabilities relating to the current Financial Year.

i. Transaction cost

In the fourth quarter of 2003, the Company announced its intention to merge with Epicor Software Corporation and as at December 31, 2003 has incurred $1,847 thousand in costs relating to advisory fees which are included in General and Administrative costs in the Consolidated Statements of Operations. As at December 31, 2003 $1,847 thousand remained as an accrual and is included in “Accrued expenses” on the Consolidated Balance Sheets.

j. Transactions with Abisko Development Limited

Prior to 2001 the Company recognized revenue associated with the sale and licensing of Company-owned intellectual property rights (“IPR”) to Abisko Development Limited. The Company subsequently purchased the completed and enhanced IPR developed by Abisko Development Limited in two tranches, the first prior to 2001 and the second in 2001. The purchase price also included an effective refund of the costs incurred by Abisko Development Limited prior to 2001 in the purchase and licensing of Company owned IPR. The amortization charge in 2003 incorporates a specific charge of $714 thousand to reflect the write-down of the carrying value of the capitalized software costs associated with these transactions to eliminate the effective refund referred to above. As at December 31, 2003 the revised carrying value of the IPR capitalized under this arrangement is $1,067 thousand.

4.    Depreciation and amortization

Depreciation and amortization costs consist of:

	Year ended December 31,
	2001	2002	2003
Depreciation of property and equipment
Leasehold improvements	25	44	100
Computers and equipment	1,735	693	683
Furniture and fittings	283	170	100
Vehicles	67	32	33

	2,110	939	916

Amortization of intangible fixed assets
Goodwill	245	470	—
Licensing rights	906	344	391
Software development costs	2,196	2,266	2,950

	3,347	3,080	3,341

	5,457	4,019	4,257

Included in the software development costs amortization charge for the year ended December 31, 2003 is a specific charge of $714 thousand to reflect the write-down of the carrying value of the capitalized software costs (refer to note 3 (j)).

The amortization expense for the next five years is estimated to be $2,052 thousand for 2004, $764 thousand for 2005, $681 thousand for 2006 and $423 thousand for 2007 and 2008.

5.    Income Taxes

The Company’s income tax expense comprises the following:

	Year ended December 31,
	2001	2002	2003
Current tax expense
Netherlands	282	41	1,493
Rest of the world	788	1,106	343

Total current tax expense	1,070	1,147	1,836

Deferred tax expense/(credit):
Netherlands	—	(1,051)	2,662
Rest of the world	—	1,942	(62)

Total deferred tax expense/(credit)	—	891	2,600

Total income tax expense	1,070	2,038	4,436

The sources of Net result before taxes for the reporting periods were:

	Year ended December 31,
	2001	2002	2003
Netherlands	(770)	4,512	(2,548)
Rest of the world	5,868	1,707	(5,912)

Net result before income taxes	5,098	6,219	(8,460)

The difference between the actual income tax expense/(benefit) and the expected tax expense/(benefit) computed by applying Dutch statutory income tax rates to the result before taxes is attributable to the following:

	Year ended December 31,
	2001		2002		2003
Expected income tax at Dutch statutory rate	1,759	35%	2,146	35%	(2,919)	35%
Tax rate differences on foreign activities	(2,052)	(41)%	(307)	(8)%	3,697	(44)%

Expected income tax expense/(benefit) at statutory rates	(293)	(6)%	1,839	27%	778	(9)%
Non-deductible expenses	948	19%	125	2%	—	—
Amortization of goodwill	86	2%	162	3%	—	—
Other	329	6%	(979)	(15)%	1,058	(13)%

Total current tax expense	1,070	21%	1,147	17%	1,836	(22)%
Movement in valuation allowance	646	13%	(7,536)	(113)%	8,149	(96)%
Tax losses utilized/(created) and written off	(2,984)	(59)%	7,934	119%	(5,276)	62%
Timing differences	2,338	46%	493	7%	(273)	3%

Total deferred tax expense/(credit)	—	—	891	13%	2,600	(31)%

Total income tax expense	1,070	21%	2,038	30%	4,436	(53)%

The effects of temporary differences and carry forwards, which give rise to the deferred tax asset, are as follows:

	Year ended December 31,
	2002	2003
Deferred tax asset
Allowances for doubtful accounts receivable	1,075	2,120
Deferred revenue	54	—
Operating tax losses carried forward	64,718	76,492

Total gross deferred tax asset	65,847	78,612

Total gross deferred tax asset at statutory tax rates	10,964	16,513
Less valuation allowance	(5,351)	(13,500)

Deferred tax asset	5,613	3,013

Net deferred tax asset
Current	1,737	1,700
Non-current	3,876	1,313

	5,613	3,013

Of the $76,492 thousand of operating tax losses carried forward, $13,187 thousand expires over a period of 1 to 5 years, $8,046 thousand expires over period of 10 to 15 years and $55,259 thousand has an indefinite life.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. During 2002 and 2003, the valuation allowance has decreased by $7,536 thousand and increased by $8,149 thousand respectively.

The Company has not recognized a deferred tax liability of approximately $106 thousand, relating to $1,100 thousand of total temporary differences, for the undistributed earnings of its foreign operation that arose in 2003 and prior years because the Company currently does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company is no longer able to demonstrate that it plans to permanently reinvest undistributed earnings.

6.    Net result per ordinary share

A reconciliation between basic and diluted Net result per ordinary share is provided below:

	Year ended December 31,
	2001	2002	2003
Basic net result per ordinary share	$0.18	$0.18	$(0.56)

Weighted average number of ordinary shares outstanding	22,746,542	22,880,215	22,893,888
Dilutive effect of:
Share options	143,404	414,279	—
Weighted average number of ordinary shares and potential ordinary shares	22,889,946	23,294,494	22,893,888

Diluted net result per ordinary share	$0.18	$0.18	$(0.56)

7.    Intangible assets

The changes in intangible assets during 2003 were as follows:

	Licensing rights	Software development costs	Total
Balance as at December 31, 2002:
Cost	4,526	12,093	16,619
Accumulated amortization	(1,772)	(7,177)	(8,949)

Book value	2,754	4,916	7,670

Changes in book value:
Additions	912	—	912
Amortization	(391)	(2,950)	(3,341)

Total changes	521	(2,950)	(2,429)

Balance as at December 31, 2003:
Cost	5,438	12,093	17,531
Accumulated amortization	(2,163)	(10,127)	(12,290)

Book value	3,275	1,966	5,241

During 2003 the licensing rights for Australia, New Zealand, Papua New Guinea, Spain and Portugal were re-acquired from exclusive value added resellers to whom the rights had previously been granted by the Company.

For the years ended December 31, 2002 and 2003, no internally generated software development costs were capitalized, there is no carrying value of any such previously capitalized costs on the Consolidated Balance Sheets.

Included in the software development costs amortization charge for the year ended December 31, 2003, is a specific charge of $714 thousand to reflect the write-down of the carrying value of the capitalized software costs (refer to note 3 (j)).

8.    Property and equipment

The components of property and equipment and the changes during 2003 were as follows:

	Leasehold Improvements	Computers and Equipment	Furniture and Fittings	Vehicles	Total
Balance as at December 31, 2002:
Cost	671	9,100	1,835	497	12,103
Accumulated depreciation	(502)	(7,928)	(1,668)	(445)	(10,543)

Book value	169	1,172	167	52	1,560

Changes in book value:
Additions	391	805	59	—	1,255
Disposals	(3)	(25)	(8)	—	(36)
Removal of fully depreciated assets—cost	(185)	(2,835)	(853)	—	(3,873)
Removal of fully depreciated assets—depreciation	185	2,835	853	—	3,873
Depreciation	(100)	(683)	(100)	(33)	(916)
Translation differences	9	(4)	84	53	142

Total changes	297	93	35	20	445

Balance as at December 31, 2003:
Cost	692	6,544	1,098	644	8,978
Accumulated depreciation	(226)	(5,279)	(896)	(572)	(6,973)

Book value	466	1,265	202	72	2,005

The Company is committed under various capital lease agreements under which the Company has economic ownership of, but not legal title to the assets, which expire over the next 3 years. The gross amount of assets held under capital leases included in property and equipment is as follows:

	December 31,
	2001	2002	2003
Computer equipment	61	4	—
Vehicles	17	43	121

	78	47	121
Less accumulated depreciation	(51)	(10)	(52)

	27	37	69

9.    Non-current financial assets

The changes during 2003 were as follows:

	Associated Companies	Deferred Tax	Other Assets	Total
Balance as at December 31, 2002:	72	3,876	468	4,416
Changes:
Deferred tax charge	—	(2,563)	—	(2,563)
Other movements	—	—	(200)	(200)

Balance as at December 31, 2003:	72	1,313	268	1,653

At December 31, 2002 and 2003 Other assets comprised mainly rent deposits.

10.    Accounts receivable

Accounts receivable consist of the following:

	December 31,
	2002	2003
Face value of outstanding receivables	15,555	19,686
Less provision for doubtful accounts	(1,075)	(2,128)

	14,480	17,558

Receivables are recorded in the accounts net of provisions. In determining the value of such provisions, the risk of default is assessed on an individual customer basis having regard to the circumstances unique to the customer and the surrounding economic conditions in the countries in which they are present. There are no other material credit risks.

Certain account receivable balances for certain subsidiaries have been pledged as security for the overdraft facilities (refer to note 17).

11.    Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2002	2003
Employee and other receivables	523	1,408
Prepayments	1,616	1,553
Accrued income	1,239	344
Other current assets	87	89

	3,465	3,394

12.    Cash and cash equivalents

The cash and cash equivalents are receivable on demand.

13.    Shareholders’ equity

Share capital

Issued and paid up shares were translated into US$ using the historical rate prevailing at the transaction date.

Additional paid in capital

The additional paid in capital comprises the proceeds from the issue of shares insofar as these exceed the nominal amount of the shares (proceeds above par).

Statutory non-distributable reserve

In compliance with Netherlands law, the Company has formed a non-distributable legal reserve required for capitalized software development costs, amounting to $1,966 thousand.

Other statutory reserves

As allowed under the Company’s Articles of Association the Management Board has released the balance of $3,049 thousand to the accumulated deficit.

14.    Long-term liabilities

Long-term liabilities consist of the following:

	December 31,
	2002	2003
Deferred revenue (note 16)	108	—
Capital leases (note 18)	76	16
Other long-term liabilities	8	7

	192	23

15.    Accrued expenses

Accrued expenses consist of the following:

	December 31,
	2002	2003
Payable to employees	274	404
Accrued bonuses	1,865	1,919
Accrued commissions	712	909
Accrued vacation costs	588	613
Accrued transaction costs	—	1,847
Accrued legal fees	161	655
Fees and other expenses	4,038	3,901

	7,638	10,248

16.    Deferred revenue

Deferred revenue consists of the following:

	December 31,
	2002	2003
Recognizable within one year:
Deferred license revenue	313	302
Deferred consultancy revenue	149	452
Deferred maintenance revenue	12,248	15,246

	12,710	16,000

Recognizable after one year:
Deferred maintenance revenue	108	—

	108	—

Total:
Deferred license revenue	313	302
Deferred consultancy revenue	149	452
Deferred maintenance revenue	12,356	15,246

	12,818	16,000

17.    Other current liabilities

Other current liabilities consist of the following:

	December 31,
	2002	2003
Tax payable	1,440	2,166
Bank overdraft	1,297	937
Other current liabilities	420	235

	3,157	3,338

The bank overdraft facilities have a weighted average interest rate of 4.83% for the year ended December 31, 2003 (2002: 5.51%). The overdraft facilities are at variable interest rates and are secured by fixed and floating charges over certain assets of certain subsidiaries. In addition, the Company has guaranteed these overdrafts and the balance outstanding as at December 31, 2003 was $937 thousand (2002: $1,297 thousand).

18.    Commitments and contingencies

a. Commitments

The Company has entered into certain non-cancelable operating leases, primarily for office equipment and vehicles that expire as detailed below. Below is a schedule of the future minimum lease payments under these non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2003 and 2002:

	Payment Due
Years Ending December 31,	Capital Leases	Operating Leases
2004	22	1,689
2005	6	625
2006	4	321
2007	4	74
2008 and thereafter	—	53

Total minimum lease payments	36	2,762

Less: Interest costs	4

Present value of future minimum lease payments	32
Less: Current installments	16

Long-term	16

As at December 31, 2002

	Payment Due
Years Ending December 31,	Capital Leases	Operating Leases
2003	150	797
2004	84	370
2005	7	183
2006	3	135
2007 and thereafter	9	—

Total minimum lease payments	253	1,485

Less: Interest costs	27
Present value of future minimum lease payments	226
Less: Current installments	150

Long-term	76

b. Contingencies and litigation

The Company is involved in various legal actions arising in the ordinary course of business. While the outcomes of such matters is currently not determinable, it is management’s opinion that these matters will not have a material adverse effect on the Company’s consolidated financial condition or the results of its operations.

At the end of March 2004 Management received a letter from a former distributor whose contract was terminated during 2000. The former distributor is proposing to commence arbitration proceedings against Scala in respect of damages for the alleged loss of profits and certain other matters. The letter sets out proposals for damages of up to approximately $10 million. Management believe the claim does not have any substance and consider that the likelihood of any arbitration proceedings awarding damages to the former distributor to be remote. The Company intends to defend this action vigorously.

No guarantees have been granted by SBS, other than those related to consolidated subsidiaries discussed in note 17.

c. Contingent consideration

There is a deferred consideration element to the purchase of the licensing rights in Australia consisting of a payment equal to 15% of the total end user license value sold in specific territories to five named clients during the twelve month period from May 28, 2003. As at December 31, 2003 a provision has not been made for this deferred consideration due to the uncertainty over whether these amounts will become due.

19.    Business acquisitions and divestments

During the years ended December 31, 2002 and 2003, the Company neither acquired nor disposed of any entities.

During the year ended December 31, 2002 the Company paid final installments of contingent consideration in cash amounting to $102 thousand in respect of the acquisition of LSI Computer Systems PLC on October 1, 1997 and $58 thousand in respect of the acquisition of Scala Finland OY, Scala Balticum AS, Scala Eesti AS, Scala Latvija SIA and Scala Lietuva UAB on February 12, 1999. These amounts were capitalized in goodwill.

20.    Related party transactions

Abisko Development Ltd

The Company holds indirectly, through its subsidiary Scala ECE (Overseas) Limited, a 19.9% share in Abisko Development Ltd (“Abisko”), which was engaged in the research and development of software products, and is a subsidiary of Sonata Software Ltd, India. As of December 31, 2003 there is $1,105 thousand of unamortized software development costs purchased from Abisko. During the years ended December 31, 2002 and 2003, Abisko was dormant.

21.    Segment information

For management purposes, the company is currently organized into geographic business units operating in a single industry segment, providing business management software solutions to small and mid-sized businesses. Substantially, all of the Company’s revenue is derived from the licensing of software products and providing related consulting, support and training services. The Company does not manage its business by solution or focus area and therefore does not maintain its revenue on such a basis.

Management reviews financial information presented on a consolidated basis, accompanied by summary disaggregated information, excluding inter-company transactions, about revenue and operating expenses by geographic region for purposes of assessing financial performance and making operating decisions.

Segment information about these geographic business units is presented below:

	Total revenue	Operating expenses excluding amortisation	Operating result before amortisation	Result before taxes
Year ended December 31, 2002
Western Europe	11,663	7,017	4,646	4,558
Northern Europe	22,767	8,903	13,864	12,747
Central and Eastern Europe	13,457	5,392	8,066	7,296
CIS	6,871	4,072	2,798	4,100
Asia	8,487	4,444	4,043	3,975
Americas	4,672	2,940	1,732	2,756

	67,917	32,768	35,149	35,432
Non-allocable	5,486	30,956	(25,470)	(29,213)

Total	73,403	63,724	9,679	6,219

Year ended December 31, 2003
Western Europe	15,577	10,933	4,644	4,251
Northern Europe	13,998	5,772	8,226	8,066
Central and Eastern Europe	15,575	9,127	6,448	6,884
CIS	7,098	3,334	3,764	3,740
Asia	8,921	4,501	4,420	4,284
Americas	6,030	3,503	2,527	2,543

	67,199	37,170	30,029	29,768
Non-allocable	1,017	36,632	(35,615)	(38,228)

Total	68,216	73,802	(5,586)	(8,460)

Management monitors depreciation and amortization, total assets, total liabilities (excluding debt) and capital expenditure on a legal entity basis. The following table summarizes financial information on a legal entity basis by geographical area:

	Depreciation and amortization	Total assets	Total liabilities (excluding debt)	Capital expenditure
Year ended December 31, 2002
The Netherlands	1,795	11,530	4,194	18
Rest of Europe	2,027	35,279	24,734	1,015
Asia	106	2,517	2,397	99
North America	91	2,367	1,376	108

Total	4,019	51,693	32,701	1,240

Year ended December 31, 2003
The Netherlands	1,256	13,843	12,181	920
Rest of Europe	2,733	23,763	19,980	1,119
Asia	98	3,057	2,390	98
North America	170	2,152	1,525	30

Total	4,257	42,815	36,076	2,167

The Company operates wholly and majority owned subsidiaries in 29 foreign countries located in the rest of Europe (24), Asia (4) and North America (1).

22.    Share compensation plans

Employee Share Option Plan

At December 31, 2003 the Company had two share option plans comprising an “Employee Share Option Plan” (ESOP) and a US resident plan. Under these plans, options can be granted for new SBS ordinary shares of par value €0.45. The share options vest over a three-year period from the date of grant. The purpose of these share options is to align the interests of employees with those of shareholders by providing additional incentives to maintain and improve SBS’ performance on a long-term basis, and so increases shareholder value. The exercise of all such options granted is restricted by the Company’s rules on insider trading.

A summary of the Company’s combined fixed share option plans (at transaction date exchange rates) as of December 31, 2002 and 2003 and changes during the periods ended on those dates is presented below:

	December 31,
	2002		2003
	Number of Options	Weighted Average	Number of Options	Weighted Average
Outstanding at beginning of year	2,916,770	$3.04	2,373,200	$2.95
Movements:
Granted	500,000	$3.40	30,000	$1.95
Exercised	(197,883)	$2.24	(174,200)	$2.57
Expired or forfeited	(845,687)	$3.69	(487,225)	$4.07

Outstanding at year end	2,373,200	$2.95	1,741,775	$3.36

Options exercisable at year end	941,275		1,083,575

The following table summarizes information about the Company’s combined fixed share option plans (at year end exchange rates) as of December 31, 2003:

	Options Outstanding at December 31, 2003
Year of Grant	Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
1999	$4.08-$6.00	147,925	10 months	$4.19
2000	$2.25-$3.30	293,700	13 months	$2.91
2000	$6.37-$9.78	17,000	3 months	$8.40
2001	$1.88-$2.62	744,150	18 months	$2.35
2001	$2.95	45,000	17 months	$2.95
2002	$4.93	464,000	26 months	$4.93
2003	$1.95	30,000	38 months	$1.95

		1,741,775	19 months	$3.36

23.    Group companies

Scala Business Solutions N.V., the holding company, based in Amsterdam owns the following:

Name	Location	Statutory Seat	Group Interest in Issued Share Capital	Name	Location	Statutory Seat	Group Interest in Issued Share Capital
Group companies: Direct Holdings				Indirect Holdings

Scala Benelux NV	Belgium	Brussels	100%	iScala Ltd	Bermuda	Bermuda	100%
Scala Business Solutions Shanghai Ltd	China	Shanghai	100%	Scala Bulgaria EOOD	Bulgaria	Sofia	100%
Scala ECE (Overseas) Ltd	Cyprus	Nicosia	99%	Scala CIS ZAO	CIS	Moscow	95%
Oy Avicular AB	Finland	Espoo	100%	Scala CIS Ltd.	Cyprus	Nicosia	100%
Oy FD Consulting AB	Finland	Espoo	100%	Scala ECE Middle East Ltd.	Cyprus	Nicosia	99%
Scala France S.A.S.	France	Paris	100%	Scala ECE Central Asia Ltd.	Cyprus	Nicosia	99%
Scala Business Solutions GmbH	Germany	Offenbach	100%	Scala CR sro	Czech Republic	Prague	100%
Scala Business Solutions Ireland Ltd	Ireland	Dublin	100%	Scala Balticum AS	Estonia	Tallinn	100%
Scala Japan KK	Japan	Tokyo	100%	Scala Eesti AS	Estonia	Tallinn	100%
Scala Norge AS	Norway	Oslo	100%	Scala Finland OY	Finland	Espoo	100%
Scala Business Solutions AB	Sweden	Nacka	99%	Ablaksoft Kft	Hungary	Budapest	100%
Scala Business Solutions AG	Switzerland	Rotkreuz	100%	Scala ECE Hungary Kft	Hungary	Budapest	100%
Scala Business Software BV	The Netherlands	Amsterdam	100%	Scala Prima PT	Indonesia	Jakarta	100%
Scala License BV	The Netherlands	Amsterdam	100%	Scala Kazkhstan	Kazakhstan	Almaty	100%
Scala Management BV	The Netherlands	Amsterdam	100%	Scala Latvija SIA	Latvia	Riga	100%
Scala International Ltd.	UK	Cardiff	100%	Scala Lietuva UAB	Lithuania	Vilnius	100%
Scala North America Inc.	USA	Delaware	100%	BAB Scala Malaysia Sdn Bdh	Malaysia	Kuala Lampur	100%
Scala Business Solutions Sp zoo	Poland	Warsaw	100%	Scala Polska Sp zoo	Poland	Warsaw	100%
Scala Turkey Yazilim ve Tlc Ltd	Turkey	Istanbul	99%	Scala Slovakai spol sro	Slovakia	Bratislava	100%
				Scala Business Solutions (S) Pte Ltd	Singapore	Singapore	100%
				Scala Ukraine	Ukraine	Kiev	100%
				iScala Inc	USA	Bermuda	100%

Non-consolidated participating interests: (included in investments in associated companies) Direct Holdings				Indirect Holdings
Scala Software VmbH	Austria	Viena	20%	Abisko Development Ltd	Cyprus	Nicosia	19.9%
Scala Africa (Proprietary) Ltd	South Africa	Johannesburg	7%	Scala Business Solutions SRL	Romania	Bacharest	19.9%
				Scala Business Solutions Konsulta	Bulgaria	Sofia	19.0%

During the year ended December 31, 2003 the Company finalized the liquidation of Scala Asia Pacific Ltd, Scala Business Solutions (SEA) PTE Ltd, Scala Near East Ltd, Scala Misr and Call-us Beslutmodeller Syd AB.

8.3    Auditors’ Report

In our opinion, the Dutch GAAP consolidated financial statements of Scala Business Solutions N.V. for the year 2003 and the comparative data for the years 2002 and 2001, as included in this Offering Memorandum on page 39 up to and including page 63 are consistent, in all material respects, with the Dutch GAAP consolidated financial statements for those years from which they have been derived. We issued unqualified auditors’ reports on these Dutch GAAP financial statements on March 31, 2004, February 14, 2003 and February 16, 2002 respectively.

For a better understanding of Scala Business Solutions N.V.’s financial position and results and of the scope of our audit, the Dutch GAAP consolidated financial statements should be read in conjunction with the Dutch GAAP financial statements from which they have been derived and our auditors’ reports thereon.

Amsterdam, May 12, 2004

KPMG Accountants N.V.

CHAPTER 9.    INFORMATION ON EPICOR

9.1    Profile and Activities

Epicor was incorporated in Delaware on November 12, 1987 under the name Platinum Holdings Corporation. In September 1992, the company changed its name to Platinum Software Corporation. In April 1999, the company changed its name to Epicor Software Corporation. Epicor has ten active operating subsidiaries worldwide.

Epicor designs, develops, markets and supports enterprise and e-business software solutions for use by mid-sized companies as well as divisions and subsidiaries of larger corporations worldwide. Epicor’s business solutions are focused on the midmarket, which generally includes companies between $10 million and $500 million in annual revenues. Epicor’s solutions are designed to help companies focus on their customers, suppliers, partners, and employees, through enterprise-wide management of resources and information. This collaborative focus differentiates Epicor from conventional enterprise resource planning (ERP) vendors, whose primary focus is improving internal business processes and efficiencies. By automating and integrating information and critical business processes across their entire value chain, midmarket companies can improve not just their bottom line, but also their top line, allowing them to compete more effectively in today’s increasingly global economy.

Epicor’s products integrate back office applications for manufacturing, distribution and accounting with front office applications for sales, marketing and customer service and support. Epicor also provides integrated e-commerce capabilities that allow companies to leverage the power of the Internet to allow their organization to further extend beyond the traditional ‘four walls’ of their enterprise, and further integrate their operations with their customers, suppliers and partners.

Epicor offer solutions in the following areas:

•	Customer Relationship Management (CRM)—Epicor’s award-winning customer relationship management solution enables small and midsize enterprises to manage their entire customer lifecycle. Epicor’s CRM solution enables businesses to gather, organize, track and share prospect, customer, competitor and product information, to boost revenues and increase customer satisfaction.

•	Services—Epicor’s solutions for services companies are focused on delivering a complete, end-to-end enterprise and e-business solution. Epicor’s enterprise services automation (ESA) solution provides service organizations with the tools to improve staff utilization, optimize resources and increase cash flow. The services suite includes integrated front office, back office, business intelligence, and collaborative commerce solutions tailored for specific industries including financial services, professional services, not-for-profit, and software & computer services.

•	Distribution—Epicor’s solution for distribution is a comprehensive suite that includes warehouse and inventory management, financials, CRM, e-commerce and business intelligence solutions. The distribution suite automates customer acquisition and order management through to warehouse fulfillment, accounting and customer service. The distribution suite is an end-to-end solution set tailored for wholesale distributors including third party logistics providers.

•	Hospitality and Entertainment—Epicor provides a solution tailored for the hospitality and entertainment industries. The solutions are designed for food service, hotel, sports & recreation, and other entertainment companies. The hospitality and entertainment solutions manage and streamline virtually every aspect of a hospitality organization—from point-of-sale or property management system integration, to cash and sales management, food costing, core financials, business intelligence and beyond—all within a single solution.

•	Manufacturing—Epicor’s manufacturing solutions provide integrated ERP and e-business solutions for make-to-order and mixed-mode manufacturers. Epicor’s solutions are designed to meet the challenges of today’s manufacturing environment typified by short product lifecycles, constant process improvement and mass customization. Epicor’s products have been designed for specific types of manufacturers – from a small job shop to a large manufacturer of complex make-to-order components. The key industries on which Epicor focuses its manufacturing solutions include metal fabrication, capital equipment, electronics, consumer goods and aerospace.

•	Supply Chain—Epicor’s supply chain management solutions enable midmarket companies to extend and optimize their enterprises and more effectively collaborate with their customers, suppliers and partners. From business-to-business e-commerce applications to advanced planning and scheduling to warehouse management, forecasting and fulfillment, Epicor offers solutions that improve operational performance, while strengthening relationships across the supply chain to increase customer value.

•	Supplier Relationship Management—Epicor’s supplier Relationship Management solutions include applications for strategic sourcing, e-procurement. These solutions enable an organization to dramatically reduce costs by driving inefficiencies out of the procurement process. They provide a complete Web-based, buy-side commerce solution that can be rapidly deployed standalone or as part of an integrated enterprise solution.

Epicor’s software products incorporate a significant number of features localized to address international market opportunities, including support for multiple languages, multiple currencies and accounting for value-added taxation (VAT) and goods and services taxation (GST).

Epicor offers consulting, training and support services to supplement the use of its software products by its customers. Midmarket companies require cost effective systems that have broad functionality, yet are rapidly implemented, easily adapted and highly configurable to their unique business requirements.

9.2    Key Figures

The table below presents selected historical consolidated financial data with respect to Epicor as of the dates and for the periods indicated.

The historical consolidated statements of earnings data presented below for the fiscal years ended December 31, 2003, 2002 and 2001 and the historical consolidated balance sheets data as of December 31, 2003, 2002 and 2001 have been derived from Epicor’s audited historical consolidated financial statements, which are included in this Offering Memorandum. The historical consolidated statements of earnings data presented below for the fiscal years ended December 31, 2000 and 1999 and the historical balance sheets data as of December 31, 2000 and 1999 have been derived from Epicor’s historical audited consolidated financial statements, which are not included in this Offering Memorandum.

It is important to read the following selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Epicor’s annual report on Form 10-K for its fiscal year ended December 31, 2003 and the financial statements and management’s discussion and analysis of such financial statements included therein, all filed with the SEC and available on the SEC’s website at www.sec.gov. See in this respect also Chapter 10 (‘Financial Information Concerning Epicor’).

Selected Historical Consolidated Financial Data

(in thousands, except per share amounts)

	As of or For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(5)	(4)	(3)	(2)	(1)
Historical Consolidated Statements of Earnings Data:
Total revenues	$155,422	$143,467	$174,492	$224,155	$261,965
Income (loss) from continuing operations	$9,053	$(7,264)	$(28,730)	$(40,735)	$(50,633)
Income (loss) from continuing operations per share:
Basic	$0.21	$(0.17)	$(0.69)	$(0.98)	$(1.25)
Diluted	$0.18	$(0.17)	$(0.69)	$(0.98)	$(1.25)
Cash dividends declared per share	—	—	—	—	—
Historical Consolidated Balance Sheets Data:
Total assets	$102,223	$73,268	$86,771	$134,787	$170,177
Long-term obligations and redeemable preferred stock	$1,355	$3,043	$2,229	$5,621	$520

(1)

For the year ended December 31, 1999, net loss included restructuring charges of $9,975,000 recorded relative to Epicor’s restructuring activities, related charges aggregating $7,713,000 recorded in cost of license fees and general and administrative expenses to reflect the write down of certain operating assets, and a litigation charge of $1,800,000. For the six months ended December 31, 1998 loss from operations included $5,950,000 of charges for restructuring.
(2)	For the year ended December 31, 2000, net loss included a charge of $5,337,000 recorded in cost of license fees related to the write-down of capitalized software development costs, provision for doubtful accounts of $18,480,000 and a $2,000,000 litigation charge.
(3)	For the year ended December 31, 2001, net loss included gain from sales of product lines of $11,880,000, provision for doubtful accounts of $10,108,000, restructuring charges of $9,658,000 and a charge of $1,500,000 recorded in cost of revenues, related to the write-down of capitalized development costs and reduction in the carrying value of certain intangible assets. See Notes 1, 5 and 7 of paragraph 10.2 (‘Explanatory Notes to the Consolidated Financial Statements for the year ended December 31, 2003, 2002 and 2001’).
(4)	For the year ended December 31, 2002, net loss included restructuring charges of $3,891,000, a $4,288,000 settlement charge, a $600,000 charge included in cost of revenues to write-down certain prepaid software royalties, and a $1,000,000 reduction in general and administrative expenses related to the favorable settlement of international payroll tax issues and a $1,200,000 income tax benefit related to adjustments for certain other international tax issues. See Notes 5, 8, 9 and 14 of paragraph 10.2 (‘Explanatory Notes to the Consolidated Financial Statements for the year ended December 31, 2003, 2002 and 2001’).
(5)	For the year ended December 31, 2003, net income included a restructuring charge of $937,000, a $1,100,000 reduction in operating expenses related to a decrease in the provision for doubtful accounts and a $241,000 fee paid to the holders of the preferred stock accounted for as a beneficial conversion option on the preferred stock. See Notes 5 and 13 of paragraph 10.2 (‘Explanatory Notes to the Consolidated Financial Statements for the year ended December 31, 2003, 2002 and 2001’).

9.3    Epicor Board

Name	Age	Title	Since
L. George Klaus	62	Chairman of the Epicor Board, President and Chief Executive Officer	1996
Donald R. Dixon	55	Director	1995
Thomas F. Kelly	50	Director	2000
Harold D. Copperman	56	Director	2001
Robert H. Smith	67	Director	2003

9.4    Employees

As of February 6, 2004, Epicor had 886 full-time employees, including 182 in product development, 182 in support services, 210 in professional services, 150 in sales, 47 in marketing and 115 in administration. Epicor’s employees are not represented by any collective bargaining organization, and Epicor has never experienced a work stoppage. Epicor believes that employee relations are good.

9.5    Litigation

Epicor is subject to legal proceedings and claims in the normal course of business. Epicor is currently defending these proceedings and claims, and anticipates that it will be able to resolve these matters in a manner that will not have a material adverse effect on the Epicor’s consolidated financial position, results of operations or cash flows.

9.6    Capital and Shares

The authorized capital stock of Epicor consists of 180,000,000 shares of Common Stock, US$ 0.001 par value per share, and 5,000,000 shares of Preferred Stock, US$ 0.001 par value per share. Of the 5,000,000 authorized shares of Preferred Stock, 500,000 shares have been designated as Series A Junior Participating Preferred Stock; 231,915 shares have been designated as Series C Preferred Stock; and 300,000 shares have been designated as Series D Preferred Stock.

As of April 26, 2004, the number of issued and outstanding shares of Common Stock was 46,388,431, the number of issued and outstanding shares of Series C Preferred Stock was 61,735 and the number of issued and outstanding shares of Series D Preferred Stock was 300,000. All issued Epicor Shares are fully paid-up. As of the date of this Offering Memorandum no shares of Series A Junior Participating Preferred Stock have been issued.

Epicor’s outstanding Series C Preferred Stock is convertible into Common Stock on a ten-for-one basis, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holders. Such shares automatically convert into Common Stock ten days after formal notification by Epicor that the average consecutive 20-Nasdaq Trading Day closing stock price of the Common Stock has exceeded US$25.00 per share. The holders of Epicor’s Series C Preferred Stock are entitled to vote with holders of Common Stock on an as converted basis.

Epicor’s outstanding Series D Preferred Stock is convertible into Common Stock on a ten-for-one basis, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holders. Such shares, once registered, automatically convert into Common Stock ten days after formal notification by Epicor that the average consecutive 20-Nasdaq Trading Day closing stock price of the Common Stock has exceeded US$5.73 per share and that Epicor meets certain other conditions. The holders of Epicor’s Series D Preferred Stock are entitled to vote with holders of Common Stock on an as converted basis.

9.7    Common Stock Price Development on Nasdaq

The development of the price per Common Stock (in US$) on Nasdaq in 2003 and 2004 has been as follows.

	Highest Closing Price	Lowest Closing Price
2003
1st Quarter	$2.15	$1.23
2nd Quarter	$5.99	$1.93
3rd Quarter	$9.75	$5.60
4th Quarter	$13.36	$8.78

2004
January	$17.50	$12.74
February	$16.90	$13.54
March	$14.50	$11.58
April	$15.30	$12.48

The development of the price per Scala Share (in EUR) on Euronext and per Common Stock (in US$) on Nasdaq in the last twelve months has been as follows.

9.8    Dividends

Epicor’s bylaws provide that the Epicor Board may declare and pay dividends upon the shares of Epicor’s capital stock, subject to the limitations of the Delaware General Corporation Law and other applicable laws, and Epicor’s certificate of incorporation. Dividends may be paid in cash, in shares of Epicor’s capital stock, or in other property.

Holders of Common Stock, subject to the prior rights, if any, of holders of all classes of stock at the time outstanding having prior rights as to dividends, shall be entitled to receive, when and as declared by the Epicor Board, out of any assets of Epicor legally available therefor, such dividends as may be declared from time to time by the Epicor Board. In the event that the Epicor Board declares a dividend, Epicor shall set a record date for the purpose of determining the holders who are entitled to receive such dividend. Holders of Epicor Common Stock as of the record date shall be entitled to receive such dividends as declared by the Epicor Board.

As provided for in the certificates of designation for Epicor’s Series C Preferred Stock and Series D Preferred Stock, holders of Series C Preferred Stock and holders of Series D Preferred Stock are entitled to receive, when and as declared by the Epicor Board, out of assets of the company legally available therefore, such dividends as may be declared from time to time by the Epicor Board. Such dividends shall be paid pari passu to the holders of the Series C Preferred Stock and holders of the Series D Preferred Stock, pro rata based on the number of shares of Common Stock into which the shares of such series are then convertible, and senior to any dividends paid to the holders of Common Stock or any other Series of Preferred Stock.

Epicor has not paid dividends to date (except for the dividend of one right for each share of Common Stock outstanding pursuant to Epicor’s Stockholder Rights Plan; see below) and it intends to retain any earnings for use in the business for the foreseeable future, also after the acquisition of Scala.

9.9    Stockholder Rights Plan

The Epicor Board has adopted a stockholder rights plan intended to protect stockholders from unfair takeover practices. In connection with the plan, the Epicor Board declared a dividend of one right for each share of common stock outstanding. Until the occurrence of certain triggering events referred to below, the rights trade with shares of Epicor’s common stock and remain unexercisable. The rights will separate from shares of Common Stock and become exercisable following

•	the tenth business day (or such later date as may be determined by the Epicor Board) after a person or group acquires beneficial ownership of 15% or more of the Common Stock or

•	the tenth business day (or such later date as may be determined by the Epicor Board) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock.

After such a triggering event, each right will entitle the holder to purchase for $8.00, the exercise price, a fraction of a share of the Series A Junior Participating Preferred Stock on economic terms similar to that of one share of the Common Stock.

If an acquiror obtains 15% or more of the Common Stock, then each right (other than rights owned by such acquiror and its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of Common Stock having a then-current market value of twice the exercise price. If, after an acquiror obtains 15% or more of the Common Stock,

•	Epicor merges into another entity,

•	an acquiring entity merges into Epicor or

•	Epicor sells more than 50% of the Epicor’s assets or earning power,

then each right (other than rights owned by such acquiror and its affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the exercise price.

At any time after the date on which an acquiror obtains 15% or more of the Common Stock and prior to the acquisition by the acquiror of 50% of the outstanding Common Stock, a majority of Epicor Board may exchange the rights (other than rights owned by such acquiror and its affiliates), in whole or in part, for shares of Common Stock at an exchange ratio of one share of common stock per right (subject to adjustment).

The rights mentioned above will be redeemable at the option of Epicor for $0.01 per right at any time on or prior to the fifth day (or such later date as may be determined by the Epicor Board) after public announcement that a person has acquired beneficial ownership of 15% or more of the Common Stock.

The aforementioned rights expire on the earliest of November 13, 2011 or exchange or redemption of the rights as described above. The terms of the rights and the rights agreement may be amended in any respect without the consent of the holders of the rights on or prior to the distribution date; thereafter, the terms of the rights and the rights agreement may be amended without the consent of the holders of the rights in order to cure any ambiguities or to make changes which do not adversely affect the interests of the holders of the rights holders (other than an acquiror).

Rights will not have any voting rights. Rights will have the benefit of certain customary anti-dilution provisions.

9.10    Epicor Stock Options

Epicor has issued Epicor Stock Options under the following stock options plans:

1999 Nonstatutory Stock Option Plan

On March 18, 2003, the compensation committee of the Epicor Board approved an amendment to the 1999 Plan, to increase the authorized shares of Common Stock under the 1999 Plan by 4,000,000 to a total of 6,000,000 shares of common stock authorized under the 1999 Plan. In addition, the Epicor Board resolved that if the 4,000,000 share increase to the 1999 Plan was approved by stockholders, the Board would cease making grants under the following non-shareholder approved plans: the 1993, 1996, 1997, 1998 Plans and the Transition Plan. This stockholder approval was obtained on May 20, 2003. The 1999 Plan provides for the grant of nonstatutory stock options or stock purchase rights to employees, directors and consultants of Epicor and any parent or subsidiary of Epicor. The 1999 Plan administrator, in its discretion, selects the employees, directors and consultants to whom options are granted, the time or times at which such options shall be granted, and the number of shares subject to each such grant. The 1999 Plan administrator determines the exercise price of options at the time the options are granted, which may not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The administrator also determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 1999 Plan generally vest and become exercisable over two to five years. The 1999 Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock (with some restrictions), cashless exercises, a reduction in the amount of any Epicor liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof. The term of an option under the 1999 Plan may be no more than ten (10) years from the date of grant and no option may be exercised after the expiration of its term. In the event that a change of control occurs, the vesting of all nonqualified options, restricted stock and stock purchase rights shall be accelerated and, concurrent with the effective date of the change of control, such persons shall have the right to exercise the nonqualified option in respect to any or all of the shares then subject thereto.

There are 6,000,000 shares of Common Stock reserved under the 1999 Plan and 971,593 shares remain available for future issuance.

2002 Employee Stock Purchase Plan

On February 5, 2002 the Epicor Board approved the ESPP and Epicor’s stockholders subsequently approved the plan on May 14, 2002. The ESPP is a plan that is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Under the ESPP, employees may contribute up to five percent (5%), subject to certain income limits, of their base compensation toward the semi-annual purchase of shares of Common Stock. Employee contributions are made by way of deferrals from regularly scheduled payroll periods. The purchase price is eighty-five percent (85%) of the fair market value per share of Common Stock on certain dates defined in the ESPP. In the event that Epicor merges with or into another corporation or sells substantially all of its assets, the ESPP provides that each outstanding option shall be assumed or substituted by the successor corporation. In the event outstanding options are not assumed or substituted for, all options accelerate and become purchasable on a date before such merger or sale.

There are 1,250,000 shares of Common Stock reserved under the ESPP, and 809,187 shares remain available for purchase under the ESPP.

2003 CFO Option Plan

On May 20, 2003, the Epicor Board approved the CFO Plan. The CFO Plan provided for the one-time option grant of 250,000 shares of common stock to Epicor’s new CFO, Michael A. Piraino. The options are valued as of the date Mr. Piraino began his employment with Epicor. Under the terms of the CFO Plan, 25% of the grant vests on the first anniversary date of the grant with the remaining 75% vesting quarterly over the next three year period such that the entire grant is vested in four years. The CFO Plan permits options to be exercised with cash, check, certain other shares of Common Stock, waiver of compensation due or consideration received by us under ‘cashless exercise’ programs. In the event of Epicor’s change of control (including our merger with or into another corporation, or our sale of substantially all of our assets), the CFO Plan provides that Mr. Piraino may exercise his option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price.

There are 250,000 shares of Common Stock reserved under the CFO Plan and no more options may be granted under the CFO Plan.

Because the share increase to the 1999 Plan was approved, Epicor no longer makes additional grants under the following non-shareholder approved share option plans, however, Epicor Stock Options remain outstanding under such plans:

1993 Nonqualified Stock Option Plan

In July 1993, the Epicor Board approved the 1993 Plan. The 1993 Plan provides for the grant of nonqualified stock options to officers and other key employees, consultants, business associates and others with important business relationships with Epicor at the fair market value of our Common Stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1993 Plan may be exercised. The 1993 Plan provides that vested options may be exercised for 3 months after termination of employment other than due to death or disability and for 1 year after termination of employment as a result of death or disability. The 1993 Plan permits options to be exercised with cash, check, certain other shares of Common Stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by Epicor under ‘cashless exercise’ programs. In the event that Epicor merges with or into another corporation, or sell substantially all of its assets, the 1993 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made in writing in connection with the transaction for options to be assumed or substituted for by the successor corporation.

There are 266,378 shares of Common Stock reserved under the 1993 Plan, and no more options may be granted under the 1993 Plan per the agreement of the Board and the stockholders indicated above.

1996 Nonqualified Stock Option Plan

In February 1996, the Epicor Board approved the 1996 Plan. The 1996 Plan provides for the grant of nonqualified stock options to non-executive officers and other key employees, consultants, business associates and others with important business relationships with Epicor at the fair market value of the Common Stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1996 Plan may be exercised. The 1996 Plan permits options to be exercised with cash, check, certain other shares of Common Stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by Epicor under ‘cashless exercise’ programs. In the event of a change of control (including Epicor’s merger with or into another corporation, or the sale of substantially all of its assets), the 1996 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price.

There are 226,044 shares of Common Stock reserved under the 1996 Plan and no more options may be granted under the 1996 Plan per the agreement of the Board and the stockholders indicated above.

1997 Nonqualified Stock Option Plan

In July 1997, the Epicor Board approved the 1997 Plan. The 1997 Plan provides for the grant of nonqualified stock options to employees, consultants, business associates and others with important business relationships with Epicor at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1997 Plan may be exercised. The 1997 Plan permits options to be exercised with cash, check, certain other shares of Common Stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by Epicor under ‘cashless exercise’ programs. In the event of a change of control (including Epicor’s merger with or into another corporation, or the sale of substantially all of its assets), the 1997 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price.

There are 176,098 shares of Common Stock reserved under the 1997 Plan, and no more options may be granted under the 1997 Plan per the agreement of the Board and the stockholders indicated above.

1998 Nonqualified Stock Option Plan

In April 1998, the Epicor Board approved the 1998 Plan. The Epicor Board subsequently amended the 1998 Plan in July 1998 to increase the number of authorized shares. The 1998 Plan provides for the grant of nonqualified stock options to officers and employees, members of the Epicor Board, consultants, business associates and others with important business relationships with Epicor at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1998 Plan may be exercised. The 1998 Plan permits options to be exercised with cash, check, certain other shares of Common Stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by Epicor under ‘cashless exercise’ programs. In the event of a change of control (including Epicor’s merger with or into another corporation, or our sale of substantially all of our assets), the 1998 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price.

There are 703,006 shares of Common Stock reserved under the 1998 Plan, and no more options may be granted under the 1998 Plan per the agreement of the Board and the stockholders indicated above.

1999 Merger Transition Nonstatutory Stock Option Plan

In February 1999, the Epicor Board approved the Transition Plan. The Transition Plan provides for the grant of nonqualified stock options to officers, employees, directors and consultants at the fair market value of Common Stock as of the date of grant. However, option grants to individuals at the level of vice-president or higher are limited to former employees of DataWorks Corporation as an essential inducement to their entering into an employment agreement with Epicor. The plan administrator determines, on a grant-by-grant basis, when options granted under the Transition Plan may be exercised. The Transition Plan provides that vested options may generally be exercised for 3 months after termination of employment and for 12 months after termination of employment as a result of death or disability. The Transition Plan generally permits options to be exercised with cash, check, certain other shares of Common Stock, promissory notes, cancellation of indebtedness or consideration received by Epicor under a ‘cashless exercise’ program. In the event of a change in control (including Epicor’s merger with or into another corporation, or the sale of substantially all of its assets), the Transition Plan provides that each outstanding option will fully vest and become exercisable.

There are 74,400 shares of Common Stock reserved under the Transition Plan, and no more options may be granted under the 1999 Plan per the agreement of the Board and the stockholders indicated above.

Reference in this respect is also made to Note 10 in paragraph 10.2 (‘Explanatory Notes to the Consolidated Financial Statements for the year ended December 31, 2003, 2002 and 2001’).

9.11    Scala Shares and Scala Share Options held by members of the Epicor Board and the Epicor Executive Officers

As at the date of this Offering Memorandum, no member of the Epicor Board or any of the Epicor Executive Officers holds any Scala Shares and/or Scala Share Options.

CHAPTER 10.    FINANCIAL INFORMATION CONCERNING EPICOR

10.1    Consolidated Financial Statements of Operations, Balance Sheets and Cash Flow for the Years 2003, 2002 and 2001

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
Revenues:
License fees	$38,700	$34,216	$45,101
Consulting	38,821	37,359	51,949
Maintenance	75,681	69,296	74,225
Other	2,220	2,596	3,217

Total revenues	155,422	143,467	174,492
Cost of revenues:
License fees	6,704	6,433	8,331
Consulting	31,330	32,719	43,569
Maintenance	18,254	16,748	20,952
Other	1,342	1,421	2,021
Amortization of intangible assets and capitalized software development costs	7,097	7,055	8,634

Total cost of revenues	64,727	64,376	83,507

Gross profit	90,695	79,091	90,985
Operating expenses:
Sales and marketing	37,537	42,004	56,335
Software development	20,058	18,296	25,122
General and administrative	20,424	18,280	29,308
Provision for doubtful accounts	(1,022)	120	10,108
Stock-based compensation	3,336	835	1,257
Restructuring charges and other	937	3,891	9,658
Settlement of claim	—	4,288	—
Gain on sales of product lines	—	—	(11,880)

Total operating expenses	81,270	87,714	119,908

Income (loss) from operations	9,425	(8,623)	(28,923)
Other income (expense):
Interest income	748	1,338	1,261
Interest expense	(70)	(417)	(1,100)
Other income (expense)	(410)	(762)	32

Other income, net	268	159	193

Income (loss) before income taxes	9,693	(8,464)	(28,730)
Provision (benefit) for income taxes	399	(1,200)	—

Net income (loss)	$9,294	$(7,264)	$(28,730)

Value of beneficial conversion related to preferred stock	(241)	—	—
Net income (loss) applicable to common stockholders	$9,053	$(7,264)	$(28,730)

Net income (loss) per share applicable to common stockholders:
Basic	$0.21	$(0.17)	$(0.69)
Diluted	$0.18	$(0.17)	$(0.69)
Weighted average common shares outstanding:
Basic	43,136	43,835	41,929
Diluted	49,509	43,835	41,929

(see accompanying notes to consolidated financial statements)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(in thousands)

	Years Ended December 31,
	2003	2002	2001
Net income (loss)	$9,294	$(7,264)	$(28,730)
Foreign currency translation adjustment	2,571	959	(82)

Comprehensive income (loss)	$11,865	$(6,305)	$(28,812)

(see accompanying notes to consolidated financial statements)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Series C and D Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Treasury Stock		Unamortized Stock Compensation Expense	Notes Receivable From Officers	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Net Stockholders’ Equity
	Shares	Amount	Shares	Amount		Shares	Amount
Balance December 31, 2000	95,305	$7,501	41,471,399	$41	$240,824	—	—	$—	$(9,969)	$(3,182)	$(201,148)	$34,067
Issuance of restricted stock			2,644,537	3	3,964			(3,964)				3
Stock based compensation expense								1,193				1,193
Redemption of unvested restricted stock from terminated employees			(709,466)	(1)	(1,060)			1,060				(1)
Proceeds from notes receivable from officers									127			127
Compensation expense related to notes receivable from officers					162							162
Interest accrued on notes receivable from officers									(450)			(450)
Employee stock purchases			716,819	1	879							880
Exercise of stock options			10,768		2							2
Net loss											(28,730)	(28,730)
Foreign currency translation adjustment										(82)		(82)

Balance December 31, 2001	95,305	$7,501	44,134,057	$44	$244,771	—	$—	$(1,711)	$(10,292)	$(3,264)	$(229,878)	$7,171
Conversion of preferred stock	(33,570)	(2,642)	335,700		2,642							—
Acquisition of treasury stock related to stock option exchange program						216,586	(449)					(449)
Proceeds from sale of treasury stock					(45)	(158,239)	362					317
Issuance of restricted stock			30,000		45			(45)				—
Stock based compensation expense								840				840
Redemption of unvested restricted stock from terminated employees			(146,567)		(198)			193				(5)
Collection of notes receivable from officers									64			64
Interest accrued on notes receivable from officers									(654)			(654)
Employee stock purchases			533,070	1	566							567
Settlement of claim			(445,000)	(1)	(850)				3,086			2,235
Exercise of stock options			14,913		5							5
Net loss											(7,264)	(7,264)
Foreign currency translation adjustment										959		959

Balance December 31, 2002	61,735	$4,859	44,456,173	$44	$246,936	58,347	$(87)	$(723)	$(7,796)	$(2,305)	$(237,142)	$3,786
Issuance of preferred stock	300,000	5,323										5,323
Beneficial conversion option		241									(241)	—
Acquisition of treasury stock related to stock option exchange program						54,714	(235)					(235)
Issuance of restricted stock			3,000,000	3	7,727			(7,727)				3
Collection of notes receivable from officers			(2,000,000)	(2)	(4,258)				7,840			3,580
Interest accrued on notes receivable from officers									(44)			(44)
Excess options in acquisition					112							112
Stock-based compensation expense								3,321				3,321
Redemption of unvested restricted stock from terminated employees			(74,591)		(112)			127				15
Employee stock purchases			357,988		519							519
Exercise of stock options			490,651	1	1,164							1,165
Net income											9,294	9,294
Foreign currency translation adjustment										2,571		2,571

Balance December 31, 2003	361,735	$10,423	46,230,221	$46	$252,088	113,061	$(322)	$(5,002)	$—	$266	$(228,089)	$29,410

(see accompanying notes to consolidated financial statements)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2003	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$38,881	$31,313	$24,435
Restricted cash	501	—	—
Accounts receivable, net of allowance for doubtful accounts of $3,992, $5,846 and $8,266 as of December 31, 2003, 2002 and 2001, respectively	27,134	22,471	31,382
Prepaid expenses and other current assets	5,268	3,977	5,322

Total current assets	71,784	57,761	61,139
Property and equipment, net	3,040	2,972	6,263
Software development costs, net of accumulated amortization of $12,555, $11,548 and $9,876 as of December 31, 2003, 2002 and 2001, respectively	—	1,007	2,946
Intangible assets, net	12,847	8,477	12,560
Goodwill	10,841	—	—
Other assets	3,711	3,051	3,863

	$102,223	$73,268	$86,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,958	$3,390	$6,542
Accrued compensation and payroll taxes	11,435	8,895	8,916
Other accrued expenses	14,603	15,146	16,350
Current portion of long-term debt	—	2,229	3,655
Current portion of accrued restructuring costs	2,117	964	3,116
Deferred revenue	37,345	35,815	37,918

Total current liabilities	71,458	66,439	76,497
Long-term portion of accrued restructuring costs and long-term debt	1,355	3,043	874
Long-term debt, net of current portion	—	—	2,229

Total long-term liabilities	1,355	3,043	3,103

Commitments and contingencies (Note 8)
Stockholders’ equity:
Series C and D convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 361, 735 and 61,735 and 95,305 shares issued and outstanding as of December 31, 2003, 2002 and 2001, respectively	10,423	4,859	7,501
Common stock, $0.001 par value, 60,000,000 shares authorized, 46,230,221 and 44,456,173 and 44,134,057 shares issued and outstanding as of December 31, 2003, 2002 and 2001, respectively	46	44	44
Additional paid-in capital	252,088	246,936	244,771
Less: treasury stock at cost, 113,061 and 58,347 shares outstanding as of December 31, 2003 and 2002, respectively	(322)	(87)	—
Less: unamortized stock compensation expense	(5,002)	(723)	(1,711)
Less: notes receivable from officers for issuance of restricted stock	—	(7,796)	(10,292)
Accumulated other comprehensive income (loss)	266	(2,305)	(3,264)
Accumulated deficit	(228,089)	(237,142)	(229,878)

Net stockholders’ equity	29,410	3,786	7,171

	$102,223	$73,268	$86,771

(see accompanying notes to the consolidated financial statements)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income (loss)	$9,294	$(7,264)	$(28,730)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,232	10,657	14,106
Stock-based compensation expense	3,336	835	1,257
Provision for doubtful accounts	(1,022)	120	10,108
Write-down of capitalized software development costs and prepaid assets	—	716	1,026
Impairment of intangible and other long lived assets	—	—	499
Restructuring charges and other	937	3,891	9,658
Settlement of claim	—	4,288	—
Gain on sales of product lines	—	—	(11,880)
Interest accrued on notes receivable from officers	(44)	(654)	(450)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,114	10,269	17,372
Prepaid expenses and other current assets	(285)	1,053	229
Other assets	(514)	920	(108)
Accounts payable	2,081	(3,297)	(4,636)
Accrued expenses, compensation and payroll taxes	(1,072)	(4,331)	(9,499)
Accrued restructuring costs	(3,507)	(3,334)	(4,474)
Deferred revenue	(2,626)	(3,377)	(3,450)

Net cash provided by (used in) operating activities	16,924	10,492	(8,972)
INVESTING ACTIVITIES
Proceeds from sales of product lines	—	—	11,413
Purchases of property and equipment	(1,346)	(803)	(1,600)
Cash paid for acquisitions, net of cash acquired	(19,032)	(1,000)	—
Increase in restricted cash	(501)	—	—

Net cash (used in) provided by investing activities	(20,879)	(1,803)	9,813
FINANCING ACTIVITIES
Proceeds from exercise of stock options	1,165	5	2
Proceeds from employee stock purchases	519	567	880
Net proceeds from issuance of restricted stock	3	—	2
Purchase of treasury stock	(235)	(449)	—
Proceeds from sale of treasury stock	—	317	—
Issuance of preferred stock, net of transaction costs	5,323	—	—
Collections of notes receivable from officers	3,580	64	127
Principal payments on long term debt	(2,229)	(3,675)	(4,403)

Net cash provided by (used in) financing activities	8,126	(3,171)	(3,392)
Effect of exchange rates on cash	3,397	1,360	161

Net increase (decrease) in cash and cash equivalents	7,568	6,878	(2,390)
Cash and cash equivalents at beginning of year	31,313	24,435	26,825

Cash and cash equivalents at end of year	38,881	31,313	24,435

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest	$92	$417	$1,100

Net income tax (refunds) payments	$320	$(1,043)	$(399)

Beneficial conversion option	$241	$—	$—

NON-CASH ITEMS:
Common stock received in payment of notes receivable from officers	$4,260	$—	$—

Conversion of preferred stock into common stock	$—	$2,642	$—

See Note 3 for details of assets acquired and liabilities assumed in purchase transactions.

(see accompanying notes to consolidated financial statements)

10.2    Explanatory Notes to the Consolidated Financial Statements for the year ended December 31, 2003, 2002 and 2001

All references to the Company and Epicor are references to Epicor Software Corporations

Note 1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

Epicor Software Corporation, a Delaware corporation, and its subsidiaries (Epicor or the Company) design, develop, market and support integrated enterprise business software solutions for use by mid-size businesses worldwide. The Company also offers support, consulting and education services in support of its customers’ use of its software products. The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimates. Significant estimates made in preparing the consolidated financial statements include the allowance for doubtful accounts, cash flows used to evaluate the recoverability of the Company’s long-lived assets, and certain accrued liabilities related to restructuring activities and litigation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2003 the Company has $500,000 in restricted cash set aside as required collateral for a standby letter of credit related to the Company’s new building lease commencing April 2004.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, trade receivables and payables, and its credit facilities (Note 6). The carrying amounts of these instruments approximate fair value because of their short-term maturities and variable interest rates.

Revenue Recognition

The Company recognizes revenue in accordance with accounting principles generally accepted in the United States of America, principally:

•	Statement of Position (SOP) No 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants (AICPA) and interpretations;

•	AICPA SOP No 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions;”

•	Staff Accounting Bulletin No 101, “Revenue Recognition in Financial Statements,” issued by the United States Securities and Exchange Commission, and

•	Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) EITF 00-21 “Revenue Arrangements with Multiple Deliverables.”

The Company enters into contractual arrangements with end users of its products that may include software licenses, maintenance services, consulting services, or various combinations thereof, including the sale of such elements separately. For each arrangement, revenues are recognized when both parties have signed an agreement, the fees to be paid by the customer are fixed or determinable, collection of the fees is probable, delivery of the product has occurred, vendor-specific objective evidence about the value of each element are met and no other significant obligations on the part of the Company remain.

For multiple-element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total fee under the arrangement to the elements based on the fair value of the element, regardless of any separate prices stated within the contract for each element. Fair value is considered the price a customer would be required to pay if the element were to be sold separately. The Company applies the “residual method” as allowed under SOP 98-9 in accounting for any element of an arrangement that remains undelivered.

License Revenues: Amounts allocated to software license revenues are recognized at the time of shipment of the software when fair value for any undelivered elements is determinable and all the other revenue recognition criteria discussed above have been met.

Revenues on sales made to the Company’s resellers are recognized upon shipment of the Company’s software to the reseller, when the reseller has an identified end user and all other revenue recognition criteria noted above are met. Under limited arrangements with certain distributors, all the revenue recognition criteria have been met upon delivery of the product to the distributor and, accordingly, revenues are recognized at that time. The Company does not offer a right of return on its products.

Consulting Service Revenues: Consulting service revenues are comprised of consulting and implementation services and, to a limited extent, training. Consulting services are generally sold on a time-and-materials basis and can include services ranging from software installation to data conversion and building non-complex interfaces to allow the software to operate in integrated environments. Consulting engagements can last anywhere from one week to several months and are based strictly on the customer’s requirements and complexities and are independent of the functionality of the Company’s software. The Company’s software, as delivered, can be used by the customer for the customer’s purpose upon installation. Further, implementation and integration services provided are not essential to the functionality of the software, as delivered, and do not result in any material changes to the underlying software code. Services are generally separable from the other elements under the same arrangement since the performance of the services are not essential to the functionality of the other elements of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. For services performed on a time-and-material basis, revenue is recognized when the services are performed and billed. On occasion, the Company enters into fixed fee arrangements or arrangements in which customer payments are tied to achievement of specific milestones. In fixed fee arrangements revenue is recognized on a percentage-of-completion basis as measured by costs incurred to date as compared to total estimated costs to be incurred. In milestone achievement arrangements, the Company recognizes revenue as the respective milestones are met.

The Company has recorded unbilled consulting receivables totaling $629,000, $723,000 and $630,631 at December 31, 2003, 2002 and 2001, respectively. These unbilled receivables represent consulting services performed during the last two weeks of the quarter but not billed until the 15th of the following month. The Company cuts-off consulting billing on the 15th of each month.

Maintenance Service Revenues: Maintenance service revenues consist primarily of fees for providing unspecified software upgrades on a when-and-if-available basis and technical support over a specified term, which is typically twelve months. Maintenance revenues are typically paid in advance and are recognized on a straight-line basis over the term of the contract.

Allowance for Doubtful Accounts

The Company sells its products directly to end users generally requiring a significant up-front payment and remaining terms appropriate for the creditworthiness of the customer. The Company also sells its products to VARs and other software distributors under terms appropriate for the creditworthiness of the VAR or distributor. The Company believes no significant concentrations of credit risk existed at December 31, 2003. Receivables from customers are unsecured. The Company continuously monitors its customer account balances and actively pursues collections on past due balances.

The Company maintains an allowance for doubtful accounts comprised of two components, one of which is based on historical collections performance and a second component based on specific collection issues. If actual bad debts differ from the reserves calculated based on historical trends and known customer issues, the Company records an adjustment to bad debt expense in the period in which the difference occurs. Such adjustment could result in additional expense or, as occurred in 2003, a reduction of expense.

The Company’s accounts receivable go through a collection process that is based on the age of the invoice and requires attempted contacts with the customer at specified intervals and the assistance from other personnel within the Company who have a relationship with the customer. If after a specified number of days, the Company has been unsuccessful in its collection efforts, the Company may turn the account over to a collection agency. The Company writes-off accounts to its allowance when the Company has determined that collection is not likely. The factors considered in reaching this determination are (i) the apparent financial condition of the customer, (ii) the success that the Company has had in contacting and negotiating with the customer and (iii) the number of days the account has been with a collection agency.

Property and Equipment

Equipment, furniture, fixtures and leasehold improvements are recorded at cost. The Company depreciates equipment, furniture and fixtures using the straight-line method over the estimated useful lives of the assets, which are generally three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful life or the remaining term of the lease.

Software Development Costs

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No 86. Accordingly, software development costs incurred subsequent to the determination of technological feasibility and marketability of a software product are capitalized. Amortization of capitalized software development costs commences when the products are available for general release. Amortization is determined on a product by product basis using the greater of a ratio of current product revenues to projected current and future product revenues or an amount calculated using the straight-line method over the estimated economic life of the product, which is generally three to five years. In addition to internally generated software development costs, the Company purchases certain software from third-party software providers and capitalizes such costs within software development costs. Amortization of software development costs is included in cost of revenues and totaled $795,000 for the year ended December 31, 2003, $1,764,000 for the year ended December 31, 2002, and $2,630,000 for the year ended December 31, 2001. At December 31, 2003, the Company’s capitalized software development costs have been fully amortized.

Capitalized software development costs are stated at the lower of amortized cost or net realizable value. Recoverability of these capitalized costs is determined by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

In 2002, the Company determined that the carrying value of its capitalized software development costs related to localized products marketed in continental Europe exceeded net realizable value. Accordingly, a charge of approximately $100,000 is included in cost of license fees for the year ended December 31, 2002 for the write-down of these capitalized costs to their estimated net realizable value.

In 2001, the Company determined that the carrying value of certain capitalized software development costs exceeded net realizable value. This determination related to certain localized products marketed in Europe, due to the Company’s decision to discontinue marketing such localized products, and to a component of one of its manufacturing products, due to declining revenues related to such component. Accordingly, a charge of approximately $1,000,000 was included in cost of license fees for the year ended December 31, 2001 to reflect the write-down of these capitalized costs.

Intangible Assets

The Company’s intangible assets consists of capitalized acquired technology, customer base, trademarks and covenants not to compete that were recorded as a result of the Dataworks Corporation (Dataworks) acquisition in December 1998, the Clarus asset purchase in December 2002, the ROI acquisition in July 2003, and the TDC/T7 asset purchase in July 2003. These intangible assets are amortized on a straight-line basis over the estimated economic life of the asset. Amortization of intangible assets included in cost of revenues totaled $6,377,000 for the year ended December 31, 2003, $5,291,000 for the year ended December 31, 2002, and $6,004,000 for the year ended December 31, 2001. Amortization included in general and administration expenses totaled $75,000 for the year ended December 31, 2003 and $0 for 2002 and 2001. In 2001, the Company wrote-off $499,000 of acquired workforce costs purchased as part of the Company’s 1998 acquisition of DataWorks. Based on the decline in revenue from the former DataWorks product lines since the acquisition and the significant decrease in the size of the acquired workforce, the Company believed this asset was impaired as of December 31, 2001.

Goodwill

The Company’s goodwill was recorded as a result of two acquisitions in July 2003. In accordance with SFAS No 141, “Business Combinations,” issued by FASB in July 2001, the Company has recorded these acquisitions using the purchase method of accounting. Also in July 2001, FASB issued SFAS No 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested annually and written down when impaired. In accordance with SFAS No 142, goodwill is not amortized but is reviewed at least annually for impairment. The Company performed an impairment review of its recorded goodwill in 2003 and determined that no impairment of goodwill existed because the estimated fair value of each reporting unit exceeded its carrying amount. Goodwill will be tested for impairment at October 31st of each year or earlier if indicators of potential impairment exist. Future impairment reviews may result in charges against earnings to write down the value of goodwill.

Advertising Costs

The Company expenses production costs of advertising upon the first showing of the advertisement. Other advertising costs are expensed as incurred. Advertising expense totaled $842,000 for 2003, $1,077,000 for 2002, and $1,967,000 for 2001.

Foreign Currency Translation

The functional currency of the Company’s foreign operations is the respective local country’s currency. Assets and liabilities of the foreign operations are translated into U.S. dollars at the exchange rate at the balance sheet date, whereas revenues and expenses are translated into U.S. dollars at average exchange rates for the reporting period. Translation adjustments are included in accumulated other comprehensive income (loss) and realized transaction gains and losses are recorded in results of operations. For the years ended December 31, 2003, 2002, and 2001 the Company recorded translation gains (losses) of $2,571,000, 959,000 and ($82,000), respectively. For the years ended December 31, 2003 and 2002, the Company realized transaction losses of $414,000 and $746,000, respectively, included in results of operations, primarily due to the strengthening of the Euro against the British pound. For the year ended December 31, 2001, foreign currency transaction gains and losses were insignificant.

Concentration of Credit Risks

The Company sells its products directly to end users generally requiring a significant up-front payment and remaining terms appropriate for the creditworthiness of the customer. The Company also sells its products to VARs and other software distributors generally under terms appropriate for the creditworthiness of the VAR or distributor. The Company believes no significant concentrations of credit risk existed at December 31, 2003 or 2002. Receivables from VARs, software distributors and end users are unsecured.

Basic and Diluted Net Income (Loss) per Share

Net income (loss) per share is calculated in accordance with SFAS No 128, “Earnings per Share.” Under the provisions of SFAS No 128, basic net income (loss) per share is computed by dividing the net income (loss) for the year by the weighted average number of shares of common stock outstanding during the period, excluding shares of unvested restricted stock. Diluted net income (loss) per share is computed by dividing net income (loss) for the year by the weighted average number of common and common equivalent shares outstanding during the period if their effect is dilutive. Common equivalent shares of 1,309,010 and 1,728,222 for the years ended December 31, 2002 and 2001, respectively, have been excluded from diluted earnings per share as the effect would be anti-dilutive.

The following table computes basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Years Ended December 31,
	2003	2002	2001
Net income (loss) applicable to common stockholders	$9,053	$(7,264)	$(28,730)
Basic:
Weighted average common shares outstanding	45,124	44,733	44,071
Weighted average common shares of unvested restricted stock	(1,988)	(898)	(2,142)

Shares used in the computation of basic net income (loss) per share	43,136	43,835	41,929

Net income (loss) per share applicable to common stockholders – basic	$0.21	(0.17)	(0.69)
Diluted:
Weighted average common shares outstanding	43,136	43,835	41,929
Convertible preferred stock	3,256	—	—
Common stock equivalents	3,117	—	—

Shares used in the computation of diluted net income (loss) per share	49,509	43,835	41,929

Net income (loss) per share applicable to common stockholders – diluted	$0.18	(0.17)	(0.69)

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not expected to be realized. Due to the operating losses incurred by the Company for 2002 and prior years and the uncertainty as to profits in the future, the Company has provided a valuation allowance on 100% of its deferred tax asset.

Stock-Based Compensation

The Company complies with Accounting Principles Board (APB) No 25 “Accounting for Stock Issued to Employees” in accounting for stock options issued to employees. Stock options are granted with an exercise price equal to the fair market value on the date of grant. Accordingly, no compensation expense has been recognized for options issued to employees and stock issued under the stock purchase plan.

Had compensation costs for the Company’s stock option plans and stock purchase plan been determined based upon fair value at the grant date consistent with SFAS No 123, “Accounting for Stock-Based Compensation,” the Company’s net income (loss) and net income (loss) per share would have been as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2003	2002	2001
Net income (loss) applicable to common stock holders as reported	$9,053	$(7,264)	$(28,730)
Stock based employee compensation expense determined under fair market value based method for all awards	$(1,514)	$(1,460)	$268

Net income (loss) – pro forma	$7,539	$(8,724)	$(28,462)

Net income (loss) per share applicable to common stockholders as reported:
Basic	$0.21	$(0.17)	$(0.69)
Diluted	$0.18	$(0.17)	$(0.69)
Net income (loss) per share applicable to common stockholders – pro forma:
Basic	$0.17	$(0.20)	$(0.68)
Diluted	$0.15	$(0.20)	$(0.68)

The fair value of shares has been estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2003		2002		2001
	Stock Option Plans	Purchase Plan	Stock Option Plans	Purchase Plan	Stock Option Plans	Purchase Plan
Expected life (years)	3.7	0.5	4.0	0.5	4.0	0.5
Risk-free interest rate	2.4%	1.0%	3.1%	1.7%	4.1%	3.5%
Volatility	0.8	0.8	1.0	1.0	1.4	1.4
Dividend rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

For options granted during the years ended December 31, 2003, 2002 and 2001, the weighted average fair value at date of grant was $2.32, $1.42, and $0.96, per option, respectively. The weighted average fair value at date of grant for stock purchase plan shares during the years ended December 31, 2003, 2002, and 2001 was $2.80, $0.59, and $0.61, per share, respectively.

Comprehensive Income (Loss)

Total comprehensive income (loss) represents the net change in stockholders’ equity during a period from sources other than transactions with stockholders and, as such, includes net income (loss) and other specified components. For the Company, the only other component of total comprehensive income (loss) is the change in the cumulative foreign currency translation adjustments recorded in stockholders’ equity.

New Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation (FIN) No 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The Company adopted the disclosure provisions of FIN No 45 during the fourth quarter of fiscal 2002 and adopted the recognition provisions of FIN No 45 effective January 1, 2003, and such adoption did not have a material impact on its consolidated financial statements. The Company warrants its media from material defects in material and workmanship under normal use and warrants that the licensed software will perform substantially in accordance with the specification in the documentation ranging from three months to one year depending on the product. Historical costs related to these warranties have been insignificant and no related warranty accrual is deemed necessary.

In December 2002, the FASB issued SFAS No 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No 148 amends SFAS No 123, “Accounting for Stock-Based Compensation,” to provide alternative methods for voluntary transition to SFAS No 123’s fair value method of accounting for stock-based employee compensation (the fair value method). SFAS No 148 also requires disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financials statements. Effective January 1, 2003, the Company adopted the provisions of SFAS No 148 and these provisions did not have a material adverse impact on its consolidated results of operations and financial position since the Company has not adopted the fair value method. However, should the Company be required to adopt or elect the fair value method in the future, such adoption could have a material impact on its consolidated results of operations or financial position.

In January 2003, the FASB issued FIN No 46, “Consolidation of Variable Interest Entities.” In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN No 46 apply immediately to variable interest entities created after December 15, 2003. The Company will adopt FIN No 46, effective March 31, 2004. The Company does not anticipate the adoption will have a material impact on its consolidated financial statements as the Company has no variable interest entities.

In January 2003, the EITF issued EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” which requires companies to allocate the consideration received on arrangements involving multiple arrangements based on their relative fair values. Further, this EITF requires that the companies consider the revenue recognition criteria separately for each of the deliverables. This EITF is applicable for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Early adoption is permitted. The Company adopted EITF 00-21 on January 1, 2003 and it did not have material impact on the Company’s consolidated financial statements.

On January 1, 2003, the Company adopted SFAS No 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No 146 also establishes that the liability should initially be measured and recorded at fair value. The Company will apply the provisions of SFAS No 146 for exit or disposal activities that are initiated after December 31, 2002.

In April 2003, FASB issued SFAS No 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements, which will collectively result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. The *Company does not believe that the adoption of SFAS No 149 will have a material impact on the Company’s consolidated financial statements as the Company has not entered into any derivative or hedging transactions.

In May 2003, FASB issued SFAS No 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

In November 2003, the FASB issued FASB Staff Position (FSP) No 150-3 which deferred the effective dates for applying certain provisions of SFAS No 150 related to mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests for public and nonpublic entities.

For public entities, SFAS No 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003.

For mandatorily redeemable noncontrolling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 or SFAS No 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS No 150 are deferred indefinitely. For other mandatorily redeemable noncontrolling interests that were issued before November 5, 2003, the measurements provisions of SFAS No 150 are deferred indefinitely. For those instruments, the measurement guidance for redeemable shares and controlling interests in other literature shall apply during the deferral period.

SFAS No 150 is to be implemented by reporting the cumulative effect of a change in accounting principle. The Company does not believe the adoption of SFAS No 150 will have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to amounts reported in previous periods to conform with the current period presentation.

Note 2.    Composition of Certain Financial Statement Captions

The following summarizes the components of property and equipment (in thousands):

	December 31,
	2003	2002	2001
Computer equipment	$18,270	$14,188	$33,269
Furniture, fixtures and equipment	5,281	6,087	5,900
Leasehold improvements	6,312	6,054	6,905

	29,863	26,329	46,074
Less accumulated depreciation and amortization	(26,823)	(23,357)	(39,811)

	$3,040	$2,972	$6,263

The following summarizes the components of deferred revenue (in thousands):

	December 31,
	2003	2002	2001
Deferred license fees	$883	$1,115	$1,034
Deferred maintenance	29,849	29,680	31,323
Deferred consulting	6,613	5,020	5,561

Total	$37,345	$35,815	$37,918

Deferred software license fees have been deferred because one or more of the revenue recognition criteria have not been met. Once these criteria have been fully met, the revenue will be recognized. Deferred maintenance represents fees paid in advance for unspecified software upgrades on a when-and-if available basis and technical support over a specified time and recognized on a straight-line basis over the term of the contract. Deferred consulting services represent prepaid and unearned consulting, implementation and training services. Revenue for these services will be recognized as the services are performed.

Note 3.    Acquisitions

ROI

On July 8, 2003, the Company acquired all of the outstanding stock of ROI Systems, Inc. (ROI), a privately held Enterprise Resource Planning (ERP) provider of manufacturing software solutions for approximately $20.8 million in an all cash transaction. At the time of the acquisition, ROI had approximately $3.6 million in cash and marketable securities, resulting in a net cash outlay of approximately $17.2 million. The Company plans to continue to develop and support ROI’s existing product line and to also leverage ROI’s existing market position and customer base to create new sales opportunities which complement the Company’s existing market position in the discrete make-to-order manufacturing, distribution, hospitality and services-oriented industries. Further, this acquisition allows the Company to deliver its web services manufacturing solution to an expanded base of midmarket customers. These factors contributed to a purchase price in excess of the fair value of assets acquired and liabilities assumed and the creation of goodwill. The Company recorded the acquisition of ROI as a purchase in the third quarter of 2003 and the results of ROI operations are included in the accompanying statement of operations from the date of acquisition.

In accordance with SFAS No 141, “Business Combinations,” the acquisition has been accounted for under the purchase method of accounting. In order to allocate the purchase price in accordance with SFAS No 141 and to assist management in its assessment of the fair value of acquired intangibles, the Company has obtained an independent appraisal of the fair value of the acquired intangible assets. The fair value of the tangible assets acquired and liabilities assumed represent management’s estimate of current fair values. The following table summarizes the components of the purchase price (in thousands):

Cash	$20,750
Transaction costs	683

Total purchase price	$21,433

Fair value of tangible assets acquired:
Cash and marketable securities	$3,592
Accounts receivable, net	3,194
Property and equipment, net	492
Prepaid and other assets	910

Total tangible assets acquired	8,188
Acquired technology	7,320
Customer base	460
Trademark	1,550
Covenant not to compete	320
Goodwill	9,536
Assumed liabilities	(5,941)

Net assets acquired	$21,433

Goodwill recorded in this transaction is not deductible for tax purposes.

The unaudited pro forma statement of operations data of the Company set forth below gives effect to the acquisition by Epicor of ROI using the purchase method as if it occurred on January 1, 2002. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations for future periods or the financial position or result of operations that actually would have been realized had the acquisition occurred at that time. (in thousands, except per share data)

	Years Ended December 31,
	2003	2002
Total revenues	$166,404	$166,499
Net income (loss) applicable to common stockholders	6,893	(6,224)
Net income (loss) per share applicable to common stockholders:
Basic	0.16	(0.14)
Diluted	0.14	(0.14)

TDC/T7

On July 1, 2003, the Company acquired certain assets of TDC Solutions, Inc. (TDC), a developer of warehouse management software and T7, Inc. (T7), a software and hardware reseller for approximately $1.9 million in cash; $1.0 million was paid on July 1, 2003 and $0.9 million is to be paid on July 1, 2004. TDC and T7 are related entities as they are under common ownership. The assets acquired include intellectual property related to TDC’s warehouse management software, customer contracts, customer lists and fixed assets. Prior to this acquisition, the Company distributed TDC’s warehouse solutions, which integrated with the Company’s e by Epicor product line, under an OEM arrangement with TDC. The Company plans to continue to develop, distribute and support the warehouse management solution as a key component of its distribution suite. Further, this acquisition enables the Company to offer a complete end-to-end solution for the midmarket distribution industry, and is consistent with the Company’s increased focus on key vertical markets. These factors contributed to a purchase price in excess of the fair value of assets acquired and liabilities assumed and the creation of goodwill. The Company recorded this purchase in the third quarter of 2003 and the results of TDC and T7 operations are included in the accompanying statement of operations from the date of acquisition.

In accordance with SFAS No 141, “Business Combinations,” the acquisition has been accounted for under the purchase method of accounting. The fair values of the assets acquired and liabilities assumed represent management’s estimate of current fair values. The following table summarizes the components of the purchase price (in thousands):

Cash	$1,000
Future payment due	870
Transaction costs	52

Total purchase price	$1,922

Fair value of tangible assets acquired	$82
Acquired technology	670
Covenant not to compete	190
Goodwill	1,305
Assumed liabilities	(325)

Net assets acquired	$1,922

Goodwill recorded in this transaction is deductible for tax purposes.

The pro forma impact of this acquisition was not significant to the Company’s historical results of operations.

Clarus

In December 2002, Epicor completed an acquisition of certain assets of Clarus Corporation (Clarus) including customer contracts and core intellectual property products, including the eProcurement, Sourcing, and Settlement solutions, for a cash purchase price of $1.0 million. The purchase price was paid by Epicor out of working capital and reflects a negotiated price between the parties. Epicor, which has been engaged in reselling Clarus’ procurement product for more than two years, will continue to provide service and support to the majority of Clarus’ installed base of procurement customers. The acquisition will enable Epicor to initially focus on cross-selling opportunities and to further leverage its experience in procurement and sourcing, its integration expertise, as well as its .NET architecture to deliver an expanded suite of supplier relationship management capabilities as part of its enterprise suite offering or as a stand-alone offering.

In accordance with SFAS No 141, “Business Combinations,” the acquisition has been accounted for under the purchase method of accounting. The fair values of the assets acquired and liabilities assumed represent management’s best estimate of current fair values. The following table summarizes the components of the purchase price (in thousands):

Cash	$1,000
Transaction costs	296

Total purchase price	$1,296

Fair value of tangible assets acquired	$903
Acquired technology	935
Assumed liabilities	(542)

Net assets acquired	$1,296

The pro forma impact of this acquisition was not significant to the Company’s historical results of operations.

Other Acquisitions

Also in 2003, the Company acquired certain assets of a software development company for approximately $0.1 million. In connection with this acquisition, the Company recorded acquired technology of $0.1 million.

Note 4.    Goodwill and Intangible Assets

In acquisitions accounted for using the purchase method, goodwill is recorded for the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and identified intangible assets acquired. SFAS No 142 requires a periodic review of goodwill and indefinite life intangibles for possible impairment. Based on management’s review of goodwill at December 31, 2003, the Company has not identified an impairment. The following table represents the balance and changes in goodwill as of and for the twelve months ended December 31, 2003 (in thousands):

Balance as December 31, 2002	$—
Goodwill recorded for the year ended December 31, 2003:
ROI	$9,536
TDC/T7	$1,305

Balance as of December 31, 2003	$10,841

In July 2003, the Company acquired ROI and certain assets of TDC and T7 (see Note 3). As a result of these transactions, the Company added the following intangible assets (in thousands):

	ROI	Amortizable Life	TDC/T7	Amortizable Life
Acquired technology	$7,320	5 years	$670	5 years
Customer base	460	7 years	—	—
Trademark	1,550	5 years	—	—
Covenant not to compete	320	3 years	190	4 years

Total	$9,650		$860

These intangibles will be amortized on a straight-line basis over the estimated economic life of the assets Based on management’s review of intangible assets at December 31, 2003, the Company does not believe there is an impairment.

The following table summarizes the components of intangible assets (in thousands):

	As of December 31, 2003			As of December 31, 2002			December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired technology	$28,338	$20,264	$8,074	$20,322	$15,598	$4,724	$19,274	$11,711	7,563
Customer base	9,190	6,253	2,937	8,730	4,977	3,753	8,730	3,733	4,997
Trademark	1,550	149	1,401	—	—	—	—	—	—
Covenant not to compete	510	75	435	—	—	—	—	—	—

Total	$39,588	$26,741	$12,847	$29,052	$20,575	$8,477	$28,004	$15,444	$12,560

Amortization expense of intangible assets for the years ended December 31, 2003, 2002 and 2001 was $6,452,000, $5,291,000 and $6,004,000, respectively. Estimated amortization expense for 2004, 2005, 2006, 2007 and 2008 and thereafter is approximately $3,621,000, $3,576,000, $2,263,000, $2,169,000 and $1,218,000, respectively.

Note 5.    Restructuring Charges and Other

The following table summarizes the activity in the Company’s reserves associated with its restructurings (in thousands):

	Separation costs for terminated employees and contractors	Facilities closing and consolidation	Remaining accrual from prior periods – 1998, 1997 and 1996	Asset impairments	Total restructuring costs
Balance at December 31, 2000	$—	$204	$335	$—	$539
2001 restructuring charges and other	4,271	3,654	—	1,733	9,658
Write-off of fixed assets	—	—	—	(1,733)	(1,733)
Cash payments	(2,745)	(1,582)	(147)	—	(4,474)

Balance at December 31, 2001	1,526	2,276	188	—	3,990
2002 restructuring charges and other	1,081	2,177	—	821	4,079
Reversal of prior period accrual	—	—	(188)	—	(188)
Write-off of fixed assets	—	—	—	(821)	(821)
Cash payments	(2,468)	(585)	—	—	(3,053)

Balance at December 31, 2002	139	3,868	—	—	4,007
2003 restructuring charges and other	—	937	—	—	937
ROI acquisition	986	707	—	192	1,885
Write-off of impaired assets	—	—	—	(66)	(66)
Cash payments	(855)	(2,436)	—	—	(3,291)

Balance at December 31, 2003	270	3,076	—	126	3,472

Less: current portion	(270)	(1,721)	—	(126)	(2,117)

Total long-term restructuring reserve	$—	$1,355	$—	$—	$1,355

2003 ROI Acquisition

In connection with the Company’s acquisition of ROI on July 8, 2003, the Company assumed a liability of $1,885,000 for the restructuring costs associated with the ROI reduction in workforce and the closure of certain ROI offices. This liability represents $986,000 for separation costs for terminated employees, $707,000 for the closing of certain of ROI’s facilities and $192,000 for asset impairment. In conjunction with the acquisition, 41 ROI employees or 26% of the ROI workforce were terminated from all functional areas. At December 31, 2003, the balance of the ROI accrued restructuring is $825,000, representing $230,000 in severance costs for payments to already terminated employees, $469,000 for facilities costs related to the closing of certain ROI offices and $126,000 for remaining asset impairments. Lease payments on the ROI facilities that were vacated will continue to be made until the respective noncancelable terms of the lease expire.

2003 Restructuring Charges and Other

During 2003, the Company recorded an additional restructuring charge of $937,000 related to a facility that was to be consolidated as part of the Company’s 2002 restructuring. The Company determined that sublease income on this facility would not be realized according to the original estimate used in the 2002 restructuring due to the unanticipated loss of sublease income. The Company recorded the additional restructuring charge based on revised sublease income as a result a new sublease agreement entered into during 2004.

2002 Restructuring Charges and Other

In the fourth quarter of 2002, the Company underwent a restructuring of its operations in an effort to reduce its cost structure through a reduction in workforce and the consolidation of certain of its facilities. In connection with this restructuring, the Company recorded a restructuring charge of $3,070,000 during the year ended December 31, 2002. This charge represents $1,081,000 for separation costs for terminated employees and contractors and $2,177,000 for the closing and consolidation of certain of the Company’s facilities. The Company terminated 121 employees worldwide or approximately 15% of the workforce from all functional areas of the Company. All terminations have been completed.

For facility costs included in the restructuring charge, the associated subleased and unoccupied space is physically separate from the utilized space of the facility. The lease payments on the facilities to be closed or consolidated were considered net of contractual and estimated future sublease income. For leased space not currently sublet, sublease income was estimated based on prevailing market rates and conditions. Any future losses or changes in sublease income that is not realized according to the Company’s original estimates, will be recognized as a restructuring charge in the period in which the Company makes the determination that such additional losses will be incurred. Although the consolidation efforts were substantially completed as of the end of 2002, lease payments on buildings being vacated or downsized will continue to be made until the respective noncancelable terms of the leases expire.

For the year ended December 31, 2002, an additional charge of $821,000 was included in restructuring charges and other for the write-down to fair value of fixed assets related to assets to be disposed of as a result of the facility closures in accordance with SFAS No 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” These assets consisted primarily of leasehold improvements and computer equipment related to buildings being vacated or downsized.

2001 Restructurings and Other

In April 2001, the Company underwent a restructuring of its operations in an effort to reduce its cost structure through a workforce reduction and the closure or consolidation of certain of its facilities. In connection with this restructuring, the Company recorded a restructuring charge of $5,890,000 during the quarter ended June 30, 2001. As part of the restructuring, the Company terminated 199 employees or 15% of the workforce from all functional areas of the Company. All these terminations have been completed.

In December 2001, the Company underwent another restructuring to further reduce its cost structure. In connection with this restructuring, the Company recorded a restructuring charge of $2,035,000 during the quarter ended December 31, 2001. As part of this restructuring, the Company terminated 162 employees or approximately 15% of the workforce from all functional areas of the Company. All these terminations have been completed.

For the year ended December 31, 2001, an additional charge of $1,733,000 was included in restructuring charges and other for the write-down of fixed assets related to assets to be disposed of as a result of the facility closures in accordance with SFAS No 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” These assets consisted primarily of leasehold improvements and computer equipment related to buildings being vacated or downsized.

Note 6.    Revolving Credit Facility and Long-Term Debt

Long-term debt consists of the following: (in thousands)

	December 31,
	2003	2002	2001
Term loan	$—	$2,222	$5,555
Other	—	7	329

	—	2,229	5,884
Less current portion	—	(2,229)	(3,655)

Total long-term debt	$—	$—	$2,229

The Company had a $30 million senior credit facility with a financial institution comprised of a $10 million term loan and a $20 million revolving line of credit. The Company entered into this facility in July 2000 and received the $10 million proceeds from the term loan. The Company did not borrow any amounts against the revolving line of credit. The Company repaid the term loan in 36 equal monthly installments, the final payment of which was made on August 1, 2003. On September 30, 2003, this credit facility was terminated.

In January 2004, the Company entered into a two year $15 million senior revolving credit facility with a financial institution. Quarterly interest payments are to be made on this credit facility, with any principal balance due at maturity, January 2006. The facility bears interest at a variable rate of either the prime rate or LIBOR plus an applicable margin based on the Company’s leverage ratio, at the Company’s option. Borrowings under the facility are secured by substantially all of the Company’s assets. The Company is required to comply with various financial covenants. Significant financial covenants include:

•	Achieving minimum earnings before interest, taxes, depreciation and amortization (EBITDA)

•	Achieving minimum funded debt to EBITDA ratios

•	Achieving minimum fixed charge coverage rations

•	Maintaining minimum cash balances of through maturity.

Additional material covenants under the agreement include limitations on the Company’s indebtedness, liens on Company assets, guarantees, investments, dividends, repurchases of securities and certain acquisitions and dispositions of assets by the Company. To date, no amounts have been borrowed against this revolving credit facility.

Note 7.    Sales of Product Lines

In April 2001, the Company sold the assets of its Impresa for MRO (Impresa) product line, which primarily consisted of intellectual property, accounts receivable, customer lists, contracts and fixed assets, for approximately $2,900,000 in cash, plus other future consideration. Additionally, certain liabilities of the Impresa product line were assumed by the buyer. In September 2001, the Company received $1,513,000 in cash, as final consideration for this sale. This sale resulted in an after tax gain of $3,196,000 and is included in gain on sales of product lines in the Consolidated Statement of Operations for the year ended December 31, 2001. The operations of the Impresa product line were not material to the Company’s results of operations.

In May 2001, the Company sold the assets of its Platinum for Windows (PFW) product line, which primarily consisted of intellectual property, accounts receivable, inventories, customer lists, contracts and fixed assets, for $7,000,000 in cash. Additionally, certain liabilities of the PFW product line were assumed by the buyer. This sale resulted in an after tax gain of approximately $8,684,000 and is included in gain on sales of product lines in the Consolidated Statement of Operations for the year ended December 31, 2001. The operations of the PFW product line were not material to the Company’s results of operations.

Note 8.    Commitments and Contingencies

Leases

The Company leases certain of its operating facilities and equipment under operating leases with terms expiring through 2019. The following is a schedule of future minimum lease payments under operating leases and future noncancellable sublease income (in thousands):

Years Ending December 31,	Future Minimum Lease Payments	Future Noncancellable Sublease Income	Net Future Minimum Lease Payments
2004	$9,416	$3,143	$6,273
2005	9,421	2,214	7,207
2006	8,407	1,905	6,502
2007	7,511	1,846	5,665
2008	7,428	1,846	5,582
Thereafter	21,410	2,403	19,007

	$63,593	$13,357	$50,236

Rental expense under operating leases, net of sublease income, was $5,266,000 for 2003, $5,753,000 for 2002 and $6,902,000 for 2001.

Tax Liability

As of December 31, 2001, the Company recorded a liability of $1,452,000 related to international employment tax issues, which was included in other accrued expenses in the accompanying consolidated balance sheet. The Company settled this matter favorably in 2002 resulting in the reversal of $1,000,000 of the liability and a decrease in general and administrative expenses in the accompanying consolidated statement of operations.

Employment Agreement

The Company has entered into an agreement that provides a certain executive officer with compensation totaling 12 month’s base salary and bonus in the event the Company terminates the executive without cause. The agreement also calls for the acceleration of vesting of certain stock options and restricted stock under certain circumstances related primarily to a change in control of the Company.

Guarantees

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture and acquisition agreements, under which the Company may provide customary indemnifications to either (a) purchasers of the Company’s businesses or assets; or (b) entities from whom the Company is acquiring assets or businesses: (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises: (iii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company; and (iv) Company license and consulting agreements with its customers, under which the Company may be required to indemnify such customers for Intellectual Property infringement claims, and other claims arising from the Company’s provision of services to such customers.

The terms of such obligations vary. A maximum obligation arising out of these types of agreements is not explicitly stated and therefore, the overall maximum amount of these obligations cannot be reasonably estimated. Specifically with respect to past divestiture agreements, the Company has been subject to capped indemnification provisions for claims by the acquirer of a nature specified in such agreements. These indemnity caps have ranged from $1.0 million to $3.5 million, but all such capped indemnity provisions have expired. Historically, the Company has not been obligated to make significant payments for these obligations. The fair value of indemnities, commitments and guarantees that the Company issued during the year ended December 31, 2003 is not considered significant to the Company’s financial position, results of operations or cash flows.

Litigation

The Company is subject to other legal proceedings and claims in the normal course of business. The Company is currently defending these proceedings and claims, and anticipates that it will be able to resolve these matters in a manner that will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 9.    Income Taxes

The provision (benefit) for income taxes is comprised of the following (in thousands):

	Years Ended December 31,
	2003	2002	2001
Current:
Federal	$359	$—	$—
State	40	—	—
Foreign	—	(1,200)	—

Total	399	(1,200)	—

Deferred:			—
Federal	3,629	(15,429)	—
State	898	(3,203)	—
Foreign	488	1	—
Valuation Allowance	(5,015)	18,631	—

Total	$—	$—	$—

The income (loss) before income taxes is allocated between U.S. federal and foreign jurisdictions as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Federal	$8,844	$(7,554)	$(12,231)
Foreign	849	(910)	(16,499)

Total	$9,693	$(8,464)	$(28,730)

The reported provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. federal income tax rate of 35% to the consolidated income (loss) before income taxes as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Provision (benefit) computed at statutory rates	$3,393	$(2,963)	$(9,768)
Increase (reduction) resulting from:
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal rate	—	587	2,467
Settlement of foreign tax matters	—	(1,200)	—
Valuation allowance	(3,939)	2,426	7,027
Current year R&D credit	(216)	—	—
Excess officers compensation	1,015	—	—
Other	146	(50)	274

Total	$399	$(1,200)	$—

The tax effects of temporary differences and carryforwards that give rise to the Company’s deferred income taxes assets and liabilities consist of the following (in thousands):

	December 31,
	2003	2002	2001
Net operating loss carryforwards	$76,750	$80,612	$65,526
Other accruals and reserves	2,470	3,751	5,250
Allowance for doubtful accounts	613	1,001	1,348
Research credit carryforward	7,742	7,154	6,822
Officer’s claim settlement	—	1,873	—
Accrued restructuring costs	1,943	1,424	708
Depreciation	1,680	1,455	1,714
Software capitalization, net	—	(346)	(973)
Purchased intangibles	(2,432)	(774)	(2,876)
Valuation allowance	(88,766)	(96,150)	(77,519)

Total	$—	$—	$—

The change in the valuation allowance from 2002 to 2003 includes the effect of the ROI acquisition, stock options exercised and vested restricted stock. These items are offset by the valuation allowance and have no impact on income tax expense.

The Company has recorded a $399,000 income tax provision for the year ended December 31, 2003. This provision is primarily attributable to the current year federal Alternative Minimum Tax and state tax liabilities.

Due to the operating losses incurred by the Company for 2002 and prior years and the uncertainty as to profits in the future, management cannot conclude that realization of the Company’s net deferred tax asset is more likely than not. Accordingly, as of December 31, 2003, the Company has provided a valuation allowance on 100% of the deferred tax asset.

The Company has U.S. federal, state and foreign net operating loss carryforwards as of December 31, 2003 of approximately $140,000,000, $57,000,000 and $80,000,000, respectively. The federal and state losses expire in the years 2004 through 2023. The foreign losses generally have no expiration date. In addition, the Company has approximately $7,500,000 of federal and state research and development credit carryforwards that expire in the years 2004 through 2024.

Included in the Company’s net operating loss carryforwards are tax deductions relating to the exercise of non-qualified stock options and vesting of restricted shares totaling approximately $55,000,000. These potential future tax benefits are fully offset by a valuation allowance. Upon future realization of these deductions, approximately $22,000,000 of the deferred tax asset will be credited directly to stockholders’ equity.

Note 10.    Stock Plans

The Company has a total of eight stock option plans and has available a total of 5,055,863 shares of its common stock for issuances pursuant to incentive and non-qualified stock option and stock purchase rights that may be granted to officers, key employees, and directors of the Company. Stock options are granted with an exercise price equal to the fair market value on the date of grant, generally vest over four years and expire ten years from the date of grant.

The Company has an Employee Stock Purchase Plan (the Purchase Plan) authorizing the issuance of up to 1,250,000 shares of common stock to participating employees. The Purchase Plan permits employees to purchase common stock at a price equal to 85% of the fair market value at the beginning or end of a six-month offering period, whichever is lower. As of December 31, 2003, 357,988 shares have been issued under this plan.

The following is a summary of activity under the stock option plans:

	Years Ended December 31,
	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of period	3,305,771	$3.71	3,152,388	$5.33	8,596,955	$7.61
Granted	1,197,150	3.89	904,500	2.09	1,523,880	1.13
Exercised	(490,651)	2.37	(14,913)	0.36	(10,768)	0.20
Expired or canceled	(568,656)	7.95	(736,204)	8.74	(6,957,679)	7.26

Outstanding, end of period	3,443,614	$3.26	3,305,771	$3.71	3,152,388	$5.33

Options exercisable	1,161,247	$4.11	1,288,907	$6.70	1,243,580	$10.41

The following table summarizes information about stock options outstanding at December 31, 2003:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.75 to 1.13	389,812	7.54	$1.05	188,188	$1.06
1.14 to 1.49	670,989	7.64	1.16	346,913	1.15
1.50 to 3.60	1,245,681	8.31	2.29	181,601	2.44
3.65 to 3.94	367,375	8.26	3.66	107,813	3.69
4.06 to 5.06	232,300	8.62	4.57	32,800	4.30
5.99 to 7.56	241,616	8.67	6.21	47,991	6.38
7.62 to 10.81	91,570	5.61	9.19	64,170	9.43
11.50 to 11.63	181,571	4.42	11.54	181,571	11.54
12.13 to 23.50	22,700	7.35	15.54	10,200	18.70

	3,443,614	7.85	$3.26	1,161,247	$4.11

In January 2001, the Company offered to current employees that held stock options the opportunity to exchange all of their outstanding stock options for restricted shares of the Company’s common stock, at a price equal to the par value of such Common Stock. All employees who accepted the offer received one share of restricted stock for every two options exchanged. The restricted stock vests over a period of two to four years, depending upon whether the exchanged options were vested or unvested at the time of the exchange. Employees who elected to exchange their options were ineligible for stock option grants for a period of six months and one day following the exchange date of January 26, 2001. For the years ended December 31, 2003, 2002 and 2001, the Company recorded compensation expense of $336,000, $835,000 and $1,095,000, respectively, related to this restricted stock. The Company will record future compensation expense of up to $274,000 over the vesting period of the restricted shares, which represents the fair market value of the restricted common stock issued on the exchange date. Compensation expense to be charged to operations in 2004 and 2005 approximates $260,000 and $14,000, respectively, assuming all restricted stock grants vest.

The breakdown of the total stock-based compensation charge for both the stock option exchange program and the issuance of restricted shares to the Company’s CEO (see Note 14) for the years ended December 31, 2003, 2002 and 2001 by the Company’s operating functions is as follows:

	Year Ended December 31,
	2003	2002	2001
Cost of revenues	$102,000	$185,000	$198,000
Sales and marketing	69,000	226,000	305,000
Software development	28,000	91,000	98,000
General and administrative	3,137,000	333,000	656,000

Total compensation expense	$3,336,000	$835,000	$1,257,000

Note 11.    Common Stock

As of December 31, 2003, the total number of reserved shares of common stock remaining for future issuance is as follows:

Stock Option Plans	5,055,863
Employee Stock Purchase Plan	892,012
Series C & D Preferred Stock	3,617,350

9,565,225

On March 9, 1994, the Board of Directors adopted a Shareholder Rights Plan (the Plan) that is intended to protect stockholders from unfair takeover practices. Under the Plan, each share of common stock carries a right to obtain additional stock according to terms provided in the Plan. The rights will not be exercisable or separable from the common stock until a third-party acquires at least 20% of the Company’s then outstanding common stock or commences a tender offer for at least 20% of the Company’s then outstanding common stock. In the event the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of the Company’s consolidated assets or earning power are sold or transferred, each right will entitle its holder to receive, at the then current exercise price, common stock of the acquiring company having a market value equal to two times the exercise price of the right. If a person or entity were to acquire 20% or more of the outstanding shares of the Company’s common stock, or if the Company is the surviving corporation in a merger and its common stock is not changed or exchanged, each right will entitle the holder to receive at the then current exercise price common stock having a market value equal to two times the exercise price of the right. Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of the Company, including, without limitation, the rights to vote as a stockholder or receive dividends.

On October 30, 2001, pursuant to Section 27 of the Plan, the Company’s Board of Directors agreed to restate the dividend it had declared under the Plan in an Amended and Restated Preferred Stock Right Agreement dated November 13, 2001. The Company amended and restated the Plan to provide, among other things, that each right entitles the holder to purchase from the Company one one-hundredth of a share of preferred stock for $8.00 and that the rights will become exercisable ten days after a person or group announces acquisition of 15% or more of the Company’s Common Stock or ten days after the commencement of a tender offer that would result in ownership of the offeror of 15% or more of the Company’s Common Stock (unless the rights are redeemed by the Company). The rights, which expire on November 13, 2011, may be redeemed by the Company at a price of $0.01 per right.

Note 12.    Preferred Stock

The Company’s outstanding Series C preferred stock is convertible into common shares of the Company on a ten-for-one basis at any time at the option of the holders. Such shares automatically convert into common stock of the Company ten days after formal notification by the Company that the average consecutive 20-trading day closing stock price of the common stock has exceeded $25.00 per share. The holders of Series C preferred stock are entitled to vote with holders of common stock on an as converted basis and have the right to cause the Company to register the sale of shares of common stock issuable upon conversion of the preferred stock.

The holders of the Series C preferred stock are entitled to receive, when and if declared by the Board of Directors, dividends out of any assets of the Company legally available. Such dividends are required to be prior to and on an equal basis to any dividend which may be declared by the Board of Directors for holders of common stock. Dividends shall not be cumulative and no dividends have been declared or paid as of December 31, 2003. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C preferred stock shall be entitled to receive, prior and in preference to any distribution to the common stockholders, an amount per share equal to $78.70. The Series C preferred stock has an aggregate liquidation preference of approximately $4,859,000 at December 31, 2003.

During 2002, three Series C preferred shareholders elected to convert 33,570 shares of Series C preferred stock into common stock. The Series C preferred stock converts on a ten-for-one basis, and therefore, the 33,570 shares of preferred stock were converted into 335,700 shares of common stock of the Company.

On February 13, 2003, the Company completed a private placement of 300,000 shares of newly created Series D preferred stock resulting in gross proceeds to the Company of $5,730,000. The Company sold the shares, each of which is currently convertible into 10 shares of the Company’s common stock, to investment funds affiliated with Trident Capital (Trident), a venture capital firm in which one of the Company’s board of directors serves as managing director, pursuant to a Series D Preferred Stock Purchase Agreement dated as of February 11, 2003 between the Company and Trident. The price of the Series D preferred stock was determined to be $19.10, reflecting the Company’s common stock closing price of $1.91 on February 10, 2003, the day preceding the purchase agreement.

The Company’s outstanding Series D preferred stock is convertible into common shares of the Company on a ten-for-one basis at any time at the option of the holders. Such shares, once registered, automatically convert into common stock of the Company ten days after formal notification by the Company that the average consecutive 20-trading day closing stock price of the common stock has exceeded $5.73 per share and that the Company meets certain other conditions. The holders of Series D preferred stock are entitled to vote with holders of common stock on an as-converted basis and, pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to register the sale of shares of common stock issuable upon conversion of the preferred stock. The Company is in the process of registering these shares, however, the registration on Form S-3 is not yet effective.

The holders of the Series D preferred stock are entitled to receive, when and if declared by the Board of Directors, dividends out of any assets of the Company legally available. Such dividends are required to be pari-passu with any dividend paid to the holders of the Series C preferred stock and prior to and on an equal basis to any dividend, which may be declared by the Board of Directors for holders of common stock. Dividends shall not be cumulative and no dividends have been declared or paid as of September 30, 2003. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock shall be entitled to receive, on a pari-passu basis with any distribution to the holders of the Series C preferred stock and prior and in preference to any distribution to the common stockholders, an amount per share equal to $19.10. Additionally, in the event that 50% or more of the company’s voting power is transferred, or all or substantially all of the Company’s assets are acquired, the holders of the Series D preferred stock shall be entitled to receive the greater of (i) $38.20 per share plus all accrued or declared but unpaid dividends on such shares; or (ii) the amount per share that the holders of Series D Preferred Stock would have been entitled to receive had all holder of all series of Preferred Stock converted all their shares of Preferred Stock into Common Stock immediately prior to such event.

During the first quarter of 2003, the Company recorded $241,000 for a fee paid to the holders of the preferred stock accounted for as a beneficial conversion option on this preferred stock. In connection with this placement, the Company incurred transaction costs of approximately $166,000, which were netted against the gross proceeds.

Note 13.    Sale and Acquisition of Treasury Stock

During March 2002, the Company entered into Restricted Stock Purchase Agreements with two separate accredited non-affiliated investors, which provided for the sale at $2.00 per share of 25,000 and 133,239 shares, respectively, of the Company’s common stock being held in treasury. The total net proceeds from the sale were $317,000. The shares in treasury were acquired by the Company as a result of the vesting of shares on January 26, 2002, pursuant to the stock option exchange program executed in January 2001 (see Note 10). The Company repurchased a portion of the vested shares as consideration for the Company’s payment of applicable employee withholding taxes. Under the terms of the Restricted Stock Purchase Agreements, the shares must be held indefinitely by the purchasers unless subsequently registered or unless and until the purchasers hold the shares for a minimum of one year and fulfill the other requirements of Rule 144 promulgated under the Securities Exchange Act.

Pursuant to the stock option exchange program executed in January 2001, the following treasury stock acquisitions were made during 2003:

Vesting Date	Shares acquired	Value of Shares
January 26, 2003	22,308	$38,000
April 26, 2003	12,225	36,000
July 26, 2003	11,700	73,000
October 26, 2003	8,481	88,000

The Company repurchased a portion of the vested shares as consideration for the Company’s payment of applicable employee withholding taxes. As of December 31, 2003, these repurchased shares are held in treasury and are available for future reissuance.

Note 14.    Related Party Transactions

Employee Advances

In May 2000, the Company loaned a total of $620,000 to several officers of the Company. The loans, made as advances against future incentive compensation and bearing a market interest rate of 6.53% per annum, were originally scheduled to mature on the earlier of the payout of the 2000 incentive compensation to each officer, or February 20, 2001. The due dates of all loan balances still outstanding as of February 20, 2001 after the application of 2000 incentive compensation to the loans were extended to February 20, 2002. All loans except two were paid in full by the extended due date. Early in 2003, the Company negotiated repayment on both remaining loans and at December 31, 2003 these loans were paid in full.

Restricted Stock

In February 1996, the Company’s CEO purchased 2,000,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company’s common stock. As payment for the restricted stock, the Company executed a secured five-year full recourse promissory note in the principal amount of $3,500,000, bearing interest at 6% per annum, and an unsecured five-year full recourse promissory note also in the principal amount of $3,500,000, bearing interest at the rate of 6% per annum. In April 1998, the Board of Directors forgave any interest accrued or to be accrued on such notes. In February 2001, the Company extended the due date on both loans to February 2003. In consideration for the extension, interest on the notes was reinstated at a then market rate of 6% per annum from the date of the extension, with principal and interest due and payable upon maturity of the notes in February 2003. In 2003, 2002 and 2001, the Company recorded interest income of $44,000, $445,000 and $345,000, respectively, related to these notes.

In December 2001, the Company entered into a management retention agreement with its CEO which both affirmed previously established severance benefits as contained in his original 1996 offer letter and also provided for his receipt of additional benefits in the event of a Change in Control of the Company as defined in the management retention agreement. Among other things, the agreement provides that in the event of a Change in Control during the CEO’s employment with the Company, or the involuntary termination of his employment as defined in the management retention agreement, any unpaid principal balance and accrued interest on any indebtedness of the CEO to the Company, including the promissory notes described above, would be forgiven and any imputed income from such forgiveness would be grossed-up by the Company to account for the tax effect of such forgiveness. In the event of forgiveness of the above promissory notes, the CEO is required to forfeit back to the Company any shares of restricted stock held by him as a result of his February 1996 restricted stock agreement with the Company to the extent the fair market value of the shares does not exceed the principal amount of forgiven indebtedness. Outstanding principal and interest related to these notes was $7,796,000 as of December 31, 2002. In February 2003, the promissory notes came due and the CEO repaid these notes with a combination of a cash payment of $3,580,000 and the return of the 2,000,000 shares of common stock related to the February 1996 restricted stock agreement. The market value of the shares on the repayment date was $2.13 per share. These shares were retired and are not available for reissuance.

In February 1996, one of the Company’s former senior executive officers purchased 500,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company’s common stock. As payment for the restricted stock, the Company executed a secured five-year full recourse promissory note in the principal amount of $875,000, bearing interest at 6% per annum, and an unsecured five-year full recourse promissory note, also in the principal amount of $875,000, bearing interest at the rate of 6% per annum. In April 1998, the Board of Directors forgave any interest accrued or to be accrued on such notes. During the years ended December 31, 2002, 2001 and 2000, $64,000, $127,000 and $1,180,000, respectively, was repaid in cash on the promissory notes. In February 2001, the Company extended the due date on the remaining principal balance of the unsecured note to August 2001 and then subsequently to February 2002. In consideration for the extensions, the interest was reinstated at a then market rate of 6% per annum from the date of the first amendment. In 2001, the Company recorded interest income of $8,000 related to this note. Upon the former senior executive’s termination from the Company, the Company was required to account for the restricted stock pursuant to SFAS 123. As a result, during the year ended December 31, 2001, the Company recorded $4,000 of stock compensation expense related to this note, which was calculated using the Black-Scholes option pricing model. The secured note was fully paid in 2000. Outstanding principal and interest related to the unsecured note was $64,000 as of December 31, 2001. The remaining principal on the unsecured note was fully paid in February 2002; however, $8,000 in interest remains payable.

In April 1996, one of the Company’s former officers purchased 450,000 shares of restricted stock at a purchase price of $6.25 per share, the then fair market value of the Company’s common stock. As payment for the restricted stock, the Company executed a secured five-year promissory full recourse note in the principal amount of $1,406,250 bearing interest at 6% per annum, and an unsecured five-year full recourse promissory note, also in the principal amount of $1,406,250, bearing interest at 6% per annum. In April 1998, the Board of Directors forgave any interest accrued or to be accrued on such notes. As of December 31, 2000, the repurchase right lapsed with respect to 445,000 of the 450,000 shares and the 5,000 unvested and unearned shares were returned to the Company. In February 2001, the Company extended the due date on the remaining principal balance of the secured and unsecured notes to April 2002 and then subsequently on October 30, 2001 extended the due date to February 2003. In consideration for these extensions, interest on the notes was reinstated at a then market rate of 6% per annum beginning in April 2001. In 2002 and 2001, the Company recorded interest income of $209,000 and $97,000, respectively, related to these notes.

In December 2001, the Company entered into a management retention agreement with this officer, which provided for his receipt of certain benefits in the event of a Change in Control of the Company as defined in the management retention agreement. Among other things, the agreement provided that in the event of a Change in Control during the officer’s employment with the Company, or the involuntary termination of his employment as defined in the management retention agreement, any unpaid principal balance and accrued interest on any indebtedness of the officer to the Company, including the promissory notes described above, would be forgiven and any imputed income from such forgiveness would be grossed-up by the Company to account for the tax effect of such forgiveness. In the event of forgiveness of the above promissory notes, the officer would be required to forfeit back to the Company any shares of restricted stock held by him as a result of his April 1996 restricted stock agreement with the Company to the extent the fair market value of the shares does not exceed the principal amount of forgiven indebtedness. Outstanding principal and interest related to these notes was $3,087,000 as of December 31, 2002.

In February 2003, the officer resigned his position and concurrently asserted a claim of constructive termination against the company and claimed that pursuant to the terms of his management retention agreement the Company should forego collection of the notes and pay the applicable taxes associated with such write-off. Pursuant to the terms of a subsequent settlement and the terms of the management retention agreement, the former officer agreed to pay the Company $100,000, remit the 445,000 outstanding shares to the Company and execute a full release in return for the Company foregoing collection of the remainder of the notes and payment of the applicable income taxes associated therewith. The market value of the shares at the repayment date was $1.91 per share. The Company recorded a charge totaling $4,288,000 in the fourth quarter of 2002 related to the settlement.

During a portion of the time that this officer’s notes and restricted stock were outstanding he was not employed by the Company. Therefore, the Company was required to account for his restricted stock pursuant to SFAS 123. Prior to this officer returning to the Company as an employee in October 2001, the Company recorded $158,000 of stock compensation expense related to this note, which was calculated using the Black-Scholes option pricing model. On the date of change in grantee status, there was no intrinsic value related to these notes, and as a result, no additional compensation expense was recorded for these notes.

On March 18, 2003, the compensation committee of the board of directors granted to the Company’s CEO the right to receive 3,000,000 shares of restricted stock for a purchase price equal to the par value of such stock.

The first grant was effective immediately and consisted of 1,000,000 shares. The second grant of 2,000,000 was conditioned upon stockholder approval of an increase in the number of shares reserved under the Company’s 1999 Nonstatutory Stock Option Plan. Such stockholder approval was obtained on May 20, 2003. Based on the market value of the Company’s stock on the grant date for the 1,000,000 share grant and the market value of the Company’s stock on the stockholder approval date for the 2,000,000 share grant, the Company recorded stock compensation expense of $3,000,000 for the year ended December 31, 2003.

Future quarterly stock-based compensation expense to be charged to operations for these restricted stock grants for 2004 and 2005 is as follows:

Quarter Ending	Compensation Expense
March 31, 2004	$591,000
June 30, 2004	591,000
September 30, 2004	591,000
December 31, 2004	591,000
March 31, 2005	591,000
June 30, 2005	591,000
September 30, 2005	591,000
December 31, 2005	591,000

Total future stock compensation expense	$4,728,000

Note 15.    Employee Benefit Plan

The Company has a 401(k) salary deferral plan (the 401(k) Plan), which is funded based on employee contributions. Terms of the 401(k) Plan provide for the Company to make contributions to the 401(k) Plan on behalf of each eligible employee (as defined) in an amount equal to 50% on the first 4% of the eligible employee’s deferred compensation contribution (as defined). The Company’s contributions to the 401(k) Plan were approximately $718,000 for the year ended December 31, 2003, $755,000 for the year ended December 31, 2002 and $950,000 for the year ended December 31, 2001.

Note 16.    Segment and Geographic Information

In accordance with SFAS No 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has prepared operating segment information to report components that are evaluated regularly by the Company’s chief operating decision maker, or decision making groups, in deciding how to allocate resources and in assessing performance.

The Company’s reportable operating segments include software licenses, consulting, maintenance and other. Other consists primarily of resale of third-party hardware and sales of business forms. Currently, the Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, the segment information reported includes only revenues, cost of revenues and gross profit.

Operating segment data for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	Software Licenses	Consulting	Maintenance	Other	Total
Year Ended December 31, 2003:
Revenues	$38,700	$38,821	$75,681	$2,220	$155,422
Cost of revenues	13,801	31,330	18,254	1,342	64,727

Gross Profit	$24,899	$7,491	$57,427	$878	$90,695

Year Ended December 31, 2002:
Revenues	$34,216	$37,359	$69,296	$2,596	$143,467
Cost of revenues	13,488	32,719	16,748	1,421	64,376

Gross Profit	$20,728	$4,640	$52,548	$1,175	$79,091

Year Ended December 31, 2001:
Revenues	$45,101	$51,949	$74,225	$3,217	$174,492
Cost of revenues	16,965	43,569	20,952	2,021	83,507

Gross Profit	$28,136	$8,380	$53,273	$1,196	$90,985

The following schedule presents the Company’s operations by geographic area for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	United States	United Kingdom	Australia and Asia	Canada	Other	Consolidated
Year Ended December 31, 2003:
Revenues	$109,508	$26,161	$8,225	$8,590	$2,938	$155,422
Operating income (loss)	(6,005)	7,290	1,686	5,854	600	9,425
Identifiable assets	63,176	20,772	12,010	3,352	2,913	102,223

Year Ended December 31, 2002:
Revenues	$99,782	$24,753	$9,078	$7,407	$2,447	$143,467
Operating income (loss)	(20,220)	6,022	1,761	4,498	(684)	(8,623)
Identifiable assets	42,621	16,035	9,935	2,338	2,339	73,268

Year Ended December 31, 2001:
Revenues	$121,359	$27,891	$10,242	$9,827	$5,173	$174,492
Operating income (loss)	(26,135)	(4,954)	420	6,058	(4,312)	(28,923)
Identifiable assets	56,800	14,771	8,697	4,024	2,479	86,771

Revenues are attributed to geographic areas based on the location of the Company’s subsidiary that entered into the related contract.

Note 17.    Selected Quarterly Information (Unaudited)

The following table sets forth selected unaudited quarterly information for the Company’s four fiscal quarters in 2003 and 2002. The Company believes that all necessary adjustments (which, except as discussed below, consisted only of normal recurring adjustments) have been included in the amounts stated below to present fairly the results of such periods when read in conjunction with the annual financial statements and related notes (in thousands, except per share data):

	Year 2003 Quarter Ended
	December 31	September 30	June 30	March 31
Total revenues	$44,062	$40,336	$36,692	$34,332
Gross profit	$26,771	$23,001	$21,445	$19,478
Operating income	$3,715	$1,844	$1,184	$2,682
Net income applicable to common stockholders	$3,547	$1,838	$1,291	$2,377
Earnings per share—diluted	$0.07	$0.04	$0.03	$0.06
Shares outstanding—diluted	51,613	50,748	48,367	46,025

Significant to the quarterly results of operations for the year ended December 31, 2003 are restructuring charges or $937,000 incurred in the second and third quarter, a $1,100,000 reduction in general and administrative expenses related to a decrease in the allowance for doubtful accounts and a $241,000 fee paid to the holders of the preferred stock accounted for as a beneficial conversion option on the preferred stock incurred in the first quarter.

	Year 2002 Quarter Ended
	December 31	September 30	June 30	March 31
Total revenues	$36,723	$33,953	$36,807	$35,984
Gross profit	$21,696	$18,299	$20,368	$18,728
Operating loss	$(3,335)	$(1,636)	$(707)	$(2,945)
Net loss	$(2,132)	$(1,418)	$(987)	$(2,727)
Net loss per share—diluted	$(0.05)	$(0.03)	$(0.02)	$(0.06)
Shares outstanding—diluted	44,293	44,071	43,781	43,180

Significant to the quarterly results of operations for the year ended December 31, 2002 are charges of $600,000 included in cost of license fees to write-down certain prepaid software royalties incurred in the first quarter, charges of $100,000 included in cost of license fees and restructuring charges of $3,891,000, settlement charges of $4,288,000, a $1,000,000 reduction in general and administrative expenses related to the favorable settlement of international payroll tax issues and a $1,200,000 income tax benefit related to adjustments for certain other international tax issues, all incurred in the fourth quarter of 2002.

Note 18.    Pending Acquisition of Scala

In December 2003, the Company announced a public offer to acquire all issued and outstanding shares of Scala Business Solutions N.V. pursuant to the merger protocol signed on November 14, 2003. The transaction is made up of a cash price of US$1.8230 per Scala share plus 0.1795 shares of Epicor’s common stock. Epicor is currently preparing the required regulatory documents and expects to close the transaction in the second quarter of 2004. The Company expects the total cash outlay for this transaction to be approximately $45.0 million, including transaction costs, plus 4.1 million shares of Epicor’s common stock.

Note 19.    Subsequent Event

On February 18, 2004 the Company acquired all of the outstanding stock of the Quantum Group and Platsoft Limited (“Platsoft”), a privately held company and an affiliated company, each incorporated in the United Kingdom, in an all cash transaction for 640,000 British Pounds (approximately $1.2 million USD based on current exchange rates) plus future consideration based on the performance of the business acquired for the next 5 years. Prior to the acquisition, Platsoft had been a value added reseller of the Company. The Company will record the acquisition as a purchase in the first quarter of 2004.

10.3    Independent Auditors’ Report

To the Board of Directors and Stockholders of

Epicor Software Corporation:

We have audited the consolidated balance sheets of Epicor Software Corporation and subsidiaries (the Company) as of December 31, 2003, 2002 and 2001 and the related consolidated statements of operations, comprehensive operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003 as included in Chapter 10.1 and 10.2 of this Offering Memorandum. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Epicor Software Corporation and subsidiaries as of December 31, 2003, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

February 18, 2004

CHAPTER 11.    PRESS RELEASES

11.1    Press release d.d. November 14, 2003, 8:00 a.m. (CET)

‘Scala Business Solutions to Merge with Epicor Software Corporation

Combination Will Create Leading Global Midmarket Provider of Integrated ERP, CRM and SCM Solutions Leveraging Microsoft and Web Services Technology

IRVINE, Calif., USA, and AMSTERDAM, The Netherlands—November 14, 2003—Epicor Software Corporation (NASDAQ: EPIC) and Scala Business Solutions (Euronext: A.SCALA) today jointly announced that the expectation is justified that they will reach agreement on a merger. The proposed merger will be effected by a public offer by Epicor for all the outstanding ordinary shares in the capital of Scala at an anticipated aggregate transaction value of approximately US$87 million (the equivalent of €3.27 per ordinary share), as of the closing price on November 13, 2003, consisting of a cash price of US$41.7 million subject to adjustment, plus 4.1 million shares of Epicor’s common stock. The offer is made up of a cash price of US$1.823 per Scala share plus 0.1795 shares of Epicor’s common stock. Scala’s Supervisory Board and Management Board expect to recommend the public offer to its shareholders. On a date to be determined by Scala, an extraordinary general meeting of shareholders will be organized to discuss the public offer. Epicor’s Board of Directors has approved the transaction.

It is expected that the public offer will commence following the completion of Epicor’s due diligence investigation of Scala, the receipt of a fairness opinion by Scala, regulatory approvals, the filing of an S-4 registration with the SEC by Epicor, and other customary conditions including among others material adverse changes to Scala and management retention agreements. Epicor anticipates that it will commence the public offer for all outstanding ordinary shares of Scala and publish an offer memorandum in December 2003, and close the transaction in the first quarter 2004. The combination is expected to be accretive to Epicor’s GAAP earnings in the second quarter 2004 and for the fiscal year 2004.

The proposed merger would create the largest independent midmarket provider of collaborative ERP, CRM and SCM applications based on Microsoft’s ..NET platform and Web services, committed to solving the unique challenges facing midmarket businesses worldwide. The combined company will expand its global presence with worldwide coverage of sales, consulting and support for midmarket and large multinationals as well as local enterprises, offering a broad suite of integrated solutions that have been implemented by more than 20,000 customers worldwide. Both Epicor and Scala customers will be served by a global entity with the reach and scale to more effectively support their operations, and will be well positioned for growth with local support in emerging markets, and in key markets where Scala traditionally performs well such as Scandinavia, Russia, Central and Eastern Europe, and China. Scala’s customer base is predominantly European with Epicor’s largest customer base predominantly in North America, Australia and the U.K. The resulting company’s revenues will be diversified across regions with approximately 52% of its revenue base in North America and 48% outside North America.

‘We are delighted to join forces with Scala’s exceptional and visionary team as we pursue tremendous global opportunities,’ said George Klaus, chairman, CEO and president at Epicor. ‘The acquisition of Scala enables Epicor to expand its capabilities to service and support its customers, to become a truly global organization with substantial revenue and operating synergies. The organization will allow us to leverage Epicor’s and Scala’s regional strengths and distribution channels to further support multinational customers around the world.’ Klaus added, ‘This combination also further leverages our industry-endorsed road map to deliver .NET solutions and Web services to an expanding base of midmarket customers. The combination of Scala and Epicor positions us to become a global midmarket ERP leader with over 20,000 customers, and approximately US$250 million projected annual revenues, to drive greater value for our customers and, in turn, shareholders, and will enable us to contribute to our growth and creation of shareholder value going forward.’

The combined company plans to further support and develop iScala products. In the long term, the combined company’s product offering would be developed using the functional synergies of all products, and the integration advantages of .NET and Web services.

‘Today’s announcement is exciting news for the shareholders, customers, employees and partners of both our companies,’ said Andreas Kemi, Chief Executive Officer at Scala. ‘Together, we stand on the threshold of enormous opportunity driven by our potential to offer a range of Microsoft technology-based products that are broader and deeper in functionality and would be delivered to market faster than either Epicor or Scala could have done independently. With the collaborative expertise offered by this new partnership—and guided by our shared vision of improving the business success of our customers worldwide—we are in position to rapidly deliver and deploy our leading business software solutions across the globe.’

Both companies will continue their unwavering commitment to developing and bringing to market world-class software and services based on Microsoft technology. Both companies are strong Microsoft partners—as globally managed independent software vendors (ISVs) and Microsoft Global ERP Ecosystem partners—and have actively participated for many years in numerous Microsoft joint development programs and early adopter technology initiatives.

Transaction Structure and Highlights

During the next few weeks, both companies will take the required steps towards finalizing the merger. If all conditions for making the public offer are met, it is anticipated that an offer memorandum, containing the terms and conditions of the public offer, will be published during December 2003, with the transaction expected to close in the first quarter of 2004. One of the requirements for the public offer will be that at least 95% of the ordinary shares of Scala are offered.

•	The anticipated transaction value of approximately US$87 million will be paid partly in cash and partly in Epicor common stock, with a 20% downwards protection for the shareholders of Scala. Any decrease in the value of the common stock of Epicor below a floor of US$10.21 per share will be compensated in cash by an adjustment in the offer price.

•	The anticipated transaction price of approximately US$87 million represents a premium of approximately 40% as of the closing price of Scala’s shares on November 13, 2003, and a 59% premium on the basis of the 30-day share price average.

•	Closing of the transaction, which is expected to occur in early 2004, will be subject to certain conditions including, but not limited to, regulatory clearance and acceptance by Scala shareholders. The Dutch regulator of the financial markets (Netherlands Authority for the Financial Markets) and Euronext have been informed of the intended bid.

•	Anticipated transaction will create an entity with approximately US$250 million annual revenues and with over 20,000 customers—the 11th largest ERP provider by annual revenue (based on AMR 2002 data).

•	Largest independent midmarket provider based on Microsoft technology with leading .NET and Web services products.

•	Expanded presence in key growing verticals including financial services, consumer packaged goods, professional services, automotive, industrial machinery, light engineering, electronics, hospitality, pharmaceuticals, non-profit.

•	Scale and reach to support global multinationals with a worldwide infrastructure for sales, consulting and support, and a strong partner channel—combining over 400 partners worldwide.

•	Operating and infrastructure synergies in G&A, R&D, facilities and technical support with a solid platform and infrastructure for future strategic and tactical acquisitions in a consolidating market.

•	Scala’s management has been offered one board seat out of 6 on Epicor’s Board of Directors.

•	Listing on NASDAQ exchange trading under the symbol EPIC should provide increased liquidity for Scala shareholders.

•	SG Cowen Securities Corporation is adviser to Epicor and Fortis Bank Corporate & Investment Banking is adviser to Scala, with respect to the transaction.

This press release is made pursuant to Article 9b sub section 2(a) of the decree pursuant to the supervision of the Dutch Securities Trade Act 1995.’

11.2    Press release d.d. December 12, 2003, 8:00 a.m. (CET)

‘Epicor Announces Public Offer for all Shares of Scala Business Solutions

Irvine, California, USA, and Amsterdam, The Netherlands—December 12, 2003. Epicor® Software Corporation (NASDAQ: EPIC) and Scala Business Solutions N.V. (Euronext: A.SCALA) today announced Epicor’s friendly public offer to acquire all issued and outstanding shares of Scala. The offer is made up of a cash price of US$1.8230 per Scala share plus 0.1795 shares of Epicor’s common stock, subject to adjustment as described below.

The Epicor common stock component of the transaction is subject to a 20% downwards protection for the shareholders of Scala. Any decrease in the value of the common stock of Epicor below a floor of US$10.21 per share (Epicor’s closing stock price on November 13, 2003) during the 10 trading day period, ending 2 full NASDAQ trading days prior to the day on which the tender period ends, will be compensated in cash by an increase in the offer price up to US$0.3665 per share.

Creating a Global Midmarket Leader

The merger would create the largest independent midmarket provider of collaborative enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) applications based on Microsoft’s .Net platform and web services.

‘The combination of Epicor and Scala creates a strong international midmarket player that will give our customers continuing access to the business solutions that drive greater value for them and, in turn, for our shareholders’ said George Klaus, Chairman, CEO and President of Epicor. ‘In particular, we are very excited about the synergies both companies have with our complementary product lines. We will continue to develop, support and enhance the iScala products, as well as Epicor’s current product lines. In the longer term, we will identify future product development that leverages the functional synergies of the combined company’s products on Microsoft .Net and web services.’

‘With our shared vision of improving the business success of our customers worldwide, we will continue to deliver compelling Microsoft-based solutions that help them drive their sales and grow their profits, wherever they do business,’ said Andreas Kemi, Chief Executive Officer of Scala.

With projected 2004 annual revenues of approximately $250 million, the combined company will expand its global presence with worldwide coverage of sales, consulting and support for midmarket and large multinationals as well as local enterprises, offering a broad suite of integrated solutions that have been implemented by more than 20,000 customers worldwide. The planned combination is expected to be accretive to Epicor’s GAAP earnings in the second quarter 2004 and for the fiscal year 2004.

Epicor believes that there are a number of potential benefits of the proposed acquisition of Scala, including:

•	The strong global organization of the combined company, which will be able to deliver software and services to customers in major developed markets in North America, Western Europe, Australia and New Zealand as well as in key emerging markets, such as Central and Eastern Europe, Russia, China and Latin America.

•	The combined company’s ability to offer a range of Microsoft technology-based products that are broader and deeper in functionality and delivered to market faster than either Epicor or Scala could offer independently.

•	As a result of the merger, the combined company will have a global infrastructure in place to continually monitor and rapidly respond to customer needs, providing enhanced development, sales, service and support of leading-edge software technology and solutions.

•	The combined company will enable Epicor to diversify its revenues by combining the complementary strengths of Epicor and Scala across markets and product lines.

•	Relative to Epicor or Scala independently, the combined company will be better positioned for growth due to an expanded presence in key growing vertical markets, including financial services, consumer packaged goods, professional services, automotive, industrial machinery, light engineering, electronics, hospitality, pharmaceuticals and non-profit.

•	Relative to Epicor or Scala independently, the combined company will be able to realize greater operational efficiency by putting unused capacity to work and eliminating duplicative expenses, including general and administrative, research and development, facilities, and technical support.

•	The two companies have collaborative expertise and share a strategic vision of providing their customers with comprehensive software solutions across business processes.

Scala’s Supervisory Board and Scala Managing Board fully support Epicor’s public offer and recommend that shareholders accept it.

The Tender Period

The publication of the Offering Memorandum (biedingsbericht) and the preliminary Prospectus contained in the registration statement on Form S-4 and the completion of the public offer are subject to the closing conditions, which are outlined in the attached annex. The tender period will begin when the Offering Memorandum and the preliminary Prospectus contained in the registration statement on Form S-4, which Epicor plans to file with the SEC, have been made available. Epicor intends to make the Offering Memorandum and the preliminary Prospectus available in early January. The availability of the Offering Memorandum (and the preliminary Prospectus) will be announced in accordance with the Dutch Decree on the Supervision of the Securities Trade 1995 (the ‘Decree’). The tender period for the offer will commence one day after the announcement of the availability of the Offering Memorandum and Prospectus and will remain open for a minimum of 23 business days. Epicor aims to complete the public offer before the end of February 2004.

If the public offer results in Epicor’s shareholding in Scala reaching or exceeding 95% of the total issued share capital, Epicor intends to exercise its rights under Dutch law to initiate squeeze-out proceedings or other post-closing restructuring measures, in order to acquire 100% of the shares. Epicor also intends to de-list the Scala shares from the Euronext Amsterdam Stock Exchange when possible.

Scala will hold an extraordinary general meeting of shareholders to discuss the offer in accordance with article 9(q) of the Decree. This meeting will be convened in the usual manner and in accordance with Scala’s articles of association.

Scala has received a fairness opinion by Fortis Bank (Nederland) N.V. with respect to Epicor’s public offer, which will be published in the Offering Memorandum.

This public announcement is made pursuant to Article 9(g) sub section 1a of the Decree.

Annex—Conditions to the offer

The completion of Epicor’s offer is made conditional upon satisfaction of the following conditions on the last day of the tender period (the ‘Tender Closing Date’):

(1)	such number of Scala shares are tendered as, together with Scala shares, directly or indirectly, held by Epicor for its own account at the Tender Closing Date, represent at least 95% of the issued and outstanding Scala shares at the Tender Closing Date;
(2)	no third party has obtained the right to acquire or will have agreed to acquire or take up Scala shares to be issued by Scala or agreed to acquire a substantial part of the assets or business of Scala or Scala’s group companies;
(3)	the Scala Managing Board and the Scala Supervisory Board have not resolved to revoke their unanimous favorable recommendation of the offer;
(4)	all regulatory approvals necessary for the offer have been obtained prior to the Tender Closing Date;
(5)	the offer has not been rendered impossible in part or in whole or materially adversely affected by any decisions of competent courts or authorities;
(6)	prior to the Tender Closing Date there have been no material facts or circumstances which were not known to Epicor as of the date of this press release (including, but not limited to, national and/or international extraordinary developments in financial, political and/or economic circumstances) and which would be of such a very significant impact on the value of the business of Scala that Epicor could not reasonably be expected to declare the offer unconditional;
(7)	no event has occurred and is continuing which (i) makes it illegal or otherwise prohibits Epicor from declaring the offer unconditional in accordance with the Merger Protocol or from accepting the Scala shares tendered under the offer, (ii) imposes material limitations on Epicor’s ability to acquire, hold or exercise full rights of ownership of the Scala shares tendered under the offer, or (iii) requires divestiture by Epicor or any of its subsidiaries of any Scala shares or of any part of Epicor’s business or the business of Scala;
(8)	Scala has not breached the Merger Protocol in a material respect relevant to Epicor’s determination to declare the offer unconditional;
(9)	Prior to the Tender Closing Date, no notification has been received from the AFM that the offer has been made in conflict with Chapter IIa of the Act on the Supervision of the Dutch Securities Trade 1995 (Wte 1995) in which case the securities institutions, pursuant to section 32a of the Decree on the Supervision of the Securities Trade 1995, would not be allowed to co-operate with the settlement of the offer and Euronext has not suspended and continued to suspend the listing of the Scala Shares on Euronext; and

(10)	the Registration Statement to register the shares of Common Stock in the exchange offer has been declared effective under the U.S. Securities Act of 1933, as amended, and is not subject of any stop orders or proceedings seeking a stop order.

Other than the 1st, the 9th and the 10th condition and the part under (i) of the 7th condition, Epicor may unilaterally, in its sole discretion, waive in whole or in part any of the above conditions to the extent such conditions are not satisfied on or before the Tender Closing Date.

With respect to the 1st condition, Epicor may waive such condition provided that the number of Scala shares tendered under the Offer represents at least 80% of the issued and outstanding share capital of Scala at the Tender Closing Date. If such condition cannot be waived by Epicor because the number of tendered Scala shares is less than such amount, Epicor will consult with Scala and may mutually agree with Scala to decrease the number of Scala shares required to be tendered to satisfy such condition and/or extend the tender period for a mutually agreed number of days.

With respect to the 4th and 10th condition, if either such conditions have not been satisfied on the Tender Closing Date, Epicor may unilaterally extend the date for fulfillment of such conditions for up to 60 days provided that all other conditions have been satisfied or waived on the Tender Closing Date. Except as provided in the preceding paragraph with respect to the 1st condition, if the conditions to the Offer listed above (other than the 4th and the 10th condition as described in the preceding sentence) are not satisfied, or waived by Epicor on the Tender Closing Date, the Tender Period may only be extended by mutual agreement of Scala and Epicor.’

11.3    Press release d.d. January 23, 2004, 8:00 a.m. (CET)

‘Epicor and Scala Business Solutions Provide Timing Update Regarding Public Offer for All Shares of Scala

Epicor Schedules Fourth Quarter and Fiscal Year end 2003 Conference Call

IRVINE, Calif., USA, and AMSTERDAM, The Netherlands—January 22, 2004—Epicor® Software Corporation (NASDAQ: EPIC) and Scala® Business Solutions N.V. (Euronext: A.SCALA) today announced that they have made an initial determination that the offer for Scala’s shares will be exempt from the requirements to file a U.S. registration statement in reliance on the SEC’s Rule 802, which provides an exemption for exchange offers for securities of foreign companies with limited U.S. shareholdings. As a result, Epicor and Scala have agreed to amend the procedure under which Epicor’s offer for Scala shares will be made to provide for the elimination of the filing of a registration statement with the United States Securities and Exchange Commission.

The consideration offered remains unchanged—a cash price of US$1.8230 per Scala share plus 0.1795 shares of Epicor’s common stock, subject to adjustment as previously announced.

Under the changed procedure, Epicor is now preparing and expects to make available an offering memorandum (which will include ‘Bte Prospectus’ information about Epicor) pursuant to the Dutch regulatory requirements.

Based on the decision to pursue the offer under the Dutch regulatory process and the fact that the fiscal year 2003 has now ended for both companies, Epicor will include in the offering memorandum year-end audited financials for 2003 for both companies when they are completed. The Dutch regulator (the Netherlands Authority for the Financial Markets) has granted Epicor an extension of the Dutch law requirement to publish the offering memorandum within six weeks of their bid announcement made on December 12, 2003. Epicor now expects to commence the offer period in March 2004.

Epicor will hold its fourth quarter and fiscal year end 2003 conference call on January 28th at 2:00 PDT. The call will be webcast on the Epicor’s website at www.epicor.com/company/investor. The fiscal 2003 earnings webcast will be archived on the site for thirty days.

When:	Wednesday, January 28, 2004
Time:	2:00 p.m. PST
Dial in:	888-662-8850 or 706-634-2243

Replay:	The conference call replay will be available by telephone
From:	January 28 at 4:00 p.m. PST
Through:	January 31 at 4:00 p.m. PST
Dial:	800-642-1687 or 706-645-9291
Conf ID:	509-1378

On the call, George Klaus, Epicor’s Chairman, President and CEO will review fourth quarter and fiscal year 2003 earnings and the outlook for 2004. Andreas Kemi, Scala’s CEO, will join Klaus on the call to review the merger integration plans.

Both companies reconfirm their commitment to the planned merger and the numerous synergies and strategic opportunities of the combined entity as previously announced. Scala’s Supervisory Board and Managing Board reconfirm their full support for Epicor’s public offer and recommend that shareholders accept it.

The proposed merger has an anticipated aggregate transaction value of approximately US$112.5 million (the equivalent of €3.85 per ordinary share of Scala), as of the closing price on January 22, 2004.’

11.4    Press release d.d. March 1, 2004, 8:00 a.m. (CET)

‘Epicor and Scala Provide Update Regarding Public Offer for All Shares of Scala

Irvine, Calif., USA, and Amsterdam, The Netherlands—1 March 2004: Epicor® Software Corporation (NASDAQ: EPIC) and Scala® Business Solutions NV (Euronext: A.SCALA) today announced further information about the planned merger between the two companies.

Both companies said that, while the process of completing and publishing the offer documentation is taking longer than originally expected, they reiterated their firm commitment to the merger.

Scala said that the delay in completing the offer documentation has had an impact on its ability to adhere to its normal year-end timetable for announcing its 2003 results, originally planned for 2 March. The company said that, to ensure consistency between the two sets of public information—its annual accounts and the offer documentation—it will delay publication of its fiscal 2003 results and announce them in conjunction with the availability of the offer documentation.

The consideration offered remains unchanged—a cash price of US$1.8230 per Scala share plus 0.1795 shares of Epicor’s common stock subject to adjustment if any, as previously announced. Despite the procedural delays in completing all documentation for filing, both companies expect the offer documentation to be filed this month as previously announced.

Epicor’s Board of Directors reconfirms its full commitment to this strategic merger. Scala’s Supervisory Board and Managing Board reconfirm their full support for Epicor’s public offer, and recommend that shareholders accept it.’

11.5    Press release d.d. March 31, 2004, 8:00 a.m. (CET)

‘Epicor Plans to File U.S. Registration Statement for Exchange Offer for Scala Business Solutions

AFM Grants Extension until 11 June for Making Offer Documentation Available

IRVINE, Calif., USA, and AMSTERDAM, The Netherlands—March 31, 2004—Epicor® Software Corporation (NASDAQ: EPIC) and Scala® Business Solutions NV (Euronext: A.SCALA) today announced that Epicor intends to file a preliminary S-4 registration statement with the SEC during the week of April 5, 2004, relating to Epicor’s previously announced exchange offer for Scala.

Based on recent changes in U.S. holdings in Scala shares, the companies have determined that the exemption from U.S. registration requirements in reliance on the SEC’s Rule 802 is not available. As a result, Epicor will now pursue U.S. registration of the shares to be issued in the Scala transaction. Under U.S. securities law, Epicor can only commence the exchange offer once the S-4 Registration Statement has been declared effective by the SEC.

The Dutch regulator, AFM (the Netherlands Authority for the Financial Markets), has granted Epicor an extension until June 11, 2004, to make the offer documentation available in The Netherlands, from the previously-granted extension date of March 31. However, Epicor expects to make the offer documentation available and commence the offer period as soon as the SEC S-4 registration statement becomes effective, which typically takes between 2 and 8 weeks from the date of filing the preliminary S-4 registration statement.

The consideration offered remains unchanged—a cash price of US$1.8230 per Scala share plus 0.1795 shares of Epicor’s common stock subject to adjustment, if any, as previously announced.

Both companies reconfirm their commitment to the planned business combination and the numerous synergies and strategic opportunities of the combined entity as previously announced. Epicor’s Board of Directors reconfirms its full commitment to this strategic transaction. Scala’s Supervisory Board and Managing Board reconfirm their full support for Epicor’s public offer, and recommend that shareholders accept it.’

11.6    Press release d.d. April 21, 2004, 1:30 p.m. (PST)

‘Epicor Reports First Quarter 2004 Earnings

License Revenues up 34% Year over Year, Total Revenues up 26% Year over Year

IRVINE, Calif., April 21, 2004—Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the first quarter ended March 31, 2004. Total revenues for the first quarter were $43.4 million, compared with $34.3 million in the prior year’s quarter, up over 26%. License revenues were $10.5 million compared to $7.8 million in the first quarter 2003, up 34%. Service revenues for the first quarter were $32.5 million compared with $26.0 million in the first quarter of 2003, up 25%.

For the first quarter, the company reported GAAP net income of $3.5 million or $0.07 per diluted share compared with net income of $2.4 million or $0.05 per diluted share in the prior year’s period. For the first quarter of 2004, adjusted earnings were $6.3 million or $0.12 per diluted share compared with adjusted earnings of $4.4 million or $0.09 per diluted share in the same period last year. Adjusted earnings exclude amortization of capitalized software development costs and acquired intangible assets, stock-based compensation expense, restructuring charges and other.

At March 31, 2004, cash and cash equivalents were $38.1 million. Net accounts receivable was $26.9 million and deferred revenues were $40.9 million. Day sales outstanding was 56 compared to 55 in the fourth quarter 2003.

“We are pleased to start out 2004 with a good quarter, following our strong fourth quarter performance,” said George Klaus, chairman, president and CEO of Epicor. “We saw an increased number of larger transactions in the quarter, broad-based interest across products and regions and a continued improvement in gross and operating margins.” Klaus continued, “Our strong performance and results highlight our focused execution and provide a solid platform for on-going growth.”

The company also provided its guidance for the second quarter 2004, with total revenues expected to be in the range of $43 to $44 million. GAAP earnings per diluted share for the second quarter 2004 are expected to be $0.08 to $0.09 with adjusted earnings, as described above, per share of $0.12 to $0.13.

The company has also provided an updated outlook for the fiscal year 2004. The company, on a standalone-basis, provided revised guidance for $174 to $177 million in revenues compared with previous guidance of $172 to $175 million, GAAP earnings per diluted share of $0.40 to $0.42, compared with previous guidance of $0.40 per diluted share and adjusted earnings, as described above, of $0.54 to $0.55 per diluted share, compared with previous guidance of $0.52 per diluted share, in each case using a weighted average share count of 52 million shares.

The company has filed an S-4 registration statement with the SEC with respect to its previously announced proposed exchange offer to acquire all of the outstanding shares of Scala Business Solutions. The company anticipates the offer period to acquire the shares of Scala to commence by the end of May 2004 and the offer period to close by the end of June 2004. Based on this current timeframe, the company currently expects a contribution from Scala Business Solutions for the second half of 2004. Revenues for the combined entity are expected to be in the range of $210 to $215 million. The company expects to drive operating efficiencies from the merger predominantly through reducing redundant G&A and facilities and by streamlining the R&D and technical support organizations. Based on the current expected timeframe to close the transaction by the end of June, operating activities for the combined entity are expected to result in GAAP earnings per diluted share for the year 2004 of approximately $0.40 to $0.41, or neutral to earnings per diluted share, and an accretion of $0.08 cents for Epicor’s adjusted earnings per diluted share for fiscal year 2004, or $0.62 to $0.63 (adjusted) per diluted share, in each case using a weighted average share count of 57 million shares.

First Quarter Highlights

•	Year over year revenue growth of over 26%

•	Year over year license revenue growth of 34%

•	Added over 100 new customers to Epicor’s base

•	Released over 20 product upgrades to market across Epicor’s suite of solutions

•	Launched the company’s new corporate and product logos

•	Entered beta phase of Epicor’s new manufacturing solution on Web services platform

•	Received CEO of the Year award from Southern California Software Council

•	Nominated as finalist for best product by the AeA’s Orange County High-Tech group

The company will hold an investor and analyst conference call to review the first quarter and year’s results and highlights directly following the release after the close of market at 2:00 p.m. PDT.

When:	Wednesday, April 21, 2004
Time:	2:00 p.m. PDT
Dial in:	+1 888-662-8850 or outside the U.S. +1 706-634-2243

Replay:	The conference call replay will be available by telephone
From:	April 21 at 4:00 p.m. PDT
Through:	April 23 at 4:00 p.m. PDT
Dial:	+1 800-642-1687 or outside the U.S. +1 706-645-9291
Conf ID:	664-5464

On the call, George Klaus, Epicor’s chairman, president and CEO will discuss first quarter 2004 earnings and the outlook for 2004. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.’

CHAPTER 12.    DUTCH SUMMARY (NEDERLANDSE SAMENVATTING)

12.1    Inleiding

In dit hoofdstuk wordt een samenvatting gegeven van de belangrijkste kenmerken van het Bod. Er wordt uitdrukkelijk op gewezen dat deze samenvatting niet volledig is en niet alle informatie bevat die voor de Scala Aandeelhouders van belang is om zich een afgewogen oordeel te kunnen vormen over het Bod. Het lezen van deze samenvatting mag dus niet worden beschouwd als een alternatief voor het lezen van het volledige Biedingsbericht.

De Scala Aandeelhouders wordt geadviseerd het gehele Biedingsbericht en het Prospectus, welk document hierbij door middel van verwijzing (“incorporation by reference”) is opgenomen in dit Biedingsbericht en hiervan een integraal onderdeel uitmaakt, zorgvuldig te bestuderen en zonodig onafhankelijk advies in te winnen teneinde zich een afgewogen oordeel te kunnen vormen over het Bod en al hetgeen in dit Biedingsbericht, waaronder de onderhavige Nederlandse samenvatting daarvan, wordt besproken en beschreven.

12.2    Definities

De in deze samenvatting gehanteerde termen hebben de volgende betekenis:

Aangeboden Cash	Het bedrag in contanten ad US$1,8230, mogelijkerwijs vermeerderd met het Extra Cashbedrag;

Aangeboden Common Stock	0,1795 aandeel Common Stock;

Aanmeldingstermijn

De periode waarin Scala Aandeelhouders hun Scala Aandelen kunnen aanbieden aan Epicor onder de voorwaarden van het Bod, welke periode begint op 13 mei 2004 om 9.00 uur (CET) en eindigt op 11 juni 2004 om 15.00 uur (CET), behoudens verlenging door Epicor tot een latere datum in overeenstemming met artikel 9o lid 5 van het Besluit, in welk geval de Aanmeldingstermijn op deze latere datum zal eindigen;

ABN AMRO	ABN AMRO Bank N.V.;

AFM	Autoriteit Financiële Markten;

AVA	De algemene vergadering van Scala Aandeelhouders waar, onder meer, het Bod zal worden besproken als bedoeld in artikel 9q van het Besluit;

Besluit	Het Besluit toezicht effectenverkeer 1995, zoals van tijd tot tijd gewijzigd;

Biedingsbericht	Dit biedingsbericht waarin het Bod wordt beschreven;

Biedprijs	De Aangeboden Cash en de Aangeboden Common Stock geboden door Epicor aan alle Scala Aandeelhouders voor elk Scala Aandeel dat is aangemeld en geleverd onder de voorwaarden van het Bod;

Biedprijs Aanpassing

Het Extra Cashbedrag dat Scala Aandeelhouders ontvangen voor elk Scala Aandeel dat zij aanmelden en leveren onder de voorwaarden van het Bod, indien het product van (x) de gemiddelde slotkoers van de Common Stock op Nasdaq tijdens de periode van tien Nasdaq Handelsdagen eindigend twee volle Nasdaq Handelsdagen voor de Sluitingsdatum en (y) 0,1795, minder is dan US$1,8327;

Bod	Het openbare vaste bod dat door Epicor is uitgebracht op alle Scala Aandelen zoals beschreven in dit Biedingsbericht;

CET	‘Central European Time’;

Common Stock	Epicor’s ‘common stock’ (gewone aandelen) met een ‘par value’ (nominale waarde) van US$0,001 elk (alsmede de daaraan verbonden rechten om ‘preferred stock’ (preferente aandelen) te kopen);

DTC	De Depositary Trust Company in de Verenigde Staten van Amerika;

Epicor

Epicor Software Corporation, een vennootschap opgericht naar het recht van de staat Delaware in de Verenigde Staten van Amerika, kantoorhoudende, met ingang van 19 april, te 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612, Verenigde Staten van Amerika;

EUR	Euro, het huidige wettige betaalmiddel binnen de Europese Monetaire Unie;

Euronext	Euronext Amsterdam N.V. of de Officiële Markt van de effectenbeurs van Euronext Amsterdam N.V., al naar gelang de context;

Euronext Handelsdag	Een handelsdag op Euronext;

Extra Cashbedrag

Het bedrag in contanten gelijk aan het bedrag waarmee US$1,8327 het product van (i) de gemiddelde slotkoers van de Common Stock op Nasdaq tijdens de periode van tien Nasdaq Handelsdagen eindigend twee volle Nasdaq Handelsdagen voor de Sluitingsdatum en (ii) 0,1795, overstijgt, doch gemaximaliseerd tot US$0,3665;

Groepsmaatschappij	Een groepsmaatschappij in de zin van artikel 2:24b van het Burgerlijk Wetboek;

Merger Protocol	Het merger protocol tussen Epicor en Scala d.d. 14 november 2003, zoals gewijzigd op 14 april 2004, dat als Annex A is gehecht aan het Prospectus;

Na-Aanmeldingstermijn

De periode na afloop van de Aanmeldingstermijn van tenminste drie Amerikaanse werkdagen en niet meer dan vijftien Euronext Handelsdagen waarin Scala Aandeelhouders alsnog hun Scala Aandelen kunnen aanmelden onder de voorwaarden van het Bod;

Nasdaq	Nasdaq National Market van de Nasdaq Stock Market Inc.;

Nasdaq Handelsdag	Een handelsdag op Nasdaq;

OPC	De Officiële Prijscourant van Euronext;

Overdracht

De (1) levering aan Epicor van de Scala Aandelen die onder de voorwaarden van het Bod zijn aangeboden en (2) betaling van de Aangeboden Cash en levering van de Aangeboden Common Stock aan de Scala Aandeelhouders die hun Scala Aandelen aan Epicor hebben aangeboden en geleverd onder de voorwaarden van het Bod;

Overdrachtsdatum	De datum van de Overdracht, zijnde uiterlijk de derde Euronext Handelsdagen na de openbare mededeling dat het Bod gestand is gedaan;

Prospectus	Het prospectus, inclusief alle bijlagen, dat onderdeel uitmaakt van het Registration Statement;

Registration Statement	Het ‘registration statement on Form S-4’, waarvan het Prospectus onderdeel uitmaakt, dat door Epicor op 14 april 2004 is gedeponeerd bij de SEC en op 10 mei 2004 van kracht is verklaard;

Scala	De naamloze vennootschap Scala Business Solutions N.V., statutair gevestigd te Amsterdam en kantoorhoudende aan de Prinsengracht 739-741, 1017 JX Amsterdam;

Scala Aandeelhouders	De houders van Scala Aandelen;

Scala Aandelen	De geplaatste en uitstaande gewone aandelen Scala met een nominale waarde van EUR 0,45 elk, die op Euronext zijn genoteerd;

Scala Bestuur	De raad van bestuur van Scala;

Scala RvC	De raad van commissarissen van Scala;

SEC	De Amerikaanse Securities and Exchange Commission;

Sluitingsdatum

De laatste dag van de Aanmeldingstermijn, zijnde 11 juni 2004 (15.00 uur CET), behoudens verlenging door Epicor, in overeenstemming met artikel 9o lid 5 van het Besluit, in welk geval de Sluitingsdatum zal zijn de datum waarop de verlengde Aanmeldingstermijn afloopt;

Statuten	De statuten van Scala zoals die op enig moment luiden;

Toegelaten Instellingen	De (effecten)instellingen die zijn toegelaten tot Euronext;

US$	De dollar, het wettige betaalmiddel binnen de Verenigde Staten van Amerika; en

Wte	De Wet toezicht effectenverkeer 1995, zoals van tijd tot tijd gewijzigd.

In het enkelvoud uitgedrukte definities omvatten tevens de meervoudsvorm en vice versa.

12.3    Samenvatting van het Bod

Inleiding

Bij persbericht van vrijdag 14 november 2003, 8.00 uur (CET) hebben Epicor en Scala gezamenlijk bekend gemaakt dat de verwachting gerechtvaardigd was dat zij tot overeenstemming zouden komen over een fusie door middel van een openbaar bod van Epicor op alle Scala Aandelen. Op vrijdag 12 december 2003 om 8.00 uur (CET) hebben Epicor en Scala vervolgens de Biedprijs, de voorwaarden voor gestanddoening van het Bod en de verwachte datum van beschikbaarstelling van het Biedingsbericht publiekelijk bekend gemaakt. Op vrijdag 23 januari 2004, 8.00 uur (CET), maandag 1 maart 2004, 8.00 uur (CET) en woensdag 31 maart 2004, 8.00 uur (CET) hebben Epicor en Scala persberichten uit doen gaan waarin updates werden gegeven van het verwachte tijdschema inzake het Bod. Zie in dit verband Hoofdstuk 11 (‘Press Releases’).

Uitnodiging aan de Scala Aandeelhouders

Onder verwijzing naar de mededelingen, voorwaarden en beperkingen zoals vermeld in dit Biedingsbericht, worden de Scala Aandeelhouders hierbij uitgenodigd hun Scala Aandelen aan Epicor aan te bieden ingevolge het Bod op de wijze en onder de voorwaarden zoals hierna beschreven:

(a)	Epicor doet een openbaar vast bod op alle Scala Aandelen. Voor elk Scala Aandeel dat onder de voorwaarden van het Bod wordt aangemeld en geaccepteerd, biedt Epicor US$1,8230 in contanten, onverminderd de Biedprijs Aanpassing (indien van toepassing), en 0,1795 Common Stock.

(b)	Scala Aandeelhouders wordt verzocht hun Scala Aandelen aan te melden, via de bank of commissionair, die danwel een Toegelaten Instelling is, danwel de aandelen houdt via een bank of commissionair die een Toegelaten Instelling is, waar hun aandelen in administratie zijn, bij ABN AMRO, die is aangewezen als betaal- en wisselkantoor in het kader van het Bod. Tenzij de Aanmeldingstermijn wordt verlengd, dienen deze aandelen uiterlijk om 15.00 uur (CET) op 11 juni 2004 te worden aangemeld. De bank of commissionair kan een kortere termijn voor aanmelding onder het Bod bepalen om ervoor te zorgen dat de bank of commissionair voldoende tijd heeft om deze aanmeldingen op tijd aan ABN AMRO door te geven. Scala Aandeelhouders dienen desgevraagd aan hun bank of commissionair de gebruikelijke verklaringen af te leggen indien zij hun Scala Aandelen wensen aan te melden onder het Bod.

De Toegelaten Instellingen, daaronder begrepen banken en commissionairs, kunnen uitsluitend bij ABN AMRO Scala Aandelen aanmelden onder het Bod en uitsluitend schriftelijk door middel van het op juiste wijze invullen en ondertekenen van het door ABN AMRO te verstrekken aanmeldingsformulier. Bij aanmelding zijn de Toegelaten Instellingen gehouden te verklaren dat (i) de houders van de Scala Aandelen die worden aangemeld garanderen dat zij volledig in overeenstemming handelen met de restricties die zijn vermeld in dit Biedingsbericht en het Prospectus, (ii) zij de aangemelde Scala Aandelen in hun administratie hebben en (iii) zij zich verplichten, onder de voorwaarde dat het Bod gestand wordt gedaan, deze Scala Aandelen uiterlijk om 10.00 uur (CET) op de Overdrachtsdatum aan Epicor te leveren.

(c)	Een aanmelding van Scala Aandelen ingevolge het Bod is onherroepelijk tenzij Epicor de Aanmeldingstermijn verlengt, in welk geval Scala Aandeelhouders de door hen vóór de oorspronkelijke Sluitingsdatum aangemelde Scala Aandelen op ieder moment gedurende de verlengde Aanmeldingsperiode kunnen intrekken.

(d)	Gestanddoening van het Bod is onderworpen aan de voorwaarden vermeld in paragraaf 4.2.1 van dit Biedingsbericht (‘Conditions to declaring the Offer unconditional’), waarvan hierna een vertaling is opgenomen in de paragraaf ‘Voorwaarden voor gestanddoening van het Bod’.

(e)	Indien de initiële Aanmeldingstermijn wordt verlengd, met als gevolg dat de verplichting tot aankondiging of het Bod al dan niet gestand wordt gedaan, eveneens wordt uitgesteld, zal Epicor hierover een openbare mededeling doen door middel van een advertentie in één of meer landelijk verspreide dagbladen in Nederland en in de OPC uiterlijk op de derde Euronext Handelsdag na het verstrijken van de initiële Aanmeldingstermijn, met inachtneming van de bepalingen van artikel 9o lid 5 van het Besluit. Epicor zal zo spoedig mogelijk, doch uiterlijk op de vijfde Euronext Handelsdag na sluiting van de (verlengde) Aanmeldingstermijn, bekendmaken of het Bod al dan niet gestand wordt gedaan.

(f)	Op de Overdrachtsdatum zal worden overgegaan tot de (1) levering aan Epicor van de Scala Aandelen die onder de voorwaarden van het Bod zijn aangeboden en (2) betaling van de Aangeboden Cash en levering van de Aangeboden Common Stock aan de Scala Aandeelhouders die hun Scala Aandelen aan Epicor hebben aangeboden en geleverd onder de voorwaarden zoals uiteengezet in dit Biedingsbericht, via de effectenrekeningen van de banken of commissionairs die direct danwel via een correspondent-bank of instelling aangesloten zijn bij DTC. Zodra het Bod gestand is gedaan, kan de onderliggende overeenkomst of verplichting tot aanmelding en/of levering van de Scala Aandelen niet worden herroepen, ontbonden of vernietigd.

(g)	Scala Aandeelhouders worden erop gewezen dat indien zij hun Scala Aandelen aanmelden onder het Bod zij op de Overdrachtsdatum de Aangeboden Cash zullen ontvangen in US$, welk bedrag in het algemeen automatisch zal worden omgezet in Euro’s, conform de gebruikelijke procedures van hun bank of commissionair, indien zij slechts een Euro-rekening hebben bij deze bank of commissionair. Scala Aandeelhouders zullen derhalve met hun bank of commissionair moeten overleggen welke wisselkoers geldt en of hiervoor eventuele kosten in rekening worden gebracht.

(h)	Er zullen geen fracties van Common Stock worden uitgegeven aan Scala Aandeelhouders die op juiste wijze hun Scala Aandelen aanmelden onder het Bod. Afrekening per Scala Aandeelhouder die op juiste wijze Scala Aandelen heeft aangemeld onder het Bod zal plaatsvinden overeenkomstig de gebruikelijke praktijk van de banken en commissionairs in Nederland, hetgeen inhoudt een maximale omwisseling van de aangemelde Scala Aandelen in Common Stock, waarbij, in het algemeen, (i) de gerechtigheid tot 0,5 of meer Common Stock naar boven zal worden afgerond (met bijbetaling, zonder rente, door de voormalige Scala Aandeelhouder) en (ii) de gerechtigheid tot minder dan 0,5 Common Stock naar beneden zal worden afgerond (met additionele uitbetaling in contanten, zonder rente, aan de voormalige Scala Aandeelhouder in plaats van het doen toekomen van de fractie). Gerechtigheid tot fracties Common Stock zullen worden afgerekend in US$ op basis van de openingskoers van de Common Stock op Nasdaq op de Overdrachtsdatum.

(i)	De Toegelaten Instellingen zullen van Epicor ontvangen een provisie van US$0,0948 per Common Stock, met een maximum van US$10.000 per cliënt depot, alsmede een vergoeding van US$2,50 per cliënt voor de afwikkeling en afronding van fracties. Eventuele vergoedingen in verband met de aanmelding en levering van de Scala Aandelen zullen ook voor rekening komen van Epicor. De Overdracht zal dus in beginsel kosteloos zijn voor de Scala Aandeelhouders die het Bod hebben geaccepteerd.

(j)	Epicor behoudt zich het recht voor om na gestanddoening van het Bod haar rechten tot levering van de ingevolge het Bod vóór of op de Sluitingsdatum aangemelde Scala Aandelen over te dragen aan haar dochtermaatschappij Epicor Software Nederland B.V. of één van haar andere dochtermaatschappijen. Indien Epicor besluit tot overdracht van deze rechten, zal zij van deze overdracht openbaar mededeling doen door middel van een advertentie in één of meer landelijk verspreide dagbladen en door middel van een advertentie in de OPC. Door middel van deze advertenties wordt de voor vorenbedoelde overdracht vereiste mededeling aan de Scala Aandeelhouders die hun Scala Aandelen hebben aangemeld ingevolge het Bod, alsdan geacht rechtsgeldig te zijn gedaan.

(k)	Epicor behoudt zich het recht voor om – na gestanddoening van het Bod – Scala Aandeelhouders die hun Scala Aandelen niet hebben aangemeld ingevolge het Bod tijdens de Aanmeldingstermijn de gelegenheid te bieden de door hen gehouden Scala Aandelen aan te melden gedurende de Na-Aanmeldingstermijn. De voorwaarden van het Bod gelden mutatis mutandis voor de aanmelding van Scala Aandelen in de Na-Aanmeldingstermijn, met dien verstande dat de Overdracht door ABN AMRO, in samenwerking met de banken en commissionairs, met betrekking tot Scala Aandelen aangemeld in de Na-Aanmeldingstermijn, zal plaatsvinden binnen drie Euronext Handelsdagen na de afloop van de Na-Aanmeldingstermijn. Van een dergelijke na-aanmelding, de duur van de Na-Aanmeldingstermijn, alsmede (bij benadering) het aantal en percentage Scala Aandelen dat is aangemeld tijdens de Aanmeldingstermijn, zal Epicor een openbare mededeling doen door middel van een advertentie in één of meer landelijke verspreide dagbladen in Nederland en in de OPC uiterlijk tegelijkertijd met de openbare mededeling inzake de gestanddoening van het Bod. Scala Aandeelhouders kunnen de aanmelding van tijdens de Na-Aanmeldingstermijn aangemelde Scala Aandelen niet intrekken.

(l)	Onder de in paragraaf 4.2.1 (‘Conditions for Declaring the Offer Unconditonal’) (waarvan hierna een vertaling is opgenomen in de paragraaf ‘Voorwaarden voor gestanddoening van het Bod’) vermelde voorwaarden behoudt Epicor zich het recht voor om aanmeldingen te accepteren, zelfs indien deze niet geheel in overeenstemming met de bepalingen van paragraaf 4.1 (waarvan deze paragraaf een vertaalde samenvatting vormt) tot stand zijn gekomen.

Voorwaarden voor gestanddoening van het Bod

Niettegenstaande enige andere voorwaarde in dit Biedingsbericht, zal Epicor alle aan Epicor onder de voorwaarden van het Bod aangeboden Scala Aandelen accepteren en het Bod gestand doen, indien op de Sluitingsdatum aan de volgende voorwaarden is voldaan:

(1)	het aantal aangemelde Scala Aandelen, tezamen met de Scala Aandelen die op de Sluitingsdatum, direct of indirect, door Epicor, voor eigen rekening worden gehouden, vertegenwoordigt ten minste 95% van de alsdan geplaatste Scala Aandelen;

(2)	een derde heeft niet het recht verkregen en/of is niet overeen gekomen om door Scala uit te geven aandelen te kopen of te nemen en/of een substantieel gedeelte van de activa of de onderneming van Scala of haar Groepsmaatschappijen te kopen;

(3)	het Scala Bestuur en de Scala RvC hebben geen besluit genomen tot het intrekken van hun unanieme aanbeveling van het Bod;

(4)	alle goedkeuringen, vergunningen, ontheffingen en toestemmingen van nationale en internationale autoriteiten die vereist zijn in verband met het Bod zijn vóór de Sluitingsdatum verkregen;

(5)	het Bod zal niet, geheel of gedeeltelijk, onmogelijk zijn gemaakt, danwel materieel nadelig zijn beïnvloed als gevolg van enig besluit, vonnis of andersoortig oordeel van een bevoegde rechter of (semi-) overheidsorgaan;

(6)	vóór de Sluitingsdatum hebben zich geen materiële feiten of omstandigheden voorgedaan die bij Epicor niet bekend waren op 12 december 2003 (bijvoorbeeld uitzonderlijke nationale of internationale ontwikkelingen op financieel, politiek en/of economisch gebied), en die een zodanig significante invloed hebben op de waarde van de onderneming van Scala dat in redelijkheid niet van Epicor verwacht kan worden dat zij het Bod gestand doet;

(7)	er is niets voorgevallen en is geen sprake van iets (i) waardoor het ‘contra legem’ zou zijn voor Epicor of dat Epicor zou verbieden om het Bod gestand te doen conform de bepalingen van het Merger Protocol of de Scala Aandelen af te nemen, (ii) dat materiële beperkingen opwerpt ten aanzien van de mogelijkheid van Epicor om Scala Aandelen te verwerven of te houden of de rechten verbonden aan Scala Aandelen uit te oefenen, (iii) dat Epicor of een of meer van haar dochtermaatschappijen noodzaakt tot het doen van een desinvestering van Scala Aandelen of van enig onderdeel van haar eigen of Scala’s ondernemingsactiviteiten;

(8)	Scala is niet toerekenbaar tekort geschoten in de nakoming van het Merger Protocol ten aanzien van enig materieel aspect daarvan, dat relevant is voor Epicor’s besluit om het Bod al dan niet gestand te doen;

(9)

vóór de Sluitingsdatum is geen mededeling ontvangen van de AFM dat het Bod is gedaan in strijd met Hoofdstuk IIa Wte, in welk geval de effecteninstellingen op grond van artikel 32a van het Besluit geen medewerking mogen verlenen aan de Overdracht en Euronext zal niet de notering van de Scala Aandelen op Euronext hebben geschorst; en

(10)	het Registration Statement terzake de registratie van de Common Stock uitgegeven ingevolge het Bod zal niet onderworpen zijn aan enige schorsing door de SEC of een procedure waarin om een dergelijke maatregel wordt verzocht.

Met uitzondering van de 1e, de 9e en de 10e voorwaarde en het gedeelte onder (i) van de 7e voorwaarde, is Epicor gerechtigd, naar eigen goeddunken, afstand te doen van bovengenoemde voorwaarden van het Bod indien zij niet vervuld zijn op of vóór de Sluitingsdatum en vervolgens desalniettemin het Bod gestand te doen.

Epicor kan slechts afstand doen van vervulling van de 1e voorwaarde indien tenminste 80% van de per de Sluitingsdatum geplaatste Scala Aandelen zijn aangemeld ingevolge het Bod. Indien minder dan 80% van de Scala Aandelen is aangemeld, (i) kan Epicor slechts afstand doen van vervulling van die voorwaarde, nadat Epicor overeenstemming met Scala heeft bereikt over het aantal Scala Aandelen dat tenminste moet zijn aangemeld teneinde deze voorwaarde vervuld te laten zijn, (ii) en/of kunnen Epicor en Scala besluiten de Aanmeldingstermijn te verlengen met een tussen hen overeengekomen aantal dagen.

Indien op de Sluitingsdatum de 4e voorwaarde en de 10e voorwaarde de enige voorwaarden voor gestanddoening van het Bod zijn die niet zijn vervuld dan zal de Aanmeldingstermijn door Epicor verlengd worden met 60 dagen. Indien op de Sluitingsdatum vorenbedoelde twee voorwaarden niet zijn vervuld, en een of meer andere voorwaarden ook niet zijn vervuld en evenmin is afgezien van vervulling daarvan, dan kan de Aanmeldingstermijn eenzijdig door Epicor worden verlengd met maximaal 60 dagen. Onverminderd het hiervoor bepaalde ten aanzien van de 1e voorwaarde, kan, indien op de Sluitingsdatum enige voorwaarde, anders dan de 4e en de 10e voorwaarde, niet is vervuld en evenmin is afgezien van vervulling daarvan, de Aanmeldingstermijn slechts door Epicor worden verlengd met toestemming van Scala.

Aanbeveling door Scala Bestuur en Scala RvC en fairness opinie Fortis Bank (Nederland) N.V.

Aanvaarding van het Bod door de Scala Aandeelhouders wordt door zowel de Scala RvC als het Scala Bestuur unaniem aanbevolen. Zie Hoofdstuk 5 (‘Recommendation to Scala Shareholders’). Fortis Bank (Nederland) N.V. heeft terzake het Bod een fairness opinie afgegeven. Zie Hoofdstuk 6 (‘Fairness Opinion’).

Motivering van de Biedprijs

De Biedprijs – gebaseerd op de slotkoers van US$12,20 van de Common Stock op Nasdaq op 7 mei 2004 – vertegenwoordigt:

1.	een premie van 49% op de slotkoers van EUR 2,26 per Scala Aandeel op 13 november 2003, zijnde de laatste Euronext Handelsdag voorafgaand aan hun eerste gezamenlijke persbericht d.d. 14 november 2003 waarin Epicor en Scala aankondigden dat de verwachting gerechtvaardigd was dat zij tot overeenstemming zouden komen over een fusie door middel van een openbaar bod van Epicor op de Scala Aandelen;

2.	een premie van 73% op de gemiddelde slotkoers van EUR 1,95 per Scala Aandeel gedurende de 12 maanden voorafgaand aan 14 november 2003;

3.	een premie van 89% op de gemiddelde slotkoers van EUR 1,78 per Scala Aandeel gedurende de 6 maanden voorafgaand aan 14 november 2003; en

4.	een premie van 68% op de gemiddelde slotkoers van EUR 2,00 per Scala Aandeel gedurende de 3 maanden voorafgaand aan 14 november 2003.

Indien de gemiddelde slotkoers van de Common Stock op Nasdaq tijdens de tien Nasdaq Handelsdagen periode eindigend twee volledige Nasdaq Handelsdagen vóór de Sluitingsdatum lager is dan US$10,21, dan worden de Scala Aandeelhouders hiervoor gecompenseerd in contanten tot een maximum bedrag van US$0,3665, een en ander conform de Biedprijs Aanpassing (indien van toepassing).

De Biedprijs is inclusief dividend vastgesteld of betaalbaar gesteld door Scala (voorzover van toepassing).

Bekendmaking definitieve Biedprijs

Epicor zal de definitieve Biedprijs bekend maken door middel van een persbericht direct na afloop van de Nasdaq Handelsdag gelegen twee volledige Nasdaq Handelsdagen vóór de Sluitingsdatum en door middel van een advertentie in één of meer landelijke verspreide dagbladen en in de OPC.

Met ingang van de afloop van de Nasdaq Handelsdag gelegen twee volledige Nasdaq Handelsdagen vóór de Sluitingsdatum kunnen Scala Aandeelhouders ook de definitieve Biedprijs te weten komen door het gratis telefoonnummer (800) 999-1809 doorkiesnummer 3993 (binnen de Verenigde Staten) of (949) 585-3993 (buiten de Verenigde Staten) te bellen. Deze telefoonnummers zijn bovendien te bereiken met ingang van 13 mei 2004 en gedurende de Aanmeldingstermijn teneinde bellers op iedere dag van de Aanmeldingstermijn de definitieve Biedprijs te verstrekken indien die op die dag zou zijn vastgesteld. Scala Aandeelhouders kunnen voor vragen ook terecht bij hun bank of commissionair via wie zij hun Scala Aandelen houden.

Op de Nasdaq Handelsdag gelegen één volledige Nasdaq Handelsdag voor de Sluitingsdatum zal Epicor tevens een rapport op formulier 8-K bij de SEC deponeren inhoudende de definitieve Biedprijs.

Vooruitzichten en strategie

Epicor meent dat de voorgenomen acquisitie van Scala een aantal potentiële voordelen heeft, waaronder:

•	De sterke wereldwijde organisatie van de gecombineerde onderneming, die het mogelijk zal maken software en bijbehorende diensten aan klanten te leveren in zowel hoog ontwikkelde markten in Noord-Amerika, West Europa, Australië en Nieuw Zeeland als in opkomende markten in Centraal en Oost Europa, Rusland, China en Latijns Amerika.

•	De mogelijkheid van de gecombineerde onderneming om een assortiment van producten gebaseerd op Microsoft technologie aan te bieden dat uitgebreider is voor wat betreft functionaliteit en sneller leverbaar is aan de markt dan in de situatie dat Epicor en Scala deze producten afzonderlijk zouden aanbieden.

•	Als gevolg van de acquisitie, zal de gecombineerde onderneming over een wereldwijde infrastructuur beschikken, waardoor zij voortdurend op de behoeften van klanten kan inspelen en snel kan reageren, en klanten kan voorzien van verbeterde ontwikkelingen, verkopen service en ondersteuning van eerste klas software technologie en oplossingen.

•	De gecombineerde onderneming zal Epicor in staat stellen haar inkomsten te diversifiëren door de combinatie van de complementaire krachten van markten en productlijnen van Epicor en Scala.

•	Ten aanzien van Epicor en Scala afzonderlijk, zal de gecombineerde onderneming zich beter kunnen positioneren om groei te behalen, door een uitgebreidere aanwezigheid op belangrijke groeiende verticale markten, zoals financiële diensten, “consumer packaged goods”, professionele diensten, de auto-industrie, industriële machinerie, “light engineering”, elektronica, dienstverlening, de farmaceutische markt en de non-profit sector.

•	Ten aanzien van Epicor en Scala afzonderlijk, zal de gecombineerde onderneming in staat zijn om grotere operationele efficiëntie te realiseren door ongebruikte capaciteit aan te wenden en dubbele kostenposten te voorkomen, waaronder algemene en administratieve kosten, kosten op het gebied van onderzoek en ontwikkeling, faciliteiten en technische ondersteuning.

•	De twee ondernemingen hebben gezamenlijke expertise en delen een strategische visie waarmee zij hun klanten kunnen voorzien van veelomvattende software oplossingen voor hun bedrijfsprocessen.

Notering Aangeboden Common Stock aan Nasdaq

De Aangeboden Common Stock zal genoteerd zijn aan Nasdaq. Epicor zal een meldingsformulier opstellen en indienen bij Nasdaq met betrekking tot de wijziging van het aantal uitstaande aandelen Common Stock na afronding van het Bod.

Beëindiging notering Scala Aandelen aan Euronext

Epicor doet het Bod met de bedoeling om alle uitgegeven en uitstaande Scala Aandelen te verwerven. Indien Epicor het Bod gestand doet, streeft zij ernaar om zo snel mogelijk na de Overdrachtsdatum de notering van de Scala Aandelen aan Euronext te beëindigen, en zij zal daarover overleg voeren met Euronext. Op basis van het huidige beleid van Euronext kan Epicor een dergelijke beëindigingsprocedure starten zodra zij 95% of meer van de uitgegeven en uitstaande Scala Aandelen heeft verworven.

Ingeval van een beëindiging van de notering van de Scala Aandelen aan Euronext, is mogelijk dat de Scala Aandelen die niet zijn aangemeld ingevolge het Bod in waarde dalen en kan het moeilijk en misschien zelfs onmogelijk zijn voor houders van dergelijke aandelen om deze te verkopen.

Andere post-closing herstructureringsmaatregelen

Epicor doet het Bod met de bedoeling om alle uitgegeven en uitstaande Scala Aandelen te verwerven. Indien Epicor het Bod gestand doet, is zij van plan om zo snel mogelijk na de Overdrachtsdatum Scala te integreren in de Epicor groep. Teneinde 100% van het uitgegeven en uitstaande aandelenkapitaal van Scala te verwerven, overweegt Scala om na de Overdrachtsdatum jegens de resterende minderheidsaandeelhouders in Scala een uitkoopprocedure te entameren ex artikel 2:92a Burgerlijk Wetboek. Een meerderheidsaandeelhouder kan slechts een uitkoopprocedure entameren tegen één of meer minderheidsaandeelhouders indien deze aandeelhouder voor eigen rekening tenminste 95% van het uitgegeven en uitstaande aandelenkapitaal van de vennootschap houdt (exclusief aandelen die de vennootschap zelf houdt). Twee of meer groepsmaatschappijen kunnen gezamenlijk eenzelfde uitkoopprocedure entameren. Epicor overweegt ook een juridische fusie tussen Scala en een Epicor groepsmaatschappij.

Afgezien van een beëindiging van de beursnotering, een uitkoopprocedure en een juridische fusie, overweegt Epicor één of meer van de volgende post-closing herstructureringsmaatregelen:

•	de verkoop en levering door Scala of een van haar dochtermaatschappijen aan Epicor of een van Epicor’s groepsmaatschappijen, van alle activa, of een gedeelte daarvan, van Scala (inclusief aandelen in een dochtermaatschappij) of haar dochtermaatschappijen;

•	de overgang van werknemers van Scala of een dochtermaatschappij van Scala naar Epicor of een van Epicor’s groepsmaatschappijen, alsmede de overgang van werknemers van Epicor of een van haar groepsmaatschappijen naar Scala of een Scala dochtermaatschappij;

•	het fuseren van een Scala dochtermaatschappij in Scala of Epicor of een van Epicor’s groepsmaatschappijen;

•	een wijziging van de Statuten teneinde die, bijvoorbeeld, meer in lijn te brengen met de statuten en “by-laws” die doorgaans gebruikt worden voor Epicor en haar groepsmaatschappijen, hetgeen, bijvoorbeeld, zou kunnen inhouden een afschaffing van de Scala RvC;

•	de omzetting van Scala in een besloten vennootschap (hetwelk alleen mogelijk is zodra Scala’s notering aan Euronext is beëindigd); of

•	een combinatie van één of meer van de bovengenoemde maatregelen.

Ten tijde van dit Biedingsbericht heeft Epicor nog geen beslissing genomen om de Statuten te wijzigen indien zij het Bod gestand doet.

Epicor is niet van plan haar “by-laws” of oprichtingscertificaat te wijzigen indien zij het Bod gestand doet.

AVA

De AVA van Scala zal worden gehouden op 1 juni 2004 om 14.00 uur (CET) in Hotel de l’Europe, Nieuwe Doelenstraat 2-8 in Amsterdam.

Naast de gebruikelijke agendapunten van de AVA (zoals de vaststelling van de jaarrekening over het boekjaar 2003), bevat de agenda van de AVA de volgende punten die gerelateerd zijn aan het Bod:

•	bespreking van het Bod conform artikel 9q van het Besluit;

•	ontslag van de huidige leden van de Scala RvC, onder de opschortende voorwaarde van gestanddoening van het Bod en met ingang van de Overdrachtsdatum, alsmede décharge van de huidige leden van de Scala RvC voor de uitoefening van hun taken als leden van de Scala RvC in de periode 1 januari 2004 tot en met de datum van de AVA;

•	benoeming van L. George Klaus tot enig lid van de Scala RvC, onder de opschortende voorwaarde van gestanddoening van het Bod en met ingang van de Overdrachtsdatum; en

•	benoeming van Richard Borg, John Brims, Mark Duffell, John Ireland, Andreas F. Kemi en Michael Piraino tot lid van het Scala Bestuur, onder de opschortende voorwaarde van gestanddoening van het Bod en met ingang van de Overdrachtsdatum.

Kennisgeving van deze AVA zal op de gebruikelijke wijze en in overeenstemming met de Statuten plaatsvinden, zie Hoofdstuk 4, paragraaf 4.8 (‘AGM’).

Tijdschema

• 12 mei 2004	Publicatie van de verkrijgbaarstellings-advertentie waarin de beschikbaarheid van dit Biedingsbericht en de aanvang van de Aanmeldingstermijn op 13 mei 2004 wordt aangekondigd

• 13 mei 2004 (9.00 uur CET)	Aanvang van de Aanmeldingstermijn

• 1 juni 2004 (14.00 uur CET)	AVA

• Direct na afloop van de Nasdaq Handelsdag gelegen twee Nasdaq Handelsdagen vóór de Sluitingstermijn	Bekendmaking van de definitieve Biedprijs

• 11 juni 2004 (15.00 uur CET)	Sluiting van de Aanmeldingstermijn (tenzij de Aanmeldingstermijn wordt verlengd)

• Uiterlijk op 18 juni 2004 (tenzij de Aanmeldingstermijn wordt verlengd in welk geval deze datum zal zijn uiterlijk op de vijfde Euronext Handelsdag na sluiting van de verlengde Aanmeldingstermijn)	Bekendmaking of het Bod al dan niet gestand wordt gedaan; indien Epicor besluit tot een Na-Aanmeldingstermijn: een openbare mededeling inzake de Na-Aanmeldingstermijn

• Uiterlijk op 23 juni 2004 (tenzij de Aanmeldingstermijn wordt verlengd in welk geval deze datum zal zijn uiterlijk op de derde Euronext Handelsdag na de datum waarop het Bod gestand wordt gedaan)	Overdracht

• Uiterlijk op de derde Euronext Handelsdag na afloop van de Na-Aanmeldingstermijn (indien van toepassing)	Overdracht van de Scala Aandelen aangemeld en geleverd tijdens de Na-Aanmeldingstermijn (indien van toepassing)

• Uiterlijk op de vijfde Euronext Handelsdag na afloop van de Na-Aanmeldingstermijn (indien van toepassing)	Bekendmaking van het totale aantal en percentage Scala Aandelen dat is aangemeld en geleverd tijdens de Na-Aanmeldingstermijn (indien van toepassing)

12.4    Belangrijke Informatie

De informatie in paragraaf 1.2 (‘Restrictions’), Hoofdstuk 4 (‘The Offer’), met uitzondering van paragraaf 4.7 (‘Other Statements Required pursuant to the Decree’) en paragraaf 4.8 (‘AGM’), Hoofdstuk 9 (‘Information on Epicor’), Hoofdstuk 10 (‘Financial Information Concerning Epicor’), met uitzondering van paragraaf 10.3 (‘Independent Auditors’ Report’), en Hoofdstuk 12 (‘Dutch Summary (Nederlandse samenvatting)’), met uitzondering van deze paragraaf 12.4 (‘Belangrijke Informatie’), is verstrekt door Epicor. De informatie opgenomen in Hoofdstuk 4, paragraaf 4.8 (‘AGM’), Hoofdstuk 5 (‘Recommendation to Scala Shareholders’), Hoofdstuk 7 (‘Information on Scala’) en Hoofdstuk 8 (‘Financial information Concerning Scala’), met uitzondering van paragraaf 8.3 (‘Auditors’ Report’), is verstrekt door Scala. De fairness opinie opgenomen in Hoofdstuk 6 (‘Fairness Opinion’) is afgegeven door Fortis Bank (Nederland) B.V. Het ‘auditors’ report’ opgenomen in paragraaf 8.3 (‘Auditors’ Report’) is afgegeven door KPMG Accountants N.V. Het ‘auditors’ report’ opgenomen in paragraaf 10.3 (‘Independent Auditors’ Report’) is afgegeven door Deloitte & Touche LLP. Met betrekking tot Hoofdstuk 3 (‘Summary and Timetable’) hebben Epicor en Scala ieder een samenvatting verstrekt van de gegevens die zij hebben verstrekt voor de andere onderdelen van dit Biedingsbericht, zij het dat Epicor en Scala gezamenlijk het in dat hoofdstuk opgenomen tijdsschema hebben verstrekt. Met betrekking tot de informatie opgenomen in Hoofdstuk 2 (‘Definitions’), paragraaf 4.7 (‘Other Statements Required pursuant to the Decree’), Hoofdstuk 11 (‘Press Releases’) en Hoofdstuk 13 (‘Advisors’), hebben Epicor en Scala ieder de op hen betrekking hebbende informatie verstrekt. Epicor en Scala hebben gezamenlijk de informatie verstrekt die is opgenomen in paragraaf 1.1 (‘Important Information’) en deze paragraaf 12.4 (‘Belangrijke Informatie’). Alle overige informatie in dit Biedingsbericht is door Epicor verstrekt.

Epicor en Scala zijn verantwoordelijk voor de juistheid van de informatie die zij hebben verstrekt in dit Biedingsbericht, ieder voor wat betreft de informatie die zij afzonderlijk hebben verstrekt en tezamen voor wat betreft de informatie die zij gezamenlijk hebben verstrekt. Epicor en Scala bevestigen, ieder voor wat betreft de door hen afzonderlijk verstrekte informatie, dat per de publicatiedatum van dit Biedingsbericht, die informatie, naar hun beste weten, juist en volledig is en dat er geen informatie ontbreekt die enige verklaring in dit Biedingsbericht in materieel opzicht misleidend zou maken.

Epicor en Scala zullen voldoen aan eventuele doorlopende publicatieverplichtingen ingevolge artikel 9b van het Besluit.

De in dit Biedingsbericht opgenomen informatie geeft de stand van zaken weer per de datum van dit document danwel per de andere datum die is vermeld. Onder geen beding kan de uitgifte en de verspreiding van dit Biedingsbericht na publicatiedatum zodanig worden opgevat dat de daarin opgenomen informatie nog steeds juist en volledig is op enige latere datum. Het voorgaande laat onverlet de verplichting van zowel Epicor als Scala om, voor zover van toepassing, een openbare mededeling te doen op grond van het Besluit.

Met uitzondering van Epicor en Scala (en onverminderd de in dit Biedingsbericht opgenomen accountantsverklaringen afgegeven door KPMG Accountants N.V. en Deloitte & Touche LLP en de fairness opinion van Fortis Bank (Nederland) N.V.) is geen (rechts)persoon gerechtigd of gemachtigd informatie te verstrekken of verklaringen af te leggen in verband met het Bod, die niet in dit Biedingsbericht is respectievelijk zijn opgenomen. Indien zodanige informatie is verstrekt of zodanige verklaringen zijn afgelegd door andere partijen dan Epicor of Scala, dient hierop niet te worden vertrouwd als waren deze verstrekt of afgelegd door of namens Epicor of Scala.

Dit Biedingsbericht bevat mededelingen over de toekomst die zowel risico’s en onzekerheden als veronderstellingen met zich brengen die, indien deze niet zullen worden verwezenlijkt of onjuist blijken te zijn, tot gevolg kunnen hebben dat enerzijds de resultaten van Epicor en haar geconsolideerde dochterondernemingen en anderzijds de resultaten van Scala en haar geconsolideerde dochterondernemingen wezenlijk verschillen van die tot uitdrukking zijn gebracht in, en blijken uit, deze mededelingen over de toekomst. Mededelingen gericht op de toekomst zijn uit de aard der zaak reeds voorspellend, speculatief en brengen risico’s en onzekerheden met zich mee, omdat deze betrekking hebben op gebeurtenissen en afhankelijk zijn van omstandigheden die zich zullen voordoen in de toekomst. Alle mededelingen anders dan mededelingen met betrekking tot historische feiten zijn mededelingen die zouden kunnen worden aangemerkt als mededelingen over de toekomst, zoals: verwachtingen over inkomsten, opbrengsten, synergie-effecten, ‘accretion,’ marges of andere financiële aspecten; alle mededelingen ten aanzien van plannen, strategieën en doelstellingen ten aanzien van het managen van toekomstige bedrijfsonderdelen, inclusief de uitvoering van integratie- en reorganisatieplannen; en de verwachte timing van aanmeldingen, goedkeuringen en closings met betrekking tot de overname van Scala of andere geplande overnames; alle mededelingen met betrekking tot het schrappen van de notering of de uitkoopprocedure of post-closing herstructureringen van Scala; alle mededelingen over voorgestelde nieuwe producten, diensten, ontwikkelingen of bedrijfstakrangordes; alle mededelingen over toekomstige economische situaties of prestaties; alle mededelingen terzake een bepaalde overtuiging; en alle mededelingen inzake bepaalde veronderstellingen die ten grondslag liggen aan het voorgaande.

De risico’s, onzekerheden en veronderstellingen waarnaar in het bovenstaande wordt verwezen zijn onder meer: het behouden van klanten, de voortzetting van strategische relaties, handelingen van concurrenten, de ontwikkeling van nieuwe producten, de moeilijkheid om de kosten beperkt te houden bij stijgende opbrengsten; de uitdagingen van integratie en herstructurering die verbonden zijn aan de overname van Scala of andere geplande overnames en de uitdagingen om de verwachte synergie-effecten te behalen; de mogelijkheid dat de overname van Scala of andere geplande overnames niet zullen worden afgerond of dat Epicor en Scala gehouden zullen zijn om sommige bepalingen van het Merger Protocol te wijzigen om zo goedkeuring te verkrijgen van overheidsinstanties; de veronderstelling van behoud van opbrengsten op een gecombineerde ondernemingsbasis na gestanddoening van het Bod of afronding van andere geplande overnames; en andere risico’s.

Indien enige van deze risico’s of onzekerheden zich verwezenlijken of veronderstellingen niet juist blijken te zijn, dan zouden de resultaten van Epicor en Scala wezenlijk kunnen verschillen van de geuite toekomstverwachtingen in deze mededelingen. Epicor en Scala zijn niet gebonden aan enige verplichting en hebben niet de intentie om hun respectieve mededelingen over de toekomst te herzien, tenzij daartoe gehouden op grond van toepasselijke wet- en regelgeving.

De getallen in dit Biedingsbericht kunnen naar boven of beneden zijn afgerond en dienen derhalve niet als absoluut te worden beschouwd.

Op dit Biedingsbericht en het Bod is Nederlands recht van toepassing. Dit Biedingsbericht verschijnt in de Engelse taal. Mocht er sprake zijn van enige inconsistentie tussen het Biedingsbericht en deze Nederlandse samenvatting, dan prevaleert (de Engelse tekst van) het Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing (“incorporation by reference”) zijn opgenomen).

ABN AMRO is in het kader van dit Bod aangesteld als betaal- en wisselkantoor.

Exemplaren van dit Biedingsbericht en het Prospectus zijn te verkrijgen op de website van de SEC, www.sec.gov en de website van Euronext, www.euronext.com (uitsluitend voor Nederlandse ingezetenen) en zullen door Scala of ABN AMRO gratis worden toegestuurd na een schriftelijk of mondeling verzoek daartoe aan:

Scala Business Solutions N.V.

Prinsengracht 739-741

1017 JX Amsterdam

Telefoonnummer:	+31 20 427 4361
Faxnummer:	+31 20 423 3100
E-mail:	epicoroffer@scala.net

of

ABN AMRO Bank N.V.

Afdeling Equity Capital Markets HQ 7006

Gustav Mahlerlaan 10

1082 PP Amsterdam

Telefoonnummer:	+31 20 383 6707
Faxnummer:	+31 20 628 0004
Email:	prospectus@nl.abnamro.com

Exemplaren van (i) de jaarrekeningen van Scala over de boekjaren eindigend op 31 december 2001, 2002 en 2003, welke jaarrekeningen, voorzover de informatie daarin niet reeds in dit Biedingsbericht is opgenomen, hierbij door middel van verwijzing (“incorporation by reference”) zijn opgenomen in dit Biedingsbericht en hiervan een integraal onderdeel uitmaken, en (ii) de Statuten, zullen op schriftelijk of mondeling verzoek aan bovengenoemde adressen, tot een beperkt aantal per aanvraag, kosteloos worden toegestuurd door Scala of ABN AMRO. De stukken kunnen ook worden verkregen via Scala’s investor relations website, http://www.scala.net/investors/epicor/, of door het sturen van een e-mail aan jesse.martijnse@scala.net.

Exemplaren van (i) de jaarrekeningen van Epicor over de boekjaren eindigend op 31 december 2001, 2002 en 2003 op formulier 10-K en (ii) het Prospectus kunnen worden verkregen via Epicor’s website, http://www.epicor.com/company/investor, of door het versturen van een e-mail aan vbrodie@epicor.com.

CHAPTER 13.    ADVISORS

ADVISORS TO EPICOR:	ADVISORS TO SCALA:

Legal advisor as to Dutch law Stibbe New York B.V. Professional Corporation 350 Park Avenue New York, NY 10022 United States of America	Legal advisor as to Dutch law De Brauw Blackstone Westbroek N.V. Tripolis 300, Burgerweeshuispad 301 1076 HR Amsterdam The Netherlands

Legal advisor as to US law Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 United States of America	Legal advisor as to US law Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street, Canary Wharf London E14 5DS England

Financial advisor SG Cowen Securities Operations Two International Plaza Boston, MA 02110 United States of America	Financial advisor Fortis Bank (Nederland) N.V. Rokin 55 1012 KK Amsterdam The Netherlands

External auditors Deloitte & Touche LLP 695 Town Center Drive Suite 1200 Costa Mesa, CA 92626 United States of America	External auditors KPMG Accountants N.V. Burgermeester Rijnderslaan 10 1105 MC Amstelveen The Netherlands

EXCHANGE AND PAYING AGENT ABN AMRO Bank N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands